      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998

                                                      REGISTRATION NO. 333-49013
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                            ALLEGIANCE TELECOM, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4832                         75-2721491
  (State or other jurisdiction           (Primary Standard                 (IRS Employer
of incorporation or organization) Industrial Classification Code      Identification Number)
                                              Number)

                             ---------------------
                             1950 STEMMONS FREEWAY
                                   SUITE 3026
                              DALLAS, TEXAS 75207
                           TELEPHONE: (214) 853-7100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
             ROYCE J. HOLLAND, CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            Allegiance Telecom, Inc.
                             1950 Stemmons Freeway
                                   Suite 3026
                              Dallas, Texas 75207
                           Telephone: (214) 853-7100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    Copy to:
                               MARK B. TRESNOWSKI
                                Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                 (312) 861-2000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED MAY 22, 1998


PROSPECTUS
            , 1998

                            ALLEGIANCE TELECOM, INC.

 OFFER TO EXCHANGE ITS SERIES B 11 3/4% SENIOR DISCOUNT NOTES DUE 2008 FOR ANY
       AND ALL OF ITS OUTSTANDING 11 3/4% SENIOR DISCOUNT NOTES DUE 2008

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
  , 1998, UNLESS EXTENDED.

     Allegiance Telecom, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its Series B
11 3/4% Senior Discount Notes due 2008 (the "New Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for each $1,000 principal amount of its outstanding 11 3/4% Senior Discount Notes due 2008 (the "Old Notes"), of which $445,000,000 principal amount at maturity is outstanding. The form and terms of the New Notes are the same as the form and term of the Old Notes (which they replace), except that the New Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions relating to liquidated damages which were included in the terms of the Old Notes in certain circumstances relating to the timing of the Exchange Offer. The New Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of an Indenture, dated as of February 3, 1998 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), governing the Old Notes and the New Notes. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

     Interest on the Notes will not be payable prior to August 15, 2003. From and after February 15, 2003, interest on the Notes will accrue on the principal amount at maturity at a rate of 11 3/4% per annum, payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2003. The Notes will mature on February 15, 2008 and will not be subject to any sinking fund requirement. The Notes will be redeemable by the Company, in whole or in part, at any time on or after February 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the redemption date. Prior to February 15, 2001, the Company, at its option, may redeem in the aggregate up to 35% of the original principal amount at maturity of the Notes at 111.75% of their Accreted Value (as defined herein) on the redemption date with the net proceeds of one or more Public Equity Offerings (as defined herein), provided that at least $289.3 million of the aggregate principal amount at maturity of the Notes originally issued remains outstanding immediately after the occurrence of any such redemption. Although the Company would have such redemption right in connection with its currently contemplated Equity Offering (as defined herein), the Company currently intends to use the proceeds from such Equity Offering to fund its business plan, and not to redeem a portion of the Notes. See "Prospectus Summary -- Financing Plan" and "Description of the Notes -- Optional Redemption."

     The New Notes will be, as the Old Notes (which they replace) are, senior unsecured obligations of the Company, and will, as the Old Notes (which they replace), rank pari passu in right of payment to all existing and future senior unsecured indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company. The Notes will be effectively subordinated to all existing and future indebtedness of the Company to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness of its subsidiaries. As of March 31, 1998, the Company had no indebtedness other than the Notes.
                                             (Cover continued on following page)

SEE "RISK FACTORS," BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

(Cover page continued)

     In the event of a Change of Control (as defined herein), each holder of the Notes will have the right to require the Company to purchase its Notes at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date (as defined herein) plus accrued interest, if any, to the Payment Date. See "Description of the Notes -- Covenants," "-- Certain Definitions" and "-- Repurchase of Notes Upon a Change of Control." In addition, the Company is obligated in certain instances to make offers to repurchase the Notes at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued interest, if any, to the relevant Payment Date with the proceeds of certain asset sales. See "Description of the Notes -- Certain Covenants."

     The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on           1998,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. The Old Notes were sold by the Company on February 3, 1998 to the Initial Purchasers (as defined herein) in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act and qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under the Notes Registration Rights Agreement (as defined herein) entered into by the Company and the Initial Purchasers in connection with the Initial Offering. See "The Exchange Offer."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. See "The Exchange Offer -- Resale of the New Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

     There has not previously been any public market for the Old Notes or the New Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. The Old Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. However, there can be no assurance that an active market for the New Notes will develop. See "Risk Factors -- Absence of a Public Market Could Adversely Affect the Value of Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     The New Notes will be available initially only in book-entry form and the Company expects that the New Notes issued pursuant to the Exchange Offer will be represented by one or more Global Notes (as defined herein), which will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC"). Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC and its participants. After the initial issuance of the Global Notes, New Notes in certificated form will be issued in exchange for Global Notes only under certain limited circumstances as set forth in the Indenture. See "Description of the Notes -- Book Entry; Delivery and Form."

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the New Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Exchange Offer Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     As a result of the filing of the Exchange Offer Registration Statement with the Commission, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file periodic reports and other information with the Commission. The obligation of the Company to file periodic reports and other information with the Commission will be suspended if the New Notes are held of record by fewer than 300 holders as of the beginning of any fiscal year of the Company other than the fiscal year in which the Exchange Offer Registration Statement is declared effective. The Company has agreed pursuant to the Indenture that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes (within 15 days after it is or would have been required to file with the Commission) and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references herein to "Allegiance" and the "Company" refer to Allegiance Telecom, Inc., a Delaware corporation, and its subsidiaries. Certain information contained in this summary and elsewhere in this Prospectus, including information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business and related financing, includes forward-looking statements that involve risk and uncertainties. Prospective investors should carefully consider the factors set forth under "Risk Factors" and are urged to read this Prospectus in its entirety.

                                  THE COMPANY

     Allegiance Telecom, Inc. seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. As a competitive local exchange carrier ("CLEC"), Allegiance anticipates offering an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services. The Company was founded in April 1997 by a management team led by Royce J. Holland, the former president, chief operating officer and co-founder of MFS Communications Company, Inc. ("MFS"), and Thomas
M. Lord, former managing director of Bear, Stearns & Co. Inc., where he specialized in the telecommunications, information services and technology industries. The Company's initial equity financing of approximately $50.1 million has been provided by this management team and Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, Frontenac Company and Battery Ventures.


     The Company believes that the Telecommunications Act of 1996 (the "Telecommunications Act"), by opening the local exchange market to competition, has created an attractive opportunity for new facilities-based CLECs like the Company. Most importantly, the Telecommunications Act stated that CLECs should be able to acquire the unbundled network elements ("UNEs") from the incumbent local exchange carriers ("ILECs"), which are necessary for the cost-effective provision of service. As such, the Telecommunications Act will enable the Company to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. Thereafter, the Company plans to lease capacity or overbuild specific network segments as economically justified by traffic volume growth. Management believes that pursuing this "smart build" approach should:
(i) accelerate market entry by 9 to 18 months by deferring the need for city franchises, rights-of-way and building access; (ii) reduce initial capital requirements for individual market entry prior to revenue generation, allowing the Company to focus its capital resources on the critical areas of sales, marketing, and operations support systems ("OSS"); (iii) provide for ongoing capital expenditures on a "success basis" as demand dictates; and (iv) allow the Company to address attractive service areas selectively throughout its targeted markets.



     Allegiance is currently developing tailored systems and procedures for OSS and other back office systems that it believes will provide the Company with a significant competitive advantage in terms of cost, processing large order volumes and customer service. These systems are required to enter, schedule, provision and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, inventory, billing, collection and customer service systems. The legacy systems currently employed by many ILECs, CLECs and long distance carriers, which systems were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. This process is not only labor intensive, but it also creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer churn and significant added expenses due to duplicated efforts and the need to correct service and billing problems. The Company believes that the practical problems and costs of upgrading legacy systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service.

     Allegiance plans to deploy networks in 24 Tier I markets. The Company estimates that these 24 markets will include 18 basic trading areas ("BTAs") with more than 20 million non-residential access lines, representing approximately 44.7% of the total non-residential access lines in the U.S. With a network deployment and end user, direct sales marketing strategy focusing on the central business districts and suburban commercial districts in these areas, Allegiance plans to address a majority of the non-residential access lines in most of its targeted markets. The Company plans to deploy its networks principally in two phases of development. The first, or Phase I, is to offer services in 12 of the largest metropolitan areas in the U.S., which the Company believes include approximately 26.0% of the nation's total non-residential access lines. Allegiance is currently operational in three Phase I markets: New York City, Dallas and Atlanta; and is in the process of deploying networks in five additional Phase I markets: Chicago, Los Angeles, San Francisco, Boston and Fort Worth. In each of these markets, the Company will use a Lucent Technologies Inc. ("Lucent") Series 5ESS(R)-2000 digital switch, which provides local and long distance functionality. Pending securing additional financing, the Company intends to begin its network development in its Phase II markets. These additional 12 markets are estimated to encompass approximately 18.7% of the total non-residential access lines in the U.S. Management expects to commence network deployment in these cities in 1999, with service anticipated to begin during 1999 and 2000.

     As of April 30, 1998, the Company sold 8,434 lines to 534 customers, of which, 5,757 lines for 329 customers were in service as of such date.

     The Company is a Delaware corporation with its principal executive offices located at 1950 Stemmons Freeway, Suite 3026, Dallas, Texas 75207, and its telephone number is (214) 853-7100.

BUSINESS STRATEGY

     To accomplish its goal of becoming a premier provider of telecommunications services to business, government, and other institutional users in U.S. metropolitan areas, the Company has developed an end-user-focused business strategy designed to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of this strategy include the following:

     Leverage Proven Management Team. The Company's veteran management team has extensive experience and past successes in the CLEC industry, and the Company believes that its ability to combine and draw upon the collective talent and expertise of its senior management gives it a competitive advantage in the effective and efficient execution of network deployment, sales, provisioning, service installation, billing and collection, and customer service functions. Allegiance's Chairman and Chief Executive Officer, Royce J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as president, chief operating officer, and co-founder of MFS. Under his leadership, MFS grew from a start-up operation to become the largest CLEC with approximately $1.1 billion in revenues before its acquisition by WorldCom, Inc. ("WorldCom") in 1996. Other key Allegiance executives have significant experience in the critical functions of network operations, sales and marketing, back office and OSS, finance and regulatory affairs.

     Target End Users with Integrated Service Offerings. Allegiance plans to focus principally on end user customers in the business, government and other institutional market segments. The majority of these customers are expected to be small and medium-sized businesses, to which the Company will offer "one-stop shopping" consisting of a comprehensive package of communications services with convenient integrated billing and a single point of contact for sales and service. For large businesses and government and other institutional users, which typically obtain telecommunications services from a variety of suppliers, the Company will focus primarily on capturing a significant portion of these customers' local exchange, intraLATA toll and data traffic. Although the Company will principally target end users in markets where it believes it can achieve significant market penetration by providing superior customer care at competitive prices, the Company may augment its core business strategy by selectively supplying wholesale services including equipment collocation and facilities management services to Internet service providers ("ISPs").

     Offer Data, Internet, and Enhanced Services to Enhance Market Penetration and Reduce Churn. The Company believes it can accelerate new account penetration and reduce customer churn by offering Local Area Network ("LAN") interconnection, frame relay, Internet services, Integrated Services Digital Network ("ISDN"), Digital Subscriber Line ("DSL"), Web page design, Web server hosting, and other enhanced services not generally available from the ILECs (or available only at high prices) in conjunction with traditional local and long distance services. This strategy has been successfully employed by certain CLECs, and Allegiance's management team has extensive experience in providing these types of enhanced services.


     Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. Allegiance plans to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. Thereafter, Allegiance may evolve its networks to the next stage of the "smart build" strategy where Allegiance plans to lease dark fiber or overbuild specific network segments as economically justified by traffic volume growth. Allegiance expects that this "smart build" strategy will allow entry into a new market in a six- to nine-month time frame as compared to the 18 to 24 months required to construct a metropolitan area fiber network under the "build first, sell later" approach required before the Telecommunications Act established a framework for CLECs to acquire unbundled network elements. The Company believes that this "smart build" approach has the additional advantage of reducing up-front capital requirements. This "smart build" strategy is currently being implemented by the Company in all its networks where it is leasing high capacity circuits to connect the ILEC central offices with the Company's switches. In New York City, the Company intends to move towards the next stage of its "smart-build" strategy, where the Company is considering a possible lease from Metromedia Fiber Network, Inc. ("MFN"), of a thirty-mile dark fiber ring in Manhattan that extends into Brooklyn.


     Achieve Broad Coverage of Attractive Areas within Each Targeted Market. As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial network buildout to highly concentrated downtown areas, thereby limiting their ability to provide service to customers in other attractive, but geographically dispersed, portions of their targeted markets. The Company intends to leverage the benefits of using a "smart build" strategy by selectively deploying its facilities to address attractive service areas throughout each target market in order to optimize the Company's penetration. Prior to entering a market, Allegiance prepares a detailed, "bottoms-up" analysis of that market's local exchange areas using Federal Communications Commission ("FCC") and demographic data. The Company uses this analysis, together with estimates of the costs and potential benefits of addressing particular service areas, to identify attractive areas, determine the optimal concentration of areas to be served and develop its schedule for network deployment and expansion.

     Maximize Operating Margins by Emphasizing Facilities-Based
Services. Allegiance believes that facilities-based solutions where the Company provides local exchange, local access, and long distance using its own facilities should generate significantly higher gross network margins than could be obtained by reselling such services. As a result, Allegiance plans to deploy its marketing activities in areas where it can serve customers through a direct connection using unbundled loops or high capacity circuits connected to Allegiance's facilities collocated in ILEC central offices. The Company plans to resell ILEC services only in order to provide comprehensive geographical service coverage to customers with multiple on-net sites (which can be addressed by the Company's facilities-based services) and a few off-net sites (which can be addressed only by the Company's reselling ILEC services).

     Build Market Share by Focusing on Direct Sales. The Company believes that the key to achieving its goals is the capturing and retaining of customers through direct sales, a full suite of turn-key product offerings and personalized customer care. Management believes that its targeted small and medium-sized business customers have been neglected by the ILECs with respect to these functions. The Company's sales management team is composed of executives with experience in managing a large number of direct sales specialists in the telecommunications and data networking industries. Additionally, the Company believes it will be able to attract and retain highly qualified sales and support personnel by offering them the opportunity to: (i) work with an experienced and success-proven management team in building a developing, entrepreneurial company; (ii) market a comprehensive set of products and services and customer care options;

and (iii) participate in the potential economic returns made available through a results-oriented compensation package emphasizing sales commissions and stock options.

     Develop Efficient Automated Back Office Systems. Unburdened by existing legacy OSS, Allegiance is focusing on developing, acquiring and integrating back office systems to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer service process. To address this critical issue, the Company has hired a team of engineering and information technology professionals experienced in the CLEC industry. This team will work to develop, with the assistance of key third party vendors, OSS that will synchronize multiple tasks such as provisioning, customer service and billing and provide management with timely operating and financial data to most efficiently direct network, sales and customer service resources. The Company intends to work actively toward "electronic bonding" between the Allegiance OSS and those of the ILEC, which would permit creation of service requests on-line. Allegiance believes that these back office systems, once developed, will provide it with a significant competitive advantage in terms of cost, processing large order volumes and customer service as compared to companies using legacy systems.

     Expand Customer Base Through Potential Acquisitions. The Company believes that strategic acquisitions may produce a number of benefits, including acceleration of market penetration, providing a customer base for cross-selling additional services, acquiring experienced management and improving margins by migrating resold services to the Company's network facilities.

                                 FINANCING PLAN

     Allegiance's financing plan is predicated on the pre-funding of each market's expansion to the point at which such market's operating cash flow is sufficient to fund its operating costs and capital expenditures ("Positive Free Cash Flow"). This approach is designed to allow the Company to be opportunistic and raise capital on favorable terms and conditions.

     To pre-fund each Phase I market's expansion to Positive Free Cash Flow, the Company consummated the following transactions:

          (i) In August 1997, Allegiance received equity commitments aggregating $95 million from affiliates of four private equity investment funds with extensive experience in financing telecommunications companies: Morgan Stanley Capital Partners, Madison Dearborn Capital Partners, Frontenac Company, and Battery Ventures (such affiliates collectively, the "Fund Investors"). The Company simultaneously received an aggregate of $5 million of equity commitments from certain members of the Allegiance management team (the "Management Investors"). The equity commitments from the Fund Investors and the Management Investors are collectively referred to as the "Equity Commitments." Drawdowns of these Equity Commitments are subject to certain conditions, including the approval of individual market business plans and operating budgets by the Fund Investors and the Allegiance Board of Directors. If an initial public offering or a sale, liquidation or dissolution of the Company (a "Liquidity Event") has not occurred by August 13, 2004, the Company may be required, subject to the covenants in the Indenture relating to the Notes, to repurchase the Fund Investors' and Management Investors' equity securities, provided that any claim for payment will be subordinated in right of payment to the Notes. See "Certain Relationships and Related Transactions." The Company's initial equity financing of approximately $50.1 million has been provided to fund the Company's start-up costs and ongoing network development in the Dallas, New York City and Atlanta markets (such amount, the "Equity Contributions"). Subject to certain conditions (see "Certain Relationships and Related Transactions"), the Company may drawdown the remaining Equity Commitments of approximately $49.9 million; and

          (ii) the Company received approximately $240.7 million of net proceeds, after deducting estimated underwriting discounts and commissions and other expenses payable by the Company, from the sale of the Old Notes in the Initial Offering.

     Since completion of the Initial Offering, the Company has increased the scope of its business plan to accommodate (i) an expansion of the Company's network buildout in certain Phase I markets to include additional central offices, thereby giving the Company access to a larger number of potential customers in those markets, (ii) an accelerated and expanded deployment of data, Internet and enhanced services in the Company's markets and (iii) the acceleration of network deployment in Phase II markets.

     The Company estimates that its cumulative cash requirements to fund its modified business plan, including pre-funding each Phase I and Phase II market's expansion to Positive Free Cash Flow, will be between $650 million and $700 million. To finance this modified business plan, the Company intends as soon as practicable, subject to market conditions, to consummate an offering of (i) its Common Stock to raise approximately $200 million of gross proceeds (the "Equity Offering") and (ii) additional unsecured, unsubordinated notes, similar to and ranking pari passu with the New Notes, with an initial aggregate principal amount of approximately $200 million (the "Debt Offering," together with the Equity Offering, the "Offerings"). See "Description of Certain
Indebtedness -- Debt Offering." If the Equity Offering is consummated, the Equity Commitments would terminate.

     Although the Company would have the right to redeem up to 35% of the principal amount at maturity of the Notes with the proceeds of the Equity Offering under certain circumstances, the Company intends to use such proceeds to fund its business plan. The Company believes, based on its modified business plan, that the net proceeds from the Initial Offering and the Equity Contributions, together with the anticipated proceeds from the Offerings, will be sufficient to pre-fund its Phase I and Phase II market deployment to Positive Free Cash Flow. There can be no assurance, however, that the Company will consummate either the Equity Offering or the Debt Offering or that it will raise sufficient funds in such Offerings to fund such deployment to Positive Free Cash Flow. In such event, the Company would delay deployment of networks in all or certain of the Phase II markets and may have to defer the expansion of its network buildout in its Phase I markets and the expansion of deployment of data, Internet and enhanced services.

     The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's services and regulatory, technological and competitive developments (including additional market developments and new opportunities) in the Company's industry. The Company also expects that it will require additional financing (or require financing sooner than anticipated) if:
(i) the Company's development plans or projections change or prove to be inaccurate; (ii) the Company engages in any acquisitions; or (iii) the Company alters the schedule or targets of its roll-out plan or, in the event the Equity Offering, the Debt Offering, or both, are not consummated, the Company accelerates the implementation of its network deployment in its Phase II markets. Sources of additional financing may include commercial bank borrowings, vendor financing, or the private or public sale of equity or debt securities. There can be no assurance that such financing will be available on terms acceptable to the Company or at all. See "Risk Factors -- Significant Capital Requirements; Uncertainty of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                              RECENT DEVELOPMENTS

     On February 3, 1998, the Company consummated the Initial Offering under Rule 144A of the Securities Act, pursuant to which the Company issued and sold 445,000 units (the "Units"), each consisting of one Old Note and one warrant (a "Warrant") to purchase .0034224719 shares of common stock, par value $.01 per share of the Company. The Units were initially sold to Morgan Stanley & Co. Incorporated; Salomon Brothers Inc; Bear, Stearns & Co. Inc.; and Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchasers"). The aggregate purchase price of the Units was $250,447,150 and the net proceeds to the Company were approximately $240.7 million, after deducting estimated underwriting discounts and commissions and other expenses payable by the Company. The Old Notes were issued pursuant to the terms of the Indenture. Concurrently with the consummation of the private placement, the Company and the Initial Purchasers entered into a Registration Rights Agreement, dated as of February 3, 1998 (the "Notes Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer.

     In February 1998, the Company hired C. Daniel Yost to serve as its President and Chief Operating Officer. Mr. Yost brings to the Company over 26 years of experience in the telecommunications industry, most recently as President and Chief Operating Officer for U.S. Operations of NETCOM On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost also serves as a member of the Company's Board of Directors.

     In March 1998, Reed E. Hundt was elected to the Company's Board of Directors. Mr. Hundt served as the chairman of the Federal Communications Commission from 1993 to 1997. See "Management."

                               THE EXCHANGE OFFER

Securities Offered.........  $445,000,000 aggregate principal amount at maturity of Series B 11 3/4% Senior Discount Notes due 2008 of the Company.

The Exchange Offer.........  $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of Old Notes. As of the date hereof, $445,000,000 aggregate principal amount at maturity of Old Notes are outstanding. The Company will issue the New Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that, among other things, the New Notes will be acquired by the holder in the ordinary course of business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the New Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accreted Value and Accrued
  Interest on the New Notes
  and the Old Notes........  No cash interest will be payable in respect of the
                             New Notes prior to August 15, 2003. From and after February 15, 2003, interest on the New Notes will accrue on the principal amount at maturity at the rate of 11 3/4% per annum and will be payable semi-annually on each February 15 and August 15, commencing August 15, 2003. The Old Notes will continue to accrete at the rate of 11 3/4% per annum to, but excluding, the date of issuance of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete at the rate of 11 3/4% per annum in accordance with their terms. The Accreted Value of New Notes upon issuance will equal the Accreted Value of the Old Notes accepted for exchange immediately prior to issuance of the New Notes.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof or transmit an Agent's Message in connection with a book-entry transfer, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, or such Agent's Message, together with the Old Notes and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein. By executing the Letter of Transmittal or Agent's Message, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person (i) has any arrangement or understanding with any person to participate in the distribution of such New Notes, (ii) is engaging or intends to engage in the distribution of such New Notes, or (iii) is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The

                             Exchange Offer -- Purpose and Effect of the
                             Exchange Offer" and "-- Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of Failure to
  Exchange.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Shelf Registration
Statement..................  In the event applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and use its best efforts to cause it to be declared effective by the Commission. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of New Notes....  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Use of Proceeds............  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.............  The Bank of New York.

Certain United States
Federal Income Tax
  Consequences.............  The Company believes that the exchange of the New
                             Notes for the Old Notes will not be treated as an "exchange" for federal income tax purposes, and as a result there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer. See "Certain United States Federal Tax Considerations."

                                 THE NEW NOTES

General....................  The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation, (ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of the New Notes will not be entitled to certain rights under the Notes Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of the Notes." The Old Notes and the New Notes are referred to herein collectively as the "Notes."

Aggregate Amount...........  $445,000,000 aggregate principal amount at maturity of Series B 11 3/4% Senior Discount Notes due 2008.

Maturity...................  February 15, 2008.

Yield and Interest.........  The New Notes are being issued at a substantial discount from their principal amount at maturity and there will not be any payment of interest on the Notes prior to August 15, 2003. For a discussion of the U.S. federal income tax treatment of the New Notes under the original issue discount rules, see "Certain United States Federal Tax Considerations." From and after February 15, 2003, the Notes will bear interest, which will be payable semi-annually in cash, at a rate of 11 3/4% per annum on each February 15 and August 15, commencing August 15, 2003.

Optional Redemption........  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February 15, 2003, at 105.875% of their principal amount at maturity, plus accrued interest, declining ratably to 100% of their principal amount at maturity, plus accrued interest, on or after February 15, 2006. In addition, prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the net proceeds of one or more Public Equity Offerings (as defined herein) at 111.75% of their Accreted Value on the redemption date; provided, however, that after any such redemption at least $289.3 million aggregate principal amount at maturity of the Notes remains outstanding. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company will be required to make an offer to purchase the New Notes at a purchase price equal to 101% of their Accreted Value on the date of purchase plus accrued interest, if any. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See "Description of the Notes -- Repurchase of Notes upon a Change of Control."

Ranking....................  The New Notes will be, as the Old Notes (which they replace are), unsubordinated, unsecured
                             indebtedness of the Company, will rank pari passu in right of payment with all unsubordinated, unsecured indebtedness of the Company and will be senior in right of payment to all subordinated indebtedness of the Company. As of March 31, 1998, the Company had no indebtedness other than the Notes. See "Risk Factors -- Substantial Leverage; Possible Inability to Service Indebtedness,"
                             "-- Holding Company Structure; Structural
                             Subordination of Notes," and "-- Effective
                             Subordination of Notes to Secured Indebtedness."

Certain Covenants..........  The Indenture contains certain covenants that, among other things, restrict the ability of the Company and its Restricted Subsidiaries (as defined herein) to incur additional indebtedness, create liens, engage in sale-leaseback transactions, pay dividends or make distributions in respect of their capital stock, redeem capital stock, make investments or certain other restricted payments, sell assets, issue or sell stock of Restricted Subsidiaries, enter into transactions with stockholders or affiliates or effect a consolidation or merger. However, these limitations are subject to a number of important qualifications and exceptions. See "Risk Factors -- Restrictive Covenants" and "Description of the
                             Notes -- Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors relating to the Company, its business, and an investment in the New Notes. Prior to tendering any Old Notes in exchange for New Notes, holders of Old Notes should carefully consider such risk factors in addition to the other information contained in this Prospectus.

                                  RISK FACTORS

     Prior to tendering their Old Notes in the Exchange Offer, holders of Old Notes should carefully consider the following risk factors in addition to the other information contained in this Prospectus.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13, 1988) (the "Exxon Capital Letter"), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) (the "Morgan Stanley Letter"), and similar letters, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Notes. Notwithstanding the foregoing, each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days from the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on the Morgan Stanley Letter or similar letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer."

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal or Agent's Message and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer, certain registration rights under the Notes Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF THE NOTES

     Prior to this Exchange Offer, there has been no public market for the Old Notes. The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market. The Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, no assurance can be given that an active public or other market for the New Notes will develop for the New Notes. If a trading market does not develop or is not maintained, holders of New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and, depending on such factors, the New Notes may trade at a discount from their principal amount.

LIMITED HISTORY OF OPERATIONS; HISTORICAL AND ANTICIPATED FUTURE NEGATIVE EBITDA AND OPERATING LOSSES

     The Company was formed in April 1997 and has generated operating losses and negative cash flow from its limited operating activities to date. The Company's primary activities have consisted of the procurement of governmental authorizations, the acquisition of equipment and facilities, the hiring of management and other key personnel, the raising of capital, the development, acquisition and integration of OSS and other back office systems and the negotiation of interconnection agreements. As of April 30, 1998, the Company sold 8,434 lines to 534 customers, of which, 5,757 lines for 329 customers were in service as of such date. As a result of the Company's limited operating history, prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes. The Company's ability to provide "one-stop shopping" bundled telecommunications services on a widespread basis and to generate operating profits and positive operating cash flow will depend on its ability, among other things, to: (i) develop its operational support and other back office systems; (ii) obtain state authorizations to operate as a CLEC and any other required governmental authorizations; (iii) attract and retain an adequate customer base; (iv) raise additional capital; (v) attract and retain qualified personnel; and (vi) enter into and implement interconnection agreements with ILECs. See "Business -- Business Strategy." There can be no assurance that it will be able to achieve any of these objectives, generate sufficient revenues to make principal and interest payments on the Notes or its other indebtedness or compete successfully in the telecommunications industry.


     The development of the Company's business and the deployment of its services and systems will require significant capital expenditures, a substantial portion of which will need to be incurred before the realization of significant revenues. The Company expects to continue to generate negative earnings before interest, income taxes, depreciation and amortization ("EBITDA") while it emphasizes development, construction, and expansion of its telecommunications services business and until the Company establishes a sufficient revenue-generating customer base. For the three months ended March 31, 1998 and from inception (April 22, 1997) through December 31, 1997, the Company had operating losses of $5.9 million and $3.8 million, net losses (after accreting redeemable preferred stock and warrant values) of $13.7 million and $7.5 million and negative EBITDA of $5.7 million and $3.8 million, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company expects that each targeted market will generally produce negative EBITDA for at least two to three years after operations commence in such market, and the Company expects to experience increasing operating losses and negative EBITDA as it expands its operations. There can be no assurance that the Company will achieve or sustain profitability or generate sufficient EBITDA to meet its working capital and debt service requirements, which could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. See "-- Substantial Leverage; Possible Inability to Service Indebtedness."

SIGNIFICANT CAPITAL REQUIREMENTS; UNCERTAINTY OF ADDITIONAL FINANCING

     The expansion and development of the Company's business and deployment of its networks, services and systems will require significant capital to fund capital expenditures, working capital, debt service and cash flow deficits. The Company's principal capital expenditure requirements involve the purchase and installation of collocation equipment, network switches and switch electronics and network operations center expenditures. The Company estimates, based on its current business plan, that its aggregate capital requirements (including requirements to fund capital expenditures, working capital, debt service and cash flow deficits) to fund the deployment and operation of its networks in all Phase I and Phase II markets to Positive Free Cash Flow will total between approximately $650 million and $700 million. Actual capital requirements may vary based upon the timing and success of the Company's implementation of its business plan.

     Since the completion of the Initial Offering, the Company has increased the scope of its business plan to accommodate (i) an expansion of the Company's network buildout in certain Phase I markets to include additional central offices, thereby giving the Company access to a larger number of potential customers in those markets, (ii) an accelerated and expanded deployment of data, Internet and enhanced services in the Company's markets and (iii) the acceleration of network deployment in Phase II markets. The Company believes, based on its modified business plan, that the net proceeds from the Initial Offering and the Equity Contributions, together with the anticipated proceeds from the Offerings, will be sufficient to pre-fund its Phase I and Phase II market deployment to Positive Free Cash Flow. There can be no assurance, however, that the Company will consummate either the Equity Offering or the Debt Offering or that it will raise sufficient funds in such Offerings to fund such deployment to Positive Free Cash Flow. In such event, the Company would delay deployment of networks in all or certain of the Phase II markets and may have to defer the expansion of its network buildout in its Phase I markets and the expansion of deployment of data, Internet and enhanced services.

     The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's services and regulatory, technological and competitive developments (including additional market developments and new opportunities) in the Company's industry. The Company's revenues and costs are dependent upon factors that are not within the Company's control, such as regulatory changes, changes in technology, and increased competition. Due to the uncertainty of these factors, actual revenues and costs may vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. The Company also expects that it will require additional financing (or require financing sooner than anticipated) if:
(i) the Company's development plans or projections change or prove to be inaccurate; (ii) the Company engages in any acquisitions; or (iii) the Company alters the schedule or targets of its roll-out plan or, in the event the Equity Offering, the Debt Offering, or both, are not consummated, the Company accelerates the implementation of its network deployment in its Phase II markets. Sources of additional financing may include commercial bank borrowings, vendor financing, or the private or public sale of equity or debt securities. Availability of amounts under the Equity Commitments are contingent upon various conditions. Drawdowns of Equity Commitments require, among other things, the approval of individual market business plans and operating budgets by the Fund Investors and the Allegiance Board of Directors. See "Certain Relationships and Related Transactions."

     There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms that it will consider acceptable, that the terms of additional indebtedness are within the limitations contained in the Company's financing agreements, including the Indenture, or that the terms of such indebtedness will not impair the Company's ability to develop its business. See "-- Restrictive Covenants." Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

BUSINESS DEVELOPMENT AND EXPANSION RISKS; POSSIBLE INABILITY TO MANAGE GROWTH

     The Company is in the early stages of its operations and has only recently begun to deploy networks in its first eight target markets. The success of the Company will depend, among other things, upon the Company's ability to assess potential markets, obtain required governmental authorizations, franchises and permits, secure financing, market to, sell and provision new customers, implement interconnection and collocation with ILEC facilities, lease adequate trunking capacity from ILECs or other CLECs, purchase and install switches in additional markets, implement efficient OSS and other back office systems, and develop a sufficient customer base. The successful implementation of the Company's business plan will result in rapid expansion of its operations and the \provision of bundled telecommunications services on a widespread basis. Rapid expansion of the Company's operations may place a significant strain on the Company's management, financial and other resources.

     The Company's ability to manage future growth, should it occur, will depend upon its ability to develop efficient OSS and other back office systems, monitor operations, control costs, maintain regulatory compliance, maintain effective quality controls and significantly expand the Company's internal management, technical, information and accounting systems and to attract, assimilate and retain additional qualified personnel. See "-- Dependence on Key Personnel." Failure of the Company to manage its future growth effectively could adversely affect the expansion of the Company's customer base and service offerings. There can be no assurance that the Company will successfully implement and maintain such operational and financial systems or successfully obtain, integrate and utilize the employees and management, operational and financial resources necessary to manage a developing and expanding business in an evolving, highly regulated and increasingly competitive industry. Any failure to expand these areas and to implement and improve such systems, procedures and controls in an efficient manner at a pace consistent with the growth of the Company's business could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

     If the Company were unable to hire sufficient qualified personnel or develop, acquire and integrate successfully its operational and information systems, customers could experience delays in connection of service and/or lower levels of customer service. Failure by the Company to meet the demands of customers and to manage the expansion of its business and operations could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

DEPENDENCE ON KEY PERSONNEL

     The Company is managed by a small number of key executive officers, most notably Royce J. Holland, the Company's Chairman and Chief Executive Officer. The loss of services of one or more of these key individuals, particularly Mr. Holland, could materially and adversely affect the business of the Company and its prospects. The Company believes that its success will depend in large part on its ability to develop a large and effective sales force and its ability to attract and retain highly skilled and qualified personnel. Most of the executive officers of the Company, including the regional vice presidents of its operating subsidiaries, do not have employment agreements, and the Company does not maintain key person life insurance for any of its executive officers. Although the Company has been successful in attracting and retaining qualified personnel, the competition for qualified managers in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel in the future. The Company and two of its executives have been named as defendants in a lawsuit by WorldCom relating to the Company's hiring of certain former WorldCom employees. See
"Business -- Legal Proceedings."

DEPENDENCE ON BILLING, CUSTOMER SERVICE AND INFORMATION SYSTEMS

     Sophisticated back office information and processing systems are vital to the Company's growth and its ability to monitor costs, bill customers, provision customer orders and achieve operating efficiencies. The Company's plans for the development and implementation of these OSS rely, for the most part, on choosing products and services offered by third party vendors and integrating such products and services in-house to produce efficient operational solutions. There can be no assurance that these systems will be successfully implemented on a timely basis or at all or will perform as expected. Failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs, failure of the Company to adequately identify all of its information and processing needs, failure of the Company's related processing or information systems, failure of the Company to effectively integrate such products or services, or the failure of the Company to upgrade systems as necessary could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. In addition, the Company's right to use these systems is dependent upon license agreements with third party vendors. Certain of such agreements may be cancellable by the vendor and the cancellation or nonrenewal of these agreements may have an adverse effect on the Company.

     While the Company believes that its systems will be year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then function adequately. Further, if the systems of the ILECs, long distance carriers and others on whose services the Company depends or with whom the Company's systems interface are not year 2000 compliant, it could have a material adverse effect on the Company and its ability to meet its obligations on the Notes.

SUBSTANTIAL LEVERAGE; POSSIBLE INABILITY TO SERVICE INDEBTEDNESS


     As a result of the Initial Offering, the Company is highly leveraged. The Company's earnings for the three months ended March 31, 1998 and the period from inception (April 22, 1997) through December 31, 1997 were insufficient to cover fixed charges by $8.9 million and $3.7 million, respectively. After giving pro forma effect to the Initial Offering and the Equity Contributions, as of March 31, 1998 and December 31, 1997, as if such transactions had occurred on January 1, 1998 and April 22, 1997, respectively, the Company's aggregate outstanding indebtedness would have been $250.3 million and $264.4 million, its net redeemable preferred stock would have been $58.9 million and $63.8 million and the Company's stockholders' deficit would have been $23.0 million and $40.8 million, respectively. The Company's redeemable warrants would have been $8.3 million and $8.5 million as of March 31, 1998 and December 31, 1997, respectively. On a pro forma basis, giving effect to the Initial Offering, as if such transaction had occurred on January 1, 1998 and April 22, 1997, respectively, the Company's earnings before fixed charges would have been insufficient to cover its fixed charges by $11.9 million for the three months ended March 31, 1998 and $26.2 million for the period from April 22, 1997 (the date of inception) through December 31, 1997. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Description of the Notes." The Company's leverage would increase if the Debt Offering were consummated. If a Liquidity Event has not occurred by August 13, 2004, the Company may be required, subject to the covenants in the Indenture, to repurchase the Fund Investors' and Management Investors' preferred and common stock at the higher of fair market value and original cost plus accrued dividends at 12% per annum, provided that any claim for payment will be subordinated in right of payment to the Notes. In addition, to fund the deployment of its Phase II markets and any future acquisitions, the Company will be required to raise additional financing through the Offerings or otherwise. See "-- Significant Capital Requirements; Uncertainty of Additional Financing." The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company. In particular, the Indenture permits the Company and its subsidiaries to incur an unlimited amount of indebtedness to finance the cost of equipment, inventory and network assets. See "-- Restrictive Covenants."


     The Company's high degree of leverage could have important consequences to holders of Notes, including but not limited to: (i) impairing the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes; (ii) requiring the Company to dedicate a substantial portion of its cash flow from operations to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including acquisitions and investments in product development and capital spending; (iii) placing the Company at a competitive disadvantage with those of its competitors which are not as highly leveraged as the Company; (iv) impairing the Company's ability to adjust rapidly to changing market conditions; and (v) making the Company more vulnerable in the event of a downturn in general economic conditions or in its business or of changing market conditions and regulations.

     There can be no assurance that the Company will be able to meet its debt service obligations. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the various covenants in its debt obligations, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. The Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business and other factors, many of which are beyond the Company's control. These factors could include operating difficulties, increased operating costs, pricing pressures, the response of competitors, regulatory developments, and delays in implementing strategic projects.

     The successful implementation of the Company's business strategy, including deployment of its networks and obtaining and retaining a significant number of customers, and significant and sustained growth in the Company's cash flow are necessary for the Company to be able to meet its debt service and working capital requirements. There can be no assurance that the Company will successfully implement its business strategy, that the anticipated results of its strategy will be realized, or that the Company will be able to generate sufficient cash flow from operating activities to meet its debt service obligations and working capital requirements. See "Business -- Business Strategy." If the Company's cash flow and capital resources are insufficient to fund its debt service and working capital obligations, the Company may be forced to reduce or delay capital expenditures (including switch and network expenditures), sell assets, or seek to obtain additional equity capital, or to refinance or restructure its debt. A disposition of assets in order to make up for any shortfall in the payments due on the Company's indebtedness could take place under circumstances that might not be favorable to realizing the highest price for such assets. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of, and premium, if any, and interest on, its indebtedness (including the Notes) in the future, or that any such alternative measures would be successful or would permit the Company to meet its debt service and working capital obligations.

CONTROL BY FUND INVESTORS; POTENTIAL CONFLICTS OF INTEREST

     The Fund Investors, through their significant equity ownership, have the ability to control the direction and future operations of the Company. See "Management -- Election of Directors; Voting Agreement," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." Certain decisions concerning the operations or financial structure of the Company may present conflicts of interest between the Fund Investors and Management Investors and the holders of the Notes. For example, if the Company encounters financial difficulties or is unable to pay its debts as they mature, the interest of these investors may conflict with those of the holders of Notes. In addition, these investors may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment in the Company, even though such transactions might involve increased risk to the holders of the Notes. In addition to their investment in the Company, the Fund Investors or their affiliates currently have significant investments in other telecommunications companies and may in the future invest in other entities engaged in the telecommunications business or in related businesses (including entities engaged in business in areas in which the Company operates). As a result, these investors have, and may develop, relationships with businesses that are or may be competitive with the Company. Conflicts may also arise in the negotiation or enforcement of arrangements entered into by the Company and entities in which these investors have an interest. In addition, the Company and these investors have agreed that such investors are under no obligation to bring to the Company any investment or business opportunities of which they become aware, even if such opportunities are within the scope and objectives of the Company.

HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION OF NOTES

     Substantially all of the Company's outstanding capital stock is held by Allegiance Telecom, L.L.C. ("Allegiance LLC"), which is principally controlled by the Fund Investors and the Management Investors. The Company is a holding company and its principal assets consist of the common stock of its operating subsidiaries. The Company will rely upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal of and interest on the Notes. The subsidiaries, however, are legally distinct from the Company and such subsidiaries will have no obligation, contingent or otherwise, to pay amounts due pursuant to the Notes or to make funds available for such payment. The Company's subsidiaries will not guarantee the Notes. The ability of the Company's subsidiaries to make such payments to the Company will be subject to, among other things, the availability of funds, the terms of such subsidiaries' indebtedness and applicable state laws. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the holders of the Company's indebtedness, including the Notes. Accordingly, the Notes will be effectively subordinated to the liabilities (including trade payables) of the subsidiaries of the Company.

EFFECTIVE SUBORDINATION OF NOTES TO SECURED INDEBTEDNESS

     The Notes will not be secured by any of the Company's or its subsidiaries' assets. The Indenture does not limit the amount of indebtedness the Company may incur to finance the acquisition of inventory, equipment or network assets and permits the Company to secure such indebtedness. For example, no consent is required under the Indenture for the Company to consummate the Debt Offering. The Indenture also permits the Company to incur up to $100 million of unsubordinated indebtedness and to secure such indebtedness. See "Description of the Notes -- Covenants." In the event that a default were to occur with respect to any of the Company's secured indebtedness and the holders thereof were to foreclose on the collateral, or in the event of a bankruptcy, liquidation or reorganization of the Company, the holders of such indebtedness would be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness, including the Notes, notwithstanding the existence of an event of default with respect to the Notes. Also, to the extent that the value of such collateral is insufficient to satisfy such secured indebtedness, holders of amounts remaining outstanding on such secured indebtedness would be entitled to share pari passu with holders of the Notes with respect to any other assets of the Company. Such assets may not be sufficient to pay amounts due on any or all of the Notes then outstanding.

RESTRICTIVE COVENANTS

     The Indenture, and the agreements entered into in connection with the Equity Commitments contain a number of covenants that will limit the discretion of the Company's management with respect to certain business matters. These covenants, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends and make other distributions, prepay subordinated indebtedness, make investments and other restricted payments, enter into sale and leaseback transactions, create liens, sell assets, and engage in certain transactions with affiliates. See "Certain Relationships and Related Transactions" and "Description of the Notes."

     A failure to comply with the covenants and restrictions contained in the Indenture, or agreements relating to any subsequent financing could result in an event of default under such agreements which could permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions, and the commitments of the lenders to make further extensions under such other agreements could be terminated.

POSSIBLE REDEMPTION OF THE NOTES IN CONNECTION WITH THE EQUITY OFFERING

     Prior to February 15, 2001, the Company has the right to redeem up to 35% of the original aggregate principal amount at maturity of the Notes with the proceeds of one or more Public Equity Offerings, which term would include the Equity Offering, at a price equal to 111.75% of their Accreted Value on the redemption date, provided that after any such redemption at least $289.3 million of the aggregate principal amount at maturity of the Notes remains outstanding. Although the Company currently does not intend to redeem any of the Notes with the proceeds from the Equity Offering, there can be no assurance that the Company will not effect such redemption, or that the Company will not redeem a portion of the Notes with a future Public Equity Offering. In the event the Company uses a portion of the proceeds of the Equity Offering, or a future Public Equity Offering, to redeem a portion of the Notes, the holders of the Notes called for redemption will be required to surrender such Notes for redemption. See "Description of the Notes -- Optional Redemption."

DIFFICULTIES IN IMPLEMENTING LOCAL AND ENHANCED SERVICES

     The Company has begun, and plans to continue, to deploy high capacity digital switches in the cities in which it will operate networks and plans initially to rely on ILEC or CLEC facilities for certain aspects of transmission. Subject to obtaining interconnection, this will enable the Company to offer a variety of switched access services, enhanced services and local dial tone. Although under the Telecommunications Act the ILECs will be required to unbundle network elements and permit the Company to purchase only the origination and termination services it needs, thereby decreasing operating expenses, there can be no assurance that such unbundling will be effected in a timely manner and result in prices favorable to the Company. In addition, the Company's ability to implement successfully its switched and enhanced services will require the negotiation of resale agreements with ILECs and other CLECs and the negotiation of interconnection and collocation agreements with ILECs, which can take considerable time, effort and expense and are subject to federal, state and local regulation.


     In August 1996, the FCC released a decision implementing the interconnection portions of the Telecommunications Act (the "Interconnection Decision"). The Interconnection Decision establishes rules for negotiating interconnection agreements and guidelines for review of such agreements by state public utilities commissions. On July 18, 1997, the United States Court of Appeals for the Eighth Circuit (the "Eighth Circuit") vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology for unbundled network elements and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an ILEC's unbundled network elements. The Eighth Circuit decisions create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. See "-- Competition." The Supreme Court has granted a writ of certiorari to review the Eighth Circuit decisions.



     Many new carriers have experienced difficulties in working with the ILECs with respect to provisioning, interconnection, collocation and implementing the systems used by these new carriers to order and receive unbundled network elements and wholesale services from the ILECs. Coordination with ILECs is necessary for new carriers such as the Company to provide local service to customers on a timely and competitive basis. The Telecommunications Act created incentives for regional Bell operating companies ("RBOCs") to cooperate with new carriers and permit access to their facilities by denying the RBOCs the ability to provide in-region long distance services until they have satisfied statutory conditions designed to open their local markets to competition. A federal District Court has recently held these provisions of the Telecommunications Act unconstitutional, which decision is subject to appeal. See "-- Government Regulation." The RBOCs in the Company's markets are not yet permitted by the FCC to offer long distance services and there can be no assurance that these RBOCs will be accommodating to the Company once they are permitted to offer long distance service. If the Company is unable to obtain the cooperation of a RBOC in a region, whether or not such RBOC has been authorized to offer long distance service, the Company's ability to offer local services in such region on a timely and cost-effective basis would be adversely affected.



     A number of ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to CLECs should apply to local telephone calls terminating to ISPs. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. The FCC, however, has determined on a number of occasions, most recently in its May 16, 1997 access charge reform order, that calls to ISPs should be exempt from interstate access charges and should be governed by local exchange tariffs. Under the Eighth Circuit decisions, however, the states have primary jurisdiction over the determination of reciprocal compensation arrangements and as a result, the treatment of this issue can vary from state to state. Currently, the state commissions in Delaware, Maryland, Missouri, New York, North Carolina, Oklahoma, Pennsylvania, Virginia, Arizona, Connecticut, Colorado, Illinois, Michigan, Minnesota, Oregon, Washington, West Virginia and Texas have ruled that reciprocal compensation arrangements do apply to ISP traffic. However, the Texas Public Utility Commission indicated that it would examine in the near future whether per-minute compensation is the best way to handle Internet traffic in future contracts. Disputes over the appropriate treatment of ISP traffic are pending in California, Georgia and Massachusetts. The National Association of Regulatory Utility Commissioners ("NARUC") adopted a resolution in favor of reciprocal compensation for ISP traffic. The Company anticipates that ISPs will be among its target customers, and adverse decisions in these proceedings could limit the Company's ability to serve this group of customers profitably.

     The profitability of the Company's Internet access services, and related services such as Web site hosting, may be affected by its ability to obtain "peering" arrangements with ISPs. In recent years, major ISPs routinely exchanged traffic with other ISPs that met certain technical criteria on a "peering" basis, meaning that each ISP accepted traffic routed to Internet addresses on its system from its "peers" on a reciprocal basis, without payment of compensation. In 1997, however, UUNET Technologies, Inc. ("UUNET"), the largest ISP, announced that it intends to greatly restrict its use of peering arrangements with other providers, and would impose charges for accepting traffic from providers other than its "peers." Other major ISPs have reportedly adopted similar policies. There can be no assurance that the Company will be able to negotiate "peer" status with any of the major nationwide ISPs, or that it will be able to terminate traffic on ISPs' networks at favorable prices. In addition, the pending merger between WorldCom (UUNET's parent) and MCI (another major ISP) is expected to increase the concentration of market power for ISP backbone services, and may adversely affect the Company's ability to obtain favorable peering terms.

     The Company is a recent entrant into the newly created competitive local telecommunications services industry. The local dial tone services market in most states was only recently opened to competition due to the passage of the Telecommunications Act and related regulatory rulings. There are numerous operating complexities associated with providing these services. The Company will be required to develop new products, services and systems and will need to develop new marketing initiatives to sell these services.

     The Company's switched services may not be profitable due to, among other factors, lack of customer demand, inability to secure access to ILEC facilities on acceptable terms, and competition and pricing pressure from the ILECs and other CLECs. There can be no assurance that the Company will be able to successfully implement its switched and enhanced services strategy.

     Implementation of the Company's switched and enhanced services is also dependent upon equipment manufacturers' ability to meet the Company's switch deployment schedule. There can be no assurance that switches will be deployed on the schedule contemplated by the Company or that, if deployed, such switches will be utilized to the degree contemplated by the Company.

DEPENDENCE ON LEASED TRUNKING CAPACITY; FUTURE NEED TO OBTAIN PERMITS, RIGHTS-OF-WAY, AND OTHER THIRD-PARTY AGREEMENTS

     Under the Company's "smart build" strategy, the Company will initially seek to lease from ILECs and other CLECs local fiber trunking capacity connecting the Allegiance switch to particular ILEC central offices and then replace this leased trunk capacity in the future with its own fiber on a "success basis" as warranted by traffic volume growth. There can be no assurance that all such required trunking capacity will be available to the Company on a timely basis or on terms acceptable to the Company. The failure to obtain such leased fiber could delay the Company's ability to penetrate certain market areas or require it to make additional unexpected up-front capital expenditures to install its own fiber and could have a material adverse effect on the Company and its ability to meet its obligations on the Notes. If and when the Company seeks to install its own fiber, the Company must obtain local franchises and other permits, as well as rights-of-way to utilize underground conduit and aerial pole space and other rights-of-way from entities such as ILECs and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. There can be no assurance that the Company will be able to obtain and maintain the franchises, permits and rights needed to implement its network buildout on acceptable terms. The failure to enter into and maintain any such required arrangements for a particular network may affect the Company's ability to develop that network and may have a material adverse effect on the Company. See "Business -- Network Architecture."

RISKS RELATING TO LONG DISTANCE BUSINESS

     As part of its "one-stop shopping" offering of bundled telecommunications services to its customers, the Company plans to offer long distance services to its customers. The long distance business is extremely competitive and prices have declined substantially in recent years and are expected to continue to decline. In addition, the long distance industry has historically had a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. The Company will initially rely on other carriers to provide transmission and termination services for all of its long distance traffic. The Company will need resale agreements with long distance carriers to provide it with transmission services. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments. Negotiation of these agreements involves estimates of future supply and demand for transmission capacity as well as estimates of the calling pattern and traffic levels of the Company's future customers. In the event the Company fails to meet its minimum volume commitments, it may be obligated to pay underutilization charges and in the event it underestimates its need for transmission capacity, the Company may be required to obtain capacity through more expensive means.

COMPETITION


     The telecommunications industry is highly competitive. In each of the markets targeted by the Company, the Company will compete principally with the ILEC serving that area. ILECs are established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. ILECs also have long-standing relationships with regulatory authorities at the federal and state levels. While some FCC and state administrative decisions and initiatives provide business opportunities to telecommunications providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, ILEC competitors such as the Company could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on ILEC competitors such as the Company.


     The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint"), and WorldCom, and from other CLECs, resellers, competitive access providers ("CAPs"), cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, the development of new technologies could give rise to significant new competitors to the Company. The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business. Many of the Company's current and potential competitors have financial, technical, marketing, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

     The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including ILEC competitors such as the Company, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on the Company's ability to successfully compete against ILECs and other telecommunications service providers.

     As a recent entrant in the integrated telecommunications services industry, the Company has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the ILECs have long-standing relationships with their customers, have financial, technical, marketing, personnel and other resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from existing regulations that favor the ILECs over the Company in certain respects. Certain federal and state laws and regulations that allow CLECs such as the Company to interconnect with ILEC facilities provide increased business opportunities for the Company. However, such interconnection opportunities have been accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs.


     To the extent the Company interconnects with and uses ILEC networks to service its customers, the Company will be dependent upon the technology and capabilities of the ILECs to meet certain telecommunications needs of the Company's customers and to maintain its service standards, and the Company must interface with the ILECs' legacy OSS in order to properly provision new customers. The Telecommunications Act imposes interconnection obligations on ILECs, but there can be no assurance that the Company will be able to obtain the interconnection it requires at rates, and on terms and conditions, that permit the Company to offer switched services that are both competitive and profitable. See "-- Difficulties in Implementing Local and Enhanced Services." In the event that the Company experiences difficulties in obtaining high quality, reliable and reasonably priced services from the ILECs, the attractiveness of the Company's services to its customers could be impaired.

     The long distance telecommunications market has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. The Company will face competition from large carriers such as AT&T, MCI, Sprint, and WorldCom. Other competitors are likely to include RBOCs providing out-of-region (and, with the removal of regulatory barriers, in-region) long distance services, other CLECs, microwave and satellite carriers and private networks owned by large end users. See "-- Government Regulation." The Company may also increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

     The Internet services market is highly competitive and the Company expects that competition will continue to intensify. The Company's competitors in this market include ISPs, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological, marketing, personnel and other resources than those available to the Company.

     The Company believes that the principal competitive factors affecting its business operations are pricing levels and clear pricing policies, reliable customer service, accurate billing and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, offered by others. Any such reductions could adversely affect the Company.

     The recent World Trade Organization ("WTO") agreement on basic telecommunications services could increase the level of competition faced by the Company. Under this agreement, the United States and 72 other members of the WTO committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. There can be no assurance that the pro-competitive effects of the WTO agreement will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

     A continuing trend toward consolidation, mergers, acquisitions and strategic alliances in the telecommunications industry could also increase the level of competition faced by the Company. For example,

WorldCom acquired MFS in December 1996, has recently acquired another CLEC, Brooks Fiber Properties, Inc., and has a pending agreement to merge with MCI. In January 1998, AT&T announced its intention to acquire Teleport Communications Group Inc. In May 1998, SBC Communications Inc. and Ameritech Corporation agreed to merge. These types of consolidations and alliances could put the Company at a competitive disadvantage.

GOVERNMENT REGULATION

     The Company's networks and the provision of telecommunications services are subject to significant regulation at the federal, state and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company and its ability to meet its obligations on the Notes.

     The FCC exercises jurisdiction over the Company with respect to interstate and international services. Additionally, the Company files tariffs with the FCC. On October 29, 1996, the FCC approved an order that eliminates the tariff filing requirements for interstate domestic long distance service provided by non-dominant carriers such as the Company. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the FCC order, and the Company is required to continue filing tariffs while this stay remains in effect. If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms, and conditions on which they offer interstate services. While tariffs offered a means of providing notice of prices, terms, and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers. In addition, the Company must obtain (and has obtained through its subsidiary, Allegiance Telecom International, Inc.) prior FCC authorization for installation and operation of international facilities and the provision (including resale) of international long distance services.

     State regulatory commissions exercise jurisdiction over the Company to the extent it provides intrastate services. As such a provider, the Company is required to obtain regulatory authorization and/or file tariffs at state agencies in most of the states in which it operates. If and when the Company seeks to overbuild certain network segments, local authorities regulate the Company's access to municipal rights-of-way. Network buildouts are also subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. See
"Business -- Regulation."

     There can be no assurance that the FCC or state commissions will grant required authority or refrain from taking action against the Company if it is found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if tariffs are not filed, or are not updated, or otherwise do not fully comply with the tariff filing rules of the FCC or state regulatory agencies, third parties or regulators could challenge these actions. Such challenges could cause the Company to incur substantial legal and administrative expenses.

     The Telecommunications Act provides for a significant deregulation of the domestic telecommunications industry, including the local exchange, long distance and cable television industries. The Telecommunications Act remains subject to judicial review and additional FCC rulemaking, and thus it is difficult to predict what effect the legislation will have on the Company and its operations. There are currently many regulatory actions underway and being contemplated by federal and state authorities regarding interconnection pricing and other issues that could result in significant changes to the business conditions in the telecommunications industry. There can be no assurance that these changes will not have a material adverse effect upon the Company.


     On December 31, 1997, the U.S. District Court for the Northern District of Texas issued a decision (the "SBC Decision") finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA telecommunications services. The SBC Decision has been stayed while an appeal is pending before the United States Court of Appeals for the Fifth Circuit. The Company cannot predict the likely outcome of that appeal, although on May 15, 1998, the Court of Appeals for the District of Columbia Circuit rejected a very similar challenge to the constitutionality of Section 274 of the Telecommunications Act. If the SBC Decision is upheld on appeal, however, the RBOCs would be able to provide such in-region services immediately without satisfying the statutory conditions. This would likely have an unfavorable effect on the Company's business for at least two reasons. First, the SBC Decision removes the incentive RBOCs have to cooperate with companies like Allegiance to foster competition within their service areas so that they can qualify to offer in-region interLATA services because the decision allows RBOCs to offer such services immediately. However, the SBC Decision does not affect other provisions of the Telecommunications Act which create legal obligations for all ILECs to offer interconnection and network access. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently may not do. This ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal.


     In addition to requirements placed on ILECs, the Telecommunications Act subjects the Company to certain federal regulatory requirements relating to the provision of local exchange service in a market. All ILECs and CLECs must interconnect with other carriers, provide nondiscriminatory access to rights-of-way, offer reciprocal compensation for termination of traffic, and provide dialing parity and telephone number portability. The Telecommunications Act also requires all telecommunications carriers to ensure that their services are accessible to and usable by persons with disabilities.

     On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.3 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies for local exchange telephone service provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end-user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year; since the Company had no significant revenues in 1997, it will not be liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make and the effect that these required payments will have on its financial condition. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending, as well as several petitions for administrative reconsideration of the order.

     To the extent the Company provides interexchange telecommunications service, it is required to pay access charges to ILECs when it uses the facilities of those companies to originate or terminate interexchange calls. Also, as a CLEC, the Company provides access services to other interexchange service providers. The interstate access charges of ILECs are subject to extensive regulation by the FCC, while those of CLECs are subject to a lesser degree of FCC regulation but remain subject to the requirement that all charges be just, reasonable, and not unreasonably discriminatory. In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to compete in providing interstate access services. The May 16th order substantially increased the costs that ILECs subject to the FCC's price cap rules ("price cap LECs") recover through monthly, non-traffic-sensitive access charges and substantially decreased the costs that price cap LECs recover through traffic-sensitive access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that are expected to be established sometime in 1998 that may grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the Company's ability to compete in providing interstate access services. Several parties have appealed the May 16th order. Those appeals have been consolidated and transferred to the United States Court of Appeals for the Eighth Circuit where they are currently pending.

NEED TO ADAPT TO TECHNOLOGICAL CHANGE

     The telecommunications industry is subject to rapid and significant changes in technology, with the Company relying on third parties for the development of and access to new technology. The effect of technological changes on the business of the Company cannot be predicted. The Company believes its future success will depend, in part, on its ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. There can be no assurance that the Company will obtain access to new technology on a timely basis or on satisfactory terms. Any failure by the Company to obtain new technology could have a material adverse effect on the Company.

ACQUISITION RELATED RISKS

     The Company may, as part of its business strategy, acquire other businesses that will complement its existing business. Management is unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. The Company's ability to finance acquisitions may be constrained by, among other things, its high degree of leverage. The Indenture may significantly limit the Company's ability to make acquisitions and to incur indebtedness in connection with acquisitions. Such transactions commonly involve certain risks, including, among others: the difficulty of assimilating the acquired operations and personnel; the potential disruption of the Company's ongoing business and diversion of resources and management time; the possible inability of management to maintain uniform standards, controls, procedures and policies; the risks of entering markets in which the Company has little or no direct prior experience; and the potential impairment of relationships with employees or customers as a result of changes in management. There can be no assurance that any acquisition will be made, that the Company will be able to obtain additional financing needed to finance such acquisitions and, if any acquisitions are so made, that the acquired business will be successfully integrated into the Company's operations or that the acquired business will perform as expected. The Company has no definitive agreement with respect to any acquisition, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis.

     The Company may also enter into joint venture transactions. These transactions present many of the same risks involved in acquisitions and may also involve the risk that other joint venture partners may have economic, business or legal interests or objectives that are inconsistent with those of the Company. Joint venture partners may also be unable to meet their economic or other obligations, thereby forcing the Company to fulfill these obligations.

SHARES ELIGIBLE FOR FUTURE SALES

     The Company will have 97,165.25 shares of Common Stock outstanding, assuming the conversion of its currently outstanding 12% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") and the exercise of the Warrants, and the Company has an additional 5,000 shares of Common Stock reserved for issuance under current and future employee stock plans. See "Management -- Stock Plans." All of these shares of Common Stock will be "restricted securities" as that term is defined under Rule 144 under the Securities Act and may not be sold other than pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirement. The shares of Common Stock issuable upon conversion of the Preferred Stock and the shares issuable upon exercise of the Warrants will also be entitled to registration rights. See "Description of Capital Stock -- Registration Rights" and "Description of the
Warrants -- Certain Terms." Following an initial public offering of the Common Stock, sales of a substantial number of shares of Common Stock in the public market under Rule 144 or otherwise, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES AND THE COMPANY

     The Old Notes were issued at a substantial discount from their principal amount at maturity. The New Notes are treated as a continuation of the Old Notes for federal income tax purposes and New Notes will also be considered to have been issued at a substantial discount. Although cash interest will not accrue on the Notes prior to February 15, 2003, and there will be no payments of cash interest on the Notes prior to August 15, 2003, original issue discount (the difference between the stated redemption price at maturity and the issue price of the Notes) has accrued from the issue date of the Old Note and will continue to accrue with respect to the New Notes from the issue date of the Old Notes. Original issue discount will be includable as interest income periodically (including for periods ending prior to February 15, 2003) in a U.S. Holder's (as defined in "Certain United States Federal Tax Considerations") gross income for United States federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

     If a bankruptcy case under the U.S. Bankruptcy Code were to be commenced by or against the Company after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code. Any original issue discount that was not amortized as of the time of any such bankruptcy filing would constitute "unmatured interest."

INVESTMENT COMPANY ACT CONSIDERATIONS

     After giving effect to the Initial Offering and the anticipated Offerings, the Company will have substantial short-term investments. See "Capitalization" and "Use of Proceeds." This may result in the Company being treated as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). The 1940 Act requires the registration of, and imposes various substantive restrictions on, certain companies ("investment companies") that are, or hold themselves out as being, engaged primarily, or propose to engage primarily in, the business of investing, reinvesting or trading in securities, or that fail certain statistical tests regarding composition of assets and sources of income and are not primarily engaged in businesses other than investing, reinvesting, owning, holding or trading securities.

     The Company believes that it is primarily engaged in a business other than investing, reinvesting, owning, holding or trading securities and, therefore, is not an investment company within the meaning of the 1940 Act. If the Company is found to be an investment company, the Company currently intends to rely upon a safeharbor from the 1940 Act for certain "transient" or temporary investment companies. However, this exemption is only available to the Company for one year and this one-year period may terminate as soon as January 1999.

     If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons (as defined in the 1940 Act) and other matters. To avoid having to register as an investment company, beginning in as early as January 1999, the Company may have to invest a portion of its liquid assets in cash and demand deposits instead of securities. The extent to which the Company will have to do so will depend on the composition and value of the Company's total assets at that time. Having to register as an investment company under the 1940 Act or having to invest a material portion of the Company's liquid assets in cash and demand deposits to avoid such registration, would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS REGARDING FORWARD LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements", which generally can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "will", "should", or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussion of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the Company's plans and strategies, its anticipation of revenues from designated markets, and statements regarding the development of the Company's businesses, the markets for the Company's services and products, the Company's anticipated capital expenditures, possible changes in regulatory requirements and other statements contained herein regarding matters that are not historical facts, are only predictions and estimates regarding future events and circumstances. Cautionary statements are disclosed in this Prospectus, including, without limitation, in connection with the forward-looking statements included herein and under "Risk Factors." No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, the Company's ability to successfully market its services to current and new customers, interconnect with ILECs, develop efficient OSS and other back office systems, provision new customers, access markets, identify, finance and complete suitable acquisitions, install facilities, including switching electronics, and obtain leased trunking capacity, rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to differ materially from the future results indicated, expressed or implied, in such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

     The net proceeds received by the Company from the Initial Offering were approximately $240.7 million, after deducting estimated underwriting discounts and commissions and other expenses payable by the Company.

     The Company intends to use the net proceeds from the Initial Offering, together with the remaining proceeds from the Equity Commitments, to fund the costs of deploying networks in all 12 Phase I markets and the operation of those networks to Positive Free Cash Flow, including the costs to develop, acquire and integrate the necessary OSS and other back office systems. The Company's principal capital expenditure requirements include the purchase and installation of digital switches, transmission equipment collocated in ILEC central offices, customer premise equipment, and the overbuilding of leased transmission facilities as traffic volume growth makes it economically attractive.

     As part of its strategy, the Company may make acquisitions and enter into joint ventures, and a portion of the net proceeds from the Initial Offering may be used for such purposes. The Company has no definitive agreement with respect to any acquisition or joint venture, although from time to time it has discussions with other companies and assesses opportunities on an ongoing basis. The Company may require additional financing to complete its Phase I and Phase II market buildout (or require financing sooner than anticipated) if: (i) the Company's development plans or projections change or prove to be inaccurate;
(ii) the Company engages in any acquisitions; or (iii) the Company alters the schedule or targets of its roll-out plan. There can be no assurance that such additional financing will be available on terms acceptable to the Company or at all. See "Prospectus Summary -- Financing Plan," "Risk Factors -- Significant Capital Requirements; Uncertainty of Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Notes Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the form and terms of the New Notes (which replace the Old Notes), except as described herein.

                                DIVIDEND POLICY

     The Company has not paid any dividends since its inception and does not anticipate declaring or paying cash dividends in the foreseeable future, as it intends to retain future earnings, if any, for reinvestment in its business and repayment of indebtedness. Any determination to declare or pay cash dividends will be at the discretion of the Company's Board of Directors, will be subject to compliance with the Company's debt financing arrangements and will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the Company's Board of Directors considers relevant. Certain covenants in the Indenture will prohibit or limit the ability of the Company and its subsidiaries to declare or pay cash dividends. See "Description of the Notes."

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of March 31, 1998. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in this capitalization table. This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements, including the notes thereto, and other financial data contained elsewhere in this Prospectus.


                                                               AS OF MARCH 31, 1998
                                                              ----------------------
                                                                      ACTUAL
                                                              ----------------------
                                                                    (AUDITED)
Cash, cash equivalents, and short-term investments..........       $257,594,702
                                                                   ============
Long-term debt:
  Old Notes, at accreted value(1)...........................       $247,329,420
                                                                   ------------
       Total long-term debt.................................        247,329,420
                                                                   ------------
Redeemable convertible preferred stock(2):
  Redeemable convertible preferred stock, $.01 par value,
     96,000 shares authorized, 95,641.25 shares issued and
     outstanding............................................         59,206,139
  Preferred stock subscriptions receivable..................           (275,000)
                                                                   ------------
          Total redeemable convertible preferred stock......         58,931,139
                                                                   ------------
Redeemable warrants(1)......................................          8,257,542

Stockholders' deficit:
  Common stock, $.01 par value, 102,524 shares authorized, 1
     share issued and outstanding(2)........................                 --
  Additional paid-in capital................................         14,405,519
  Deferred compensation.....................................        (13,216,518)
  Accumulated deficit.......................................        (21,162,048)
                                                                   ------------
       Total stockholders' deficit..........................        (19,973,047)
                                                                   ------------
          Total capitalization..............................       $294,545,054
                                                                   ============


---------------

(1) Of the $250,477,150 gross proceeds from the issuance of the Units, $242,293,600 was allocated to the initial accreted value of the Old Notes, and $8,183,550 was allocated to the Warrants. The Warrants may be required to be redeemed by the Company for cash upon the occurrence of a Repurchase Event, as defined in the provisions of the Warrant Agreement.
(2) If a Liquidity Event has not occurred by August 13, 2004, the Company may be required, subject to the covenants in the Indenture, to repurchase the Fund Investors' and Management Investors' equity securities at the higher of fair market value and original cost plus accrued dividends at 12% per annum, provided that any claim for payment will be subordinated in right of payment to the Notes. Twenty-three days after the issuance of a Repurchase Notice (as defined in the Securityholders Agreement), the security holders may have the fair value of their securities determined. Fair market value is defined as the amount agreed to be the fair market value by the LLC, the majority of the Fund Investors, and the majority of the Management Investors. If mutual agreement cannot be reached, fair market value for (a) publicly traded securities generally means the average of the closing prices of such securities for the 21 day period after the filing of the Repurchase Notice and (b) non-publicly traded securities, a valuation determined by an appraisal mechanism. See "Certain Relationships and Related Transactions."

                            SELECTED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the three months ended March 31, 1998 and as of and for the period from inception (April 22, 1997) to December 31, 1997 were derived from the audited consolidated financial statements of the Company and the notes thereto contained elsewhere in this Prospectus, which statements have been audited by Arthur Andersen LLP, independent public accountants. The selected pro forma consolidated financial data set forth below is unaudited and gives effect to the issuance of the Notes as if the issuance of the Notes and the $19.7 million of Equity Contributions had occurred on January 1, 1998 and April 22, 1997, respectively. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year.

     From the Company's formation in April 1997 until December 16, 1997, the Company was in the development stage. The Company has generated operating losses and negative cash flow from its limited operating activities to date. As a result of the Company's limited operating history, prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus.


                                                           ACTUAL                                PRO FORMA(1)
                                           --------------------------------------   --------------------------------------
                                                            PERIOD FROM INCEPTION                    PERIOD FROM INCEPTION
                                            THREE MONTHS      (APRIL 22, 1997)       THREE MONTHS      (APRIL 22, 1997)
                                               ENDED               THROUGH              ENDED               THROUGH
                                           MARCH 31, 1998     DECEMBER 31, 1997     MARCH 31, 1998     DECEMBER 31, 1997
                                           --------------   ---------------------   --------------   ---------------------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.................................   $    202,925        $        403         $    202,925        $        403
Operating expenses:
  Technical..............................        234,831             151,269              234,831             151,269
  Selling, general and administrative....      5,680,031           3,635,872            5,680,031           3,635,872
  Depreciation and amortization..........        208,424              12,639              208,424              12,639
                                            ------------        ------------         ------------        ------------
    Total operating expenses.............      6,123,286           3,799,780            6,123,286           3,799,780
                                            ------------        ------------         ------------        ------------
Loss from operations.....................     (5,920,361)         (3,799,377)          (5,920,361)         (3,799,377)
Interest income..........................      2,194,226             111,417            2,194,226             111,417
Interest expense.........................     (4,669,079)                 --           (7,689,781)        (22,545,119)
                                            ------------        ------------         ------------        ------------
Net loss.................................   $ (8,395,214)       $ (3,687,960)        $(11,415,916)       $(26,233,079)
Accretion of redeemable preferred stock
  and warrant values.....................     (5,264,684)         (3,814,190)          (5,285,772)        (14,761,962)
                                            ------------        ------------         ------------        ------------
Net loss applicable to common stock......   $(13,659,898)       $ (7,502,150)        $(16,701,688)       $(40,995,041)
                                            ============        ============         ============        ============
Net loss per share.......................   $(13,659,898)       $ (7,502,150)        $(16,701,688)       $(40,995,041)
                                            ============        ============         ============        ============
OTHER FINANCIAL DATA:
EBITDA(2)................................   $ (5,711,937)       $ (3,786,738)        $ (5,711,937)       $ (3,786,738)
Net cash used in operating activities....     (2,195,564)         (1,942,897)          (2,195,564)         (1,942,897)
Net cash used in investing activities....    (43,525,476)        (21,926,058)         (43,525,476)        (21,926,058)
Net cash provided by financing
  activities.............................    261,672,797          29,595,314          261,041,493         289,990,664
Capital expenditures.....................      8,510,255          23,912,659            8,510,255          23,912,659
Ratio of earnings to fixed charges(3)....             --                  --                   --                  --



                                           MARCH 31, 1998     DECEMBER 31, 1997     MARCH 31, 1998     DECEMBER 31, 1997
                                           --------------     -----------------     --------------     -----------------
BALANCE SHEET DATA (AT END OF PERIOD):
Cash, cash equivalents and short-term
  investments............................   $257,594,702        $  5,726,359         $256,963,398        $266,121,709
Property and equipment, net..............     32,669,385          23,900,020           32,669,385          23,900,020
Total assets.............................    300,227,692          30,047,014          300,160,342         299,744,352
Long-term debt...........................    247,329,420                  --          250,282,772         264,374,007
Redeemable convertible preferred stock,
  net(4).................................     58,931,139          33,409,404           58,931,139          63,753,508
Redeemable warrants......................      8,257,542                  --         $  8,278,630           8,472,118
Stockholders' deficit....................    (19,973,047)         (7,292,090)         (23,014,837)        (40,784,981)

---------------
(1) The pro forma financial data as of and for the three months ended March 31, 1998 and as of and for the period from inception (April 22, 1997) to December 31, 1997 gives effect to the issuance of the Notes as if the issuance of the Notes and the $19.7 million of Equity Contributions had occurred on January 1, 1998 and April 22, 1997, respectively.
(2) EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles, is not intended to represent cash flow from operations, and should not be considered as an alternative to net loss as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is widely used by analysts, investors and other interested parties in the telecommunications industry. EBITDA is not necessarily comparable with similarly titled measures for other companies.


(3) For purposes of calculating the ratio of earnings to fixed charges, earnings is defined as net loss plus fixed charges (other than capitalized interest). Fixed charges consist of interest and amortization of debt discount and debt issuance costs, whether expensed or capitalized, and that portion of rental expense deemed to represent interest (estimated to be 1/3 of such expense). The Company's earnings for the three months ended March 31, 1998, and for the period from inception (April 22, 1997) through December 31, 1997, were insufficient to cover fixed charges by approximately $8.9 million and $3.7 million, respectively. After giving pro forma effect to the increase in interest expense resulting from the Initial Offering, the Company's earnings would have been insufficient to cover fixed charges by approximately $11.9 million and $26.2 million, for the three months ended March 31, 1998 and for the period from inception (April 22, 1997) through December 31, 1997, respectively.


(4) If a Liquidity Event has not occurred by August 13, 2004, the Company may be required, subject to the covenants in the Indenture, to repurchase the Fund Investors' and Management Investors' equity securities at the higher of fair market value and original cost plus accrued dividends at 12% per annum, provided that any claim for payment will be subordinated in right of payment to the Notes. Twenty-three days after the issuance of a Repurchase Notice (as defined in the Securityholders Agreement), the security holders may have the fair value of their securities determined. Fair market value is defined as the amount agreed to be the fair market value by the LLC, the majority of the Fund Investors, and the majority of the Management Investors. If mutual agreement cannot be reached, fair market value for (a) publicly traded securities generally means the average of the closing prices of such securities for the 21 day period after the filing of the Repurchase Notice and (b) non-publicly traded securities, a valuation determined by an appraisal mechanism. See "Certain Relationships and Related Transactions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto contained elsewhere in this Prospectus. Certain information contained in the discussion and analysis set forth below and elsewhere in this Prospectus, including information with respect to the Company's plans and strategy for its business and related financing, includes forward-looking statements that involve risk and uncertainties. See "Risk Factors" for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained herein.

OVERVIEW

     Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. As a CLEC, Allegiance anticipates offering an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services. The Company was founded in April 1997 by a management team led by Royce J. Holland, the former president, chief operating officer and co-founder of MFS, and Thomas M. Lord, former managing director of Bear, Stearns & Co. Inc., where he specialized in the telecommunications, information services and technology industries. The Company's initial equity financing of approximately $50.1 million has been provided by the Management Investors and the Fund Investors.

     The Company has generated only nominal revenues to date. Since its inception on April 22, 1997, the Company's principal activities have included developing its business plans, procuring governmental authorizations, raising capital, hiring management and other key personnel, working on the design and development of its local exchange telephone networks and OSS, acquiring equipment and facilities and negotiating interconnection agreements. The Company does not expect to achieve positive EBITDA in any market until at least two to three years after it commences initial service in such market. As a result of its development activities, the Company has experienced significant operating losses and negative EBITDA to date. Allegiance is currently operational in three Phase I markets: New York City, Dallas and Atlanta; and is in the process of deploying networks in five additional Phase I markets: Chicago, Los Angeles, San Francisco, Boston and Fort Worth. The Company expects to continue to experience increasing operating losses and negative EBITDA as it expands its operations. See "Risk Factors -- Limited History of Operations; Historical and Anticipated Future Negative EBITDA and Operating Losses."

     As a result of the Company's limited operating history, prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Notes.

FACTORS AFFECTING FUTURE OPERATIONS

  Revenues

     Allegiance expects to generate most of its revenues from sales to end user customers in the business, government, and other institution market segments, but may augment this core revenue source by selectively supplying wholesale services including equipment collocation and facilities management services to ISPs. Allegiance plans to deploy its sales teams in areas where the Company can serve customers through a direct connection using unbundled loops or high capacity circuits connected to Allegiance's facilities collocated in ILEC central offices. The Company currently plans to resell ILEC services only in order to provide comprehensive geographical service coverage to customers with multiple on-net sites (which can be addressed by the Company's facilities-based services) and a few off-net sites (which can be addressed only by the Company's reselling ILEC services). Allegiance believes that it will be able to generate significantly higher gross margins by providing local exchange, local access and long distance services using its own facilities than could be obtained by reselling such services.

     Allegiance will seek to price its services competitively in relation to that of the ILECs and may offer combined service discounts designed to give customers incentives to buy a portfolio of services through the

Company. Although pricing will be an important part of the Company's strategy, management believes that, especially for small to medium-sized business customers, customer relationships, customer care, "one stop shopping" and consistent quality will be the key to generating customer loyalty. During the past several years, market prices for many telecommunications services have been declining, which is a trend that the Company believes will likely continue. This decline will have a negative effect on the Company's gross margin that may not be offset completely by savings from decreases in the Company's cost of services.

     Current industry statistics demonstrate that there is significant churn of customers within the industry, and the Company believes that the churn is especially high when customers are only buying long distance services from a carrier or when customers are buying resold services. Allegiance believes that by offering LAN interconnection, frame relay, Internet services, ISDN, DSL and other enhanced services not generally available from the ILECs (or available only at high prices) in conjunction with traditional local and long distance services and providing superior customer care, it will be in a position to minimize customer churn.

  Operating Expenses

     The Company expects that its primary operating expenses will consist of cost of services and selling, general and administrative expenses.

     Cost of Services. Under its "smart build" strategy, Allegiance plans to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. Allegiance will lease unbundled copper loop lines and high capacity digital lines from the ILECs to connect the Company's customers and other carriers' networks to the Company's network. Allegiance plans to lease capacity or overbuild specific network segments as economically justified by traffic volume growth. In addition, Allegiance expects to increase the capacity of its switches, and may add additional switches, in a market as demand warrants.

     In October 1997, the Company entered into a five-year general agreement with Lucent establishing terms and conditions for the purchase of Lucent products, services and licensed materials. The agreement includes a three-year exclusivity commitment for the purchase of products and services related to new switches. The agreement contains no minimum purchase requirements.

     The Company expects switch site lease costs will be a significant part of the Company's ongoing cost of services. The costs to lease unbundled copper loop lines and high capacity digital lines from the ILECs will vary by ILEC and are regulated by state authorities pursuant to the Telecommunications Act. The Company believes that in most of the markets it plans to enter there are multiple carriers in addition to the ILEC from which it could lease trunking capacity. The Company expects that the costs associated with these leases will increase with customer volume and will be a significant part of the Company's ongoing cost of services.

     Collocation costs are also expected to be a significant part of the Company's network development and ongoing cost of services. Under the Telecommunications Act, carriers like the Company must be allowed to place their equipment within the central offices of the ILEC for the purposes of interconnecting its network with that of the ILEC ("collocation"). For example, Allegiance will use collocation to access the ILECs unbundled networks elements. This collocation can be a physical space or cage within the ILEC central office where the Company would place its equipment. In some cases, virtual collocation would be used where the ILEC places equipment within the central office and would maintain the equipment on behalf of the Company. In this virtual collocation scenario, the Company would not have physical access to the ILEC's central office. For use of their central offices for collocation, ILECs typically charge both a start-up fee as well as a monthly recurring fee. The Company will be required to invest a significant amount of funds to develop the central office collocation sites and to deploy the transmission and distribution electronics.

     In order to enter a market, Allegiance must enter into an interconnection agreement with the ILEC to make ubiquitous calling available to its customers. Typically these agreements set the cost per minute to be charged by each party for the calls which have traversed between each carrier's network. These costs will grow in proportion to the Company's customers outbound call volume and are expected to be a major portion of the Company's cost of services. However, the Company does expect to generate increased revenue from the ILECs as the Company's customers inbound calling volume increases. To the extent the Company's customers' outbound call volume is equivalent to their inbound call volume, the Company expects that its interconnection costs paid to the ILECs will be substantially offset by the interconnection revenues received from the ILECs.

     The Company has entered into one resale agreement with a long distance carrier to provide the Company with transmission services and expects to enter into resale agreements with other carriers in the future. Such agreements typically provide for the resale of long distance services on a per-minute basis and may contain minimum volume commitments; however, the existing resale agreement does not contain any minimum volume commitments. In the event the Company fails to meet its minimum volume commitments, it may be obligated to pay underutilization charges and in the event it underestimates its need for transmission capacity, the Company may be required to obtain capacity through more expensive means. These costs will increase as the Company's customers' long distance calling volume increases, and the Company expects that these costs will be a significant portion of its cost of long distance services. As traffic on specific routes increases, the Company may lease long distance trunk capacity.

     Selling, General and Administrative Expenses. The Company's selling, general and administrative expenses will include its infrastructure costs, including selling and marketing costs, customer care, billing, corporate administration, personnel and network maintenance.

     The Company plans to employ a large direct sales force in each market and to build a national sales force as the Company grows. To attract and retain a highly qualified sales force, the Company plans to offer its sales and customer care personnel a compensation package emphasizing commissions and stock options. The Company expects to incur significant selling and marketing costs as it continues to expand its operations. In addition, Allegiance plans to offer sales promotions to win customers, especially in the first few years as its establishes its market presence.

     Allegiance is currently developing tailored systems and procedures for OSS and other back office systems that are required to enter, schedule, provision, track a customer order from point of sale to the installation and testing of service and that will include or interface with trouble management, inventory, billing, collection and customer care service systems. Along with the development cost of the systems, the Company will also incur ongoing expenses for customer care and billing. As the Company's strategy stresses the importance of personalized customer care, the Company expects that its customer care department will become a larger part of the Company's ongoing administrative expenses. The Company also expects billing costs to increase as its number of customers, and the call volume, increases. Billing is expected to be a significant part of the Company's ongoing administrative expenses.

     Allegiance will incur other costs and expenses, including the costs associated with the maintenance of its network, administrative overhead, office leases and bad debt. The Company expects that these costs will grow significantly as its expands its operations and that administrative overhead will be a large portion of these expenses during the start-up phase of the Company's business. However, the Company expects these expenses to become smaller as a percentage of the Company's revenue as the Company builds its customer base.

RESULTS OF OPERATIONS

     From its inception on April 22, 1997 through December 16, 1997, the Company was in the development stage of operations. Its principle activities during that period included developing its business plans, raising capital, hiring management and other key personnel, working on the design and development of its local exchange telephone networks and OSS and negotiating interconnection agreements. From April 22, 1997 through December 31, 1997, the Company's operations resulted in a $7.5 million net loss (after accreting redeemable preferred stock and warrant values). As of December 31, 1997, the Company generated only nominal revenues.


     For the three months ended March 31, 1998, the Company generated revenues of $.2 million from local and long distance services provided to customers in the Dallas market. The net loss for the first quarter was $13.7. The Company incurred approximately $.5 million in delivering service and preparing its local exchange facilities in Dallas, New York City and Atlanta to become operational. For the three months ended March 31, 1998, the Company also incurred $5.7 million for selling and general and administrative expenses, primarily resulting from $3.6 million of payroll, employee benefits, travel, legal and consulting fees relating to the commencement of business in several Phase I markets and $1.0 million in amortization of deferred compensation expense. The Company also incurred $.5 million for office space and related operating costs. Interest expense during the three months ended March 31, 1998 was $4.7 million, reflecting the issuance of the Old Notes during February 1998. Interest income during such period was $2.2 million resulting from the investment of the net proceeds from the Equity Contributions and the Initial Offering.



     As required by accounting principles promulgated by the Securities and Exchange Commission, the Company is recording the potential redemption values of the redeemable preferred stock and the redeemable warrants in the potential event that they are redeemed at fair market value in August 2004 and February 2008 respectively. Amounts are accreted using the effective interest method and managements estimates of the future fair market value of these securities when redemption is first permitted. Amounts accreted increase the recorded value of the redeemable preferred stock and redeemable warrants on the balance sheet and result in a non cash charge to increase the net loss applicable to common stockholders. Upon completion of an initial public offering of the Common Stock of the Company, the redemption provisions of the preferred stock terminate. Accordingly, the amounts accreted for the preferred stock will be reversed and result in a one time non cash reduction of the net loss applicable to common stockholders.


LIQUIDITY AND CAPITAL RESOURCES

     Allegiance plans to establish networks in 24 Tier I U.S. markets. The Company plans to deploy its networks principally in two phases of development, each to contain 12 major U.S. metropolitan markets.

     The development of the Company's business and deployment and start-up of its networks in these markets and the establishment of reliable OSS will require significant capital to fund capital expenditures, working capital, debt service and cash flow deficits. The Company's principal capital expenditure requirements include the purchase and installation of digital switches, transmission equipment collocated in ILEC central offices, and customer premise equipment, the development of efficient OSS and other automated back office systems, and the overbuilding of leased transmission facilities as traffic volume growth makes it economically attractive. Additional capital will be required for office space, switch site, and collocation space buildout at ILEC central offices, corporate overhead and personnel and the development, acquisition and integration of the Company's back office systems. Future overbuilds of leased transmissions facilities and potential strategic acquisitions may increase capital requirements, although cash requirements may be reduced if network expansions are accomplished over a longer time frame or market penetration rates are less than expected.

     Allegiance's financing plan is predicated on the pre-funding of each market's expansion to Positive Free Cash Flow (operating cash flow from a market sufficient to fund such market's operating costs and capital expenditures). This approach is designed to allow the Company to be opportunistic and raise capital on more favorable terms and conditions.

     To pre-fund each Phase I market's expansion, the Company raised approximately $50.1 million from the Equity Contributions and received approximately $240.7 million of net proceeds, after deducting estimated underwriting discounts and commissions and other expenses payable by the Company, from the Initial Offering. Allegiance is currently operational in three Phase I markets: New York City, Dallas and Atlanta; and is in the process of deploying networks in five additional Phase I markets: Chicago, Los Angeles, San Francisco, Boston and Fort Worth. As part of this effort, in October 1997, the Company acquired two Lucent Series 5ESS(R)-2000 digital switches in New York City and Atlanta and certain furniture and fixtures in Dallas from US ONE Communications, Inc. for an aggregate purchase price of $19.3 million. The Company has also purchased from Lucent, switches for the Dallas, Chicago, Los Angeles, San Francisco and Boston markets. The cost of these switches and related equipment and installation will be approximately $37.1 million.

     Since completion of the Initial Offering, the Company has increased the scope of its business plan to accommodate (i) an expansion of the Company's network buildout in certain Phase I markets to include additional central offices, thereby giving the Company access to a larger number of potential customers in those markets, (ii) an accelerated and expanded deployment of data, Internet and enhanced services in the Company's markets and (iii) the acceleration of network deployment in Phase II markets. The Company estimates that its cumulative cash requirements to fund its modified business plan, including prefunding each

Phase I and Phase II market's expansion to Positive Free Cash Flow, will be between $650 million and $700 million.

     Although the Company would have the right to redeem up to 35% of the principal amount at maturity of the Notes with the proceeds of the Equity Offering under certain circumstances, the Company intends to use such proceeds to fund its business plan. The Company believes, based on its modified business plan, that the net proceeds from the Initial Offering and the Equity Contributions, together with the anticipated proceeds from the Offerings, will be sufficient to pre-fund its Phase I and Phase II market deployment to Positive Free Cash Flow. There can be no assurance, however, that the Company will consummate either the Equity Offering or the Debt Offering or that it will raise sufficient funds in such Offerings to fund such deployment to Positive Free Cash Flow. In such event, the Company would delay deployment of networks in all or certain of the Phase II markets and may have to defer the expansion of its network buildout in its Phase I markets and the expansion of deployment of data, Internet and enhanced services.

     The actual amount and timing of the Company's future capital requirements may differ materially from the Company's estimates as a result of, among other things, the demand for the Company's services and regulatory, technological and competitive developments (including additional market developments and new opportunities) in the Company's industry. The Company also expects that it will require additional financing (or require financing sooner than anticipated) if:
(i) the Company's development plans or projections change or prove to be inaccurate; (ii) the Company engages in any acquisitions; or (iii) the Company alters the schedule or targets of its roll-out plan or, in the event the Equity Offering, the Debt Offering, or both, are not consummated, the Company accelerates the implementation of its network deployment in its Phase II markets. Sources of additional financing may include commercial bank borrowings, vendor financing or the private or public sale of equity or debt securities. There can be no assurance that such financing will be available on terms acceptable to the Company or at all. See "Risk Factors -- Significant Capital Requirements; Uncertainty of Additional Financing."

     The Equity Commitments consist of commitments aggregating $95 million from the Fund Investors and $5 million from the Management Investors. Drawdowns of these Equity Commitments are contingent upon certain conditions, including the approval of individual market business plans and operating budgets by the Fund Investors and the Allegiance Board of Directors. See "Certain Relationships and Related Transactions." The Company's initial equity financing of approximately $50.1 million has been provided to fund the Company's start-up costs and ongoing network development in the Dallas, New York City and Atlanta markets. If a Liquidity Event has not occurred by August 13, 2004, the Company may be required, subject to the covenants in the Indenture, to repurchase the Fund Investors' and Management Investors' preferred and common stock at the higher of fair market value and original cost plus accrued dividends at 12% per annum, provided that any claim for payment will be subordinated in right of payment to the Notes.

     Because the Company's cost of rolling out its networks and operating its business, as well as the Company's revenues, will depend on a variety of factors (including the ability of the Company to meet its roll-out schedules, negotiate favorable prices for purchases of equipment, and develop, acquire and integrate the necessary OSS and other back office systems, as well as the number of customers and the services for which they subscribe, the nature and penetration of new services that may be offered by the Company, regulatory changes and changes in technology), actual costs and revenues will vary from expected amounts, possibly to a material degree, and such variations are likely to affect the Company's future capital requirements. Accordingly, there can be no assurance that the Company's actual capital requirements will not exceed the anticipated amounts described above. Further, the exact amount of the Company's future capital requirements will depend upon many factors, including the cost of the development of its networks in each of its markets, the extent of competition and pricing of telecommunications services in its markets, and the acceptance of the Company's services. Also, the Company expects that the expansion into additional markets will require additional financing, which may include commercial bank borrowing, vendor financing, or the public or private sale of equity or debt securities. There can be no assurance that the Company will be successful in raising sufficient additional capital at all or on terms acceptable to the Company. See "Risk Factors -- Significant Capital Requirements; Uncertainty of Additional Financing."

EFFECT OF THE EQUITY OFFERING


     The Fund Investors and the Management Investors currently own 95.0% and 5.0%, respectively, of the ownership interests of Allegiance LLC, an entity that owns substantially all of the Company's outstanding capital stock. Upon consummation of the Equity Offering, Allegiance LLC will dissolve and its assets (which consist almost entirely of such capital stock) will be distributed to the Fund Investors and the Management Investors in accordance with a final allocation calculated immediately prior to such distribution (the "Equity Allocation") pursuant to the LLC Agreement (as defined herein). The LLC Agreement provides that the Equity Allocation between the Fund Investors and the Management Investors will range between 95.0%/5.0% and 66.7%/33.3% based on the valuation of the Company's Common Stock implied by the Equity Offering. Based upon the current valuation of the Company's Common Stock implied by the Equity Offering, the Equity Allocation will be 66.7% to the Fund Investors and 33.3% to the Management Investors. Under generally accepted accounting principles, upon the consummation of the Equity Offering, the Company will be required to record the increase (based on the valuation of the Common Stock implied by the Equity Offering) in the assets of Allegiance LLC allocated to the Management Investors as an increase in additional paid-in capital, a portion of which will be recorded as a non-cash, non-recurring charge to operating expense and a portion of which will be recorded as a deferred management ownership allocation charge. The deferred charge will be amortized over 1998, 1999 and 2000 which is based upon the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated. The right to repurchase the securities expires over a three year period after the completion of the Equity Offering. This charge will be offset in part by the reversal of the value accreted for potential future redemption values for the preferred stock as redemption provisions terminate upon the completion of the Equity Offering.


YEAR 2000

     The Company has reviewed its computer systems to identify those areas that could be affected by the "Year 2000" issue. The Company believes that its systems are Year 2000 compliant. In addition, the Company believes that many of its customers and suppliers, particularly the ILECs and long distance carriers, are also impacted by the Year 2000 issue, which in turn could affect the Company. The Company is assessing the compliance efforts of its major customers and suppliers. If the systems of certain of the Company's customers and suppliers, particularly the ILECs, long distance carriers and others on whose services the Company depends or with whom the Company's systems interface, are not Year 2000 compliant, it would have a material adverse effect on the Company.

                                    BUSINESS

THE COMPANY

     Allegiance seeks to be a premier provider of telecommunications services to business, government and other institutional users in major metropolitan areas across the United States. As a CLEC, Allegiance anticipates offering an integrated set of telecommunications products and services including local exchange, local access, domestic and international long distance, enhanced voice, data and a full suite of Internet services. The Company was founded in April 1997 by a management team led by Royce J. Holland, the former president, chief operating officer and co-founder of MFS, and Thomas M. Lord, former managing director of Bear, Stearns & Co. Inc., where he specialized in the telecommunications, information services and technology industries. The Company's initial equity financing of approximately $50.1 million has been provided by the Management Investors and the Fund Investors.


     The Company believes that the Telecommunications Act, by opening the local exchange market to competition, has created an attractive opportunity for new facilities-based CLECs like the Company. Most importantly, the Telecommunications Act stated that CLECs should be able to acquire the UNEs from the ILECs, which are necessary for the cost-effective provision of service. As such, the Telecommunications Act will enable the Company to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. Thereafter, the Company plans to lease capacity or overbuild specific network segments as economically justified by traffic volume growth. Management believes that pursuing this "smart build" approach should: (i) accelerate market entry by 9 to 18 months by deferring the need for city franchises, rights-of-way and building access; (ii) reduce initial capital requirements for individual market entry prior to revenue generation, allowing the Company to focus its capital resources on the critical areas of sales, marketing, and OSS; (iii) provide for ongoing capital expenditures on a "success basis" as demand dictates; and (iv) allow the Company to address attractive service areas selectively throughout its targeted markets.



     Allegiance is currently developing tailored systems and procedures for OSS and other back office systems that it believes will provide the Company with a significant competitive advantage in terms of cost, processing large order volumes and customer service. These systems are required to enter, schedule, provision and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, inventory, billing, collection and customer service systems. The legacy systems currently employed by many ILECs, CLECs and long distance carriers, which systems were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. This process is not only labor intensive, but it also creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer churn and significant added expenses due to duplicated efforts and the need to correct service and billing problems. The Company believes that the practical problems and costs of upgrading legacy systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service.


     Allegiance plans to deploy networks in 24 Tier I markets. The Company estimates that these 24 markets will include 18 BTAs with more than 20 million non-residential access lines, representing approximately 44.7% of the total non-residential access lines in the U.S. With a network deployment and end user, direct sales marketing strategy focusing on the central business districts and suburban commercial districts in these areas, Allegiance plans to address a majority of the non-residential access lines in most of its targeted markets. The Company plans to deploy its networks principally in two phases of development. Phase I is to offer services in 12 of the largest metropolitan areas in the U.S., which the Company believes include approximately 26.0% of the nation's total non-residential access lines. Allegiance is currently operational in three Phase I markets: New York City, Dallas and Atlanta; and is in the process of deploying networks in five additional Phase I markets: Chicago, Los Angeles, San Francisco, Boston and Fort Worth. In each of these markets, the Company will use a Lucent Series 5ESS(R)-2000 digital switch, which provides local and long distance functionality. Pending securing additional financing, the Company intends to begin network development in its

Phase II markets. These additional 12 markets are estimated to encompass approximately 18.7% of the total non-residential access lines in the U.S. Management expects to commence network deployment in these cities in 1999, with services anticipated to begin during 1999 and 2000.

     As of April 30, 1998, the Company sold 8,434 lines to 534 customers, of which, 5,757 lines for 329 customers were in service as of such date.

BUSINESS STRATEGY

     To accomplish its goal of becoming a premier provider of telecommunications services to business, government, and other institutional users in U.S. metropolitan areas, the Company has developed an end-user-focused business strategy designed to achieve significant market penetration and deliver superior customer care while maximizing operating margins. The key components of this strategy include the following:

     Leverage Proven Management Team. The Company's veteran management team has extensive experience and past successes in the CLEC industry, and the Company believes that its ability to combine and draw upon the collective talent and expertise of its senior management gives it a competitive advantage in the effective and efficient execution of network deployment, sales, provisioning, service installation, billing and collection, and customer service functions. Allegiance's Chairman and Chief Executive Officer, Royce J. Holland, has more than 25 years of experience in the telecommunications and energy industries, including as president, chief operating officer, and co-founder of MFS. Under his leadership, MFS grew from a start-up operation to become the largest CLEC with approximately $1.1 billion in revenues before its acquisition by WorldCom in 1996. Other key Allegiance executives have significant experience in the critical functions of network operations, sales and marketing, back office and OSS, finance and regulatory affairs.

     Target End Users with Integrated Service Offerings. Allegiance plans to focus principally on end user customers in the business, government and other institutional market segments. The majority of these customers are expected to be small and medium-sized businesses, to which the Company will offer "one-stop shopping" consisting of a comprehensive package of communications services with convenient integrated billing and a single point of contact for sales and service. For large businesses and government and other institutional users, which typically obtain telecommunications services from a variety of suppliers, the Company will focus primarily on capturing a significant portion of these customers' local exchange, intraLATA toll and data traffic. Although the Company will principally target end users in markets where it believes it can achieve significant market penetration by providing superior customer care at competitive prices, the Company may augment its core business strategy by selectively supplying wholesale services including equipment collocation and facilities management services to ISPs.

     Offer Data, Internet, and Enhanced Services to Enhance Market Penetration and Reduce Churn. The Company believes it can accelerate new account penetration and reduce customer churn by offering LAN interconnection, frame relay, Internet services, ISDN, DSL, Web page design, Web server hosting, and other enhanced services not generally available from the ILECs (or available only at high prices) in conjunction with traditional local and long distance services. This strategy has been successfully employed by certain CLECs, and Allegiance's management team has extensive experience in providing these types of enhanced services.

     Utilize "Smart Build" Strategy to Maximize Speed to Market and Minimize Investment Risk. Allegiance plans to deploy digital switching platforms with local and long distance capability and initially lease fiber trunking capacity from the ILECs and other CLECs to connect the Company's switch with its transmission equipment collocated in ILEC central offices. Thereafter, Allegiance may evolve its networks to the next stage of the "smart build" strategy where Allegiance plans to lease dark fiber or overbuild specific network segments as economically justified by traffic volume growth. Allegiance expects that this "smart build" strategy will allow entry into a new market in a six- to nine-month time frame as compared to the 18 to 24 months required to construct a metropolitan area fiber network under the "build first, sell later" approach required before the Telecommunications Act established a framework for CLECs to acquire unbundled network elements. The Company believes that this "smart build" approach has the additional advantage of reducing up-front capital requirements. This "smart build" strategy is currently being implemented by the

Company in all its networks where it is leasing high capacity circuits to connect the ILEC central offices with the Company's switches. In New York City, the Company intends to move towards the next stage of its "smart-build" strategy, where the Company is considering a possible lease from MFN, of a thirty-mile dark fiber ring in Manhattan that extends into Brooklyn.


     Achieve Broad Coverage of Attractive Areas within Each Targeted Market. As a result of the substantial up-front capital requirements necessary to construct metropolitan area fiber networks, CLECs have traditionally limited their initial network buildout to highly concentrated downtown areas, thereby limiting their ability to provide service to customers in other attractive, but geographically dispersed, portions of their targeted markets. The Company intends to leverage the benefits of using a "smart build" strategy by selectively deploying its facilities to address attractive service areas throughout each target market in order to optimize the Company's penetration. Prior to entering a market, Allegiance prepares a detailed, "bottoms-up" analysis of that market's local exchange areas using FCC and demographic data. The Company uses this analysis, together with estimates of the costs and potential benefits of addressing particular service areas, to identify attractive areas, determine the optimal concentration of areas to be served and develop its schedule for network deployment and expansion.

     Maximize Operating Margins by Emphasizing Facilities-Based
Services. Allegiance believes that facilities-based solutions where the Company provides local exchange, local access, and long distance using its own facilities should generate significantly higher gross network margins than could be obtained by reselling such services. As a result, Allegiance plans to deploy its marketing activities in areas where it can serve customers through a direct connection using unbundled loops or high capacity circuits connected to Allegiance's facilities collocated in ILEC central offices. The Company plans to resell ILEC services only in order to provide comprehensive geographical service coverage to customers with multiple on-net sites (which can be addressed by the Company's facilities-based services) and a few off-net sites (which can be addressed only by the Company's reselling ILEC services).

     Build Market Share by Focusing on Direct Sales. The Company believes that the key to achieving its goals is the capturing and retaining of customers through direct sales, a full suite of turn-key product offerings and personalized customer care. Management believes that its targeted small and medium-sized business customers have been neglected by the ILECs with respect to these functions. The Company's sales management team is composed of executives with experience in managing a large number of direct sales specialists in the telecommunications and data networking industries. Additionally, the Company believes it will be able to attract and retain highly qualified sales and support personnel by offering them the opportunity to: (i) work with an experienced and success-proven management team in building a developing, entrepreneurial company; (ii) market a comprehensive set of products and services and customer care options; and (iii) participate in the potential economic returns made available through a results-oriented compensation package emphasizing sales commissions and stock options.

     Develop Efficient Automated Back Office Systems. Unburdened by existing legacy OSS, Allegiance is focusing on developing, acquiring and integrating back office systems to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer service process. To address this critical issue, the Company has hired a team of engineering and information technology professionals experienced in the CLEC industry. This team will work to develop, with the assistance of key third party vendors, OSS that will synchronize multiple tasks such as provisioning, customer service and billing and provide management with timely operating and financial data to most efficiently direct network, sales and customer service resources. The Company intends to work actively toward "electronic bonding" between the Allegiance OSS and those of the ILEC, which would permit creation of service requests on-line. Allegiance believes that these back office systems, once developed, will provide it with a significant competitive advantage in terms of cost, processing large order volumes and customer service as compared to companies using legacy systems.

     Expand Customer Base Through Potential Acquisitions. The Company believes that strategic acquisitions may produce a number of benefits, including acceleration of market penetration, providing a customer base for cross-selling additional services, acquiring experienced management and improving margins by migrating resold services to the Company's network facilities.

MARKET OPPORTUNITY

     U.S. Census Bureau data indicates that the United States communications services market (including cable television, but excluding Internet access and content) in 1995 totaled approximately $221 billion in annual revenue. As depicted on the chart below, wireline telecommunications services (other than Internet access and content) purchased by non-residential users accounted for about 43%, or approximately $96 billion, of the total U.S. market in 1995:

                        [US COMMUNICATIONS MARKET GRAPH]

     The major segments of the non-residential wireline telecommunications services market, based on U.S. Census Bureau data, are as follows:

                  [NON-RESIDENTIAL WIRELESS TELECOMMUNICATIONS GRAPH]

Traditional voice traffic accounted for the vast majority of non-residential communications revenue in 1995, with local exchange and exchange access accounting for over half of the total non-residential wireline telecommunications market (excluding Internet access and content). Due to its rapid growth, estimates of data and Internet services revenue are not as well established as those relating to traditional voice traffic communications. However, the Company believes that a significant market opportunity exists for providers of non-residential Internet services.

     The Company believes that the rapid opening of the local market to competition, accelerated growth rates in local traffic related to increases in Internet access, the desire for multiple suppliers by large businesses, and the desire for "one-stop shopping" by small and medium-sized businesses and consumers, presents an opportunity for new entrants to achieve product differentiation and significant penetration into this very large, established market. Success in this environment will, in the opinion of management, depend primarily on speed-to-market, marketing creativity and a CLEC's ability to provide competitively priced services rapidly and accurately, and to issue concise, accurate integrated billing statements.

     Allegiance plans to deploy networks in 24 Tier I markets. The Company estimates that these 24 markets will include 18 BTAs with more than 20 million non-residential access lines, representing approximately 44.7% of the total non-residential access lines in the U.S. With a network deployment and end user, direct sales marketing strategy focusing on the most significant areas of business concentration in these areas, Allegiance plans to address a majority of the non-residential access lines in most of its targeted markets.

THE COMPANY'S TELECOMMUNICATIONS SERVICES

     The Company intends to tailor its service offerings to meet the specific needs of the business, government, and other institutional end users in its target markets. Management believes that the Company's close contact with customers from its direct sales force and customer care personnel will enable it to tailor its service offerings to meet customers' needs and to creatively package its services to provide "one-stop shopping" solutions for those customers. The Company plans to offer the following services:

     Local Exchange Services. The Company plans to offer local exchange services, including local dial tone as well as enhanced features such as call forwarding, call waiting, dial back, caller ID, and voice mail, in all of its target markets. By offering dial tone service, the Company will also receive originating and terminating access charges for interexchange calls placed or received by its subscribers.

     PBX/Shared Tenant Services. In areas where telephone density is high and most telephone customers desire similar services (such as office buildings, apartments, condominiums or campus-type environments), PBX or shared tenant services such as Centrex are among the most efficient means of providing telephone services. The Company will offer these services in areas where market potential warrants.

     ISDN and High Speed Data Services. The Company will offer high speed data transmission services, such as wide area network ("WAN") interconnection and broadband Internet access, via frame relay and dedicated point-to-point connections. In order to provide these services, the Company intends to utilize leased T1 and higher speed (multiple T1 or T3) fiber connections to medium- and large-sized business, government, and other institutional customers, while employing DSL and/or ISDN connections over unbundled copper loops to smaller business users whose bandwidth requirements may not justify fiber connections or which are located in areas where T1 connections are not available.

     Interexchange/Long Distance Services. The Company will offer a full range of domestic (interLATA and intraLATA) and international long distance services, including "1+" outbound calling, inbound toll free service, and such complementary services as calling cards, operator assistance, and conference calling.

     Enhanced Internet Services. The Company will offer dedicated and dial-up high speed Internet access services via conventional modem connections, ISDN, DSL, and T1 and higher speed dedicated connections.

     Web Site Design and Hosting Services. The Company intends to offer Web site design services and will offer Web site hosting on its own computer servers to provide customers with a turn-key solution that gives them a presence on the World Wide Web.

     Facilities and Systems Integration Services. The Company plans to assist individual customers with the design and implementation of turn-key solutions in order to meet their specific needs, including the selection of the customer's premises equipment, interconnection of LANs and WANs, provision of Advanced Intelligent Network applications and implementation of virtual private networks.

     Wholesale Services to ISPs. The Company believes that with the recent growth in demand for Internet services, numerous ISPs are unable to obtain network capacity rapidly enough to meet customer demand and eliminate network congestion problems. Allegiance plans to supplement its core end user product offerings by providing a full array of local services to ISPs, including telephone numbers and switched and dedicated access to the Internet.

SALES AND CUSTOMER SUPPORT

     The Company will offer an integrated package of local exchange, local access, domestic and international long distance, enhanced voice, data transmission, and a full suite of Internet services to small and medium-sized businesses, with "medium-sized" describing a user having approximately 200-300 phone lines and 250 employees. Unlike large corporate, government, or other institutional users, small and medium-sized businesses often have no in-house telecommunications manager. Based on management's previous experience, Allegiance believes that a direct sales and customer care program focusing on turn-key, "one-stop shopping" solutions will have a competitive advantage in capturing this type of customers' total telecommunications traffic.

     Although the vast majority of the Company's sales force will focus primarily on the small and medium-sized business segment, the Company also intends to provide services to large business, government, and other institutional users, as well as to ISPs, and expects that a significant portion of its initial revenue will come from these segments. Therefore, Allegiance will organize its sales and customer care organizations to serve each of these three market segments. Sales and marketing approaches in the telecommunications market are market-segment specific, and the Company believes the following are the most effective approaches with respect to its three targeted market segments:

     - Small/medium business -- The Company will use direct sales, print advertising, and agency programs.

     - Large business, government, and other institutional users -- The Company will use account teams, established business relationships, applications sales, trade show advertising, and technical journal articles.

     - Wholesale (ISPs) -- The Company will use direct sales, established business relationships, and competitive pricing.

     The principal portion of Allegiance's sales and customer care resources will be dedicated to the small and medium-sized business segment. The Company will organize account executives into teams with a team manager and a sales support specialist. These teams will utilize telemarketing to "qualify" leads and set up initial appointments. The Company will closely manage account executives with regard to activity (i.e. number of sales calls per week) with the goal of eventually calling on every prospective business customer in an account executive's sales territory. The Company intends to use commission plans and incentive programs to reward and retain the top performers and encourage strong customer relationships. The sales team managers in a market will report to a city sales director who will in turn report to a regional vice president. In addition, each team's sales support specialist will act as a "customer advocate" for the customers served by that team, so that the customer needs to contact only one person for sales information and personalized customer service.

     The Company's wholesale sales to local and regional ISPs will be performed by account executives reporting to the city sales director. Account executives reporting to the senior vice president of national accounts will handle large national ISPs. The senior vice president of national accounts will also have responsibility for large corporate, government, and other institutional accounts, with designated national account managers and sales support personnel assigned to the major accounts. Unlike the small and medium-sized business segment, the national account program will be built by recruiting national account managers with established business relationships with large corporate accounts, supported by technical applications personnel and customer care specialists.

INFORMATION SYSTEMS

     Allegiance is currently developing tailored information systems and procedures for OSS and other back-office systems that it believes will provide a significant competitive advantage in terms of cost, processing large order volumes, and customer service. These systems are required to enter, schedule, provision, and track a customer's order from the point of sale to the installation and testing of service and also include or interface with trouble management, inventory, billing, collection and customer service systems. The required high-level information requirements to support facilities-based service are depicted in the following figure:

                       [INFORMATION REQUIREMENTS DIAGRAM]

     The legacy systems currently employed by most ILECs, CLECs and long distance carriers, which were developed prior to the passage of the Telecommunications Act, generally require multiple entries of customer information to accomplish order management, provisioning, switch administration and billing. This process is not only labor intensive, but it creates numerous opportunities for errors in provisioning service and billing, delays in installing orders, service interruptions, poor customer service, increased customer churn, and significant added expenses due to duplicated efforts and the need to correct service and billing problems. The Company believes that the practical problems and costs of upgrading legacy systems are often prohibitive for companies whose existing systems support a large number of customers with ongoing service. Unburdened by legacy systems, the Company's team of engineering and information technology professionals experienced in the CLEC industry is working to develop, with the assistance of key third party vendors, OSS and other back office systems designed to facilitate a smooth, efficient order management, provisioning, trouble management, billing and collection, and customer care process. See "Risk Factors -- Dependence on Billing, Customer Service and Information Systems."

     Order Management. Allegiance has signed a contract with a third-party vendor to license their order management software. This product allows the sales team not only to enter customer orders, but also to monitor the status of the order as it progresses through the service initiation process.

     Provisioning Management. The licensed order management software also supports the design and management of the provisioning process, including circuit design and work flow management. The system has been designed to permit programming into the system of a standard schedule of tasks which must be accomplished in order to initiate service to a customer, as well as the standard time intervals during which each such task must be completed. This way, when a standard order is selected in the system, each required task in the service initiation process can be efficiently managed to its assigned time interval.

     External Interfaces. Several external interfaces are required to initiate service for a customer. While some of these will be automated initially via gateways from the order management software, the most important interfaces (those to the ILEC) will be accomplished initially via fax or e-mail. Certain ILECs are just beginning to develop automated interfaces on a limited basis. Allegiance intends to take a lead role with selected ILECs to create standards for automation of these interfaces.

     Network Element Administration. The Company has signed a contract with a third-party vendor to license their network element administration software. The Company is currently developing an interface between its order management system and the network element manager to integrate data integrity and eliminate redundant data entry.

     Customer Billing. Allegiance has selected a billing services provider, and a contract for this service is currently being negotiated. Customer information will be electronically interfaced with this provider from the Company's order management system via a gateway being developed, thereby integrating all repositories of information.

     Billing Records. Billing records will be generated by the Lucent Series 5ESS(R)-2000 switches to record customer calling activity. These records will be automatically processed by the billing services provider in order to calculate and produce bills in a customer-specified billing format.

     Allegiance believes this integrated OSS approach will provide for faster customer service initiation, improved billing accuracy and customization, and a superior level of customer service. See "Risk Factors -- Dependence on Billing, Customer Service and Information Systems." The Company will actively work toward "electronic bonding" between the Allegiance OSS and those of the ILECs, which would permit creation of service requests on-line.

NETWORK DEPLOYMENT

     Allegiance plans to deploy networks in 24 Tier I markets. The Company estimates that these 24 markets will include 18 BTAs with over 20 million non-residential access lines, representing approximately 44.7% of the total non-residential access lines in the U.S. The Company plans to deploy its networks principally in two phases of development, with Phase I to offer service in 12 of the largest U.S. metropolitan markets, which the Company believes include approximately 26.0% of the nation's non-residential access lines. Phase II will offer service in an additional 12 major U.S. metropolitan markets, which the Company believes include approximately an additional 18.7% of total U.S. non-residential access lines. Allegiance is currently operational in three Phase I markets: New York City, Dallas and Atlanta; and is in the process of deploying networks in five additional Phase I markets: Chicago, Los Angeles, San Francisco, Boston and Fort Worth. The following table sets forth the markets targeted by the Company in Phase I and the Company's current buildout schedule, although the order and timing of network deployment may vary and will depend on a number of factors, including recruiting city management, the regulatory environment, the Company's results of operations and the existence of specific market opportunities, such as acquisitions, and no assurance can be given that the Company will deploy networks in each such market:

                   PHASE I MARKET SIZE AND BUILDOUT SCHEDULE

                                     ESTIMATED TOTAL NON-          % OF TOTAL U.S. NON-        INITIAL FACILITIES-
             MARKET               RESIDENTIAL ACCESS LINES(1)   RESIDENTIAL ACCESS LINES(2)   BASED SERVICE DATE(3)
             ------               ---------------------------   ---------------------------   ---------------------
                                          (THOUSANDS)
New York City....................            3,298(4)                       6.7%(4)             March 1998
Dallas, TX.......................              867(5)                       1.8%(5)             April 1998
Atlanta, GA......................              612                          1.2%                April 1998
Fort Worth, TX...................               --(5)                         --(5)              3Q, 1998
Chicago, IL......................            1,951                          4.0%                 3Q, 1998
Los Angeles, CA..................            3,430(6)                       7.0%(6)              3Q, 1998
Northern New Jersey..............               --(4)                         --(4)              4Q, 1998
San Francisco, CA................            2,148(7)                       4.4%(7)              4Q, 1998
Boston, MA.......................              649                          1.3%                 4Q, 1998
Long Island, NY..................               --(4)                         --(4)                1999
Washington, D.C..................              871                          1.8%                   1999
Orange County, CA................               --(6)                         --(6)                1999
                                            ------                         -----
          Total..................           13,826(7)                      28.2%(7)

---------------

(1) Data as of December 31, 1996.
(2) Based on an estimated 49.0 million U.S. non-residential access lines as of December 31, 1996.
(3) Refers to the first month during which the Company could offer facilities-based service or the quarter or year during which the Company expects to be able to offer facilities-based service based on its current business plan.
(4) Data for New York City also includes Northern New Jersey and Long Island,
    NY.
(5) Data for Dallas, TX also includes Fort Worth, TX.
(6) Data for Los Angeles, CA also includes Orange County, CA.
(7) Data for San Francisco, CA also includes San Jose, CA and Oakland, CA, both of which are Phase II markets.

     The following table sets forth the markets targeted by the Company in Phase II, although the order and timing of network deployment may vary and will depend on a number of factors, including recruiting city management, the regulatory environment, the Company's results of operations and the existence of specific market opportunities, such as acquisitions, and no assurance can be given that the Company will deploy networks in each such market. Management currently expects to commence network deployment in the following Phase II markets in 1999, with service anticipated to begin during 1999 and 2000.

                              PHASE II MARKET SIZE

                                                      ESTIMATED TOTAL NON-          % OF TOTAL U.S. NON-
                     MARKET                        RESIDENTIAL ACCESS LINES(1)   RESIDENTIAL ACCESS LINES(2)
                     ------                        ---------------------------   ---------------------------
                                                           (THOUSANDS)
San Jose, CA.....................................                --(3)                        --(3)
Oakland, CA......................................                --(3)                        --(3)
San Diego, CA....................................               790                          1.6%
Houston, TX......................................               765                          1.6%
Philadelphia, PA.................................             1,754                          3.6%
Detroit, MI......................................               821                          1.7%
Denver, CO.......................................               632                          1.3%
Baltimore, MD....................................               639                          1.3%
Seattle, WA......................................               779                          1.6%
Miami, FL........................................               769                          1.6%
St. Louis, MO....................................               449                          0.9%
Cleveland, OH....................................               654                          1.3%
                                                              -----
          Total..................................             8,052(3)                      16.5%(3)

---------------

(1) Data as of December 31, 1996.
(2) Based on an estimated 49.0 million U.S. non-residential access lines as of December 31, 1996.
(3) Data for San Jose, CA and Oakland, CA is included in data for San Francisco, CA in Phase I above.

     In the majority of its targeted markets, Allegiance will initially deploy switches and collocate transmission equipment in ILEC central offices with heavy concentrations of non-residential access lines. Over time, the Company plans to expand its networks throughout the metropolitan areas to address the majority of the business market in each area. In some markets, such as Northern New Jersey, Allegiance will not initially deploy its own switch, but will deploy transmission equipment in major central offices and route traffic to an existing Allegiance switch until traffic growth warrants the addition of a switch to service that market.

NETWORK ARCHITECTURE

     Allegiance is deploying Lucent Series 5ESS(R)-2000 digital switches in New York City, Dallas, Atlanta, Chicago, Los Angeles and San Francisco. The Company currently plans to deploy similar switches in its other markets. As a result of the network unbundling provisions of the Telecommunications Act, the Company believes it can accelerate its market entry, reduce its initial capital requirements and mitigate risks in estimating market share growth by employing a "smart build" strategy. The Company plans to install the Lucent switch and related equipment at a central location in each market and deploy transmission equipment in ILEC central offices. Allegiance intends initially to lease local network trunking facilities from the ILEC and/or one or more CLECs in order to connect Allegiance's switch to major ILEC central offices serving the central business district and outlying areas of business concentrations in each market. The switch will also be connected to ILEC tandem switches and certain interexchange carrier ("IXC") points-of-presence ("POPs"). Allegiance will deploy integrated digital loop carriers ("IDLCs") and related equipment in each of the ILEC central offices in which it is connected. As each customer is obtained, service will be provisioned by leasing unbundled loops from the ILEC to connect the Company's IDLC (located in the serving central office) to the customer premise equipment. For large business, government, or other institutional customers or for numerous customers located in large buildings, it may be more cost-effective for Allegiance to use leased ILEC or CLEC capacity in the 1.5 to 150 megabit range (or perhaps a wireless local loop leased from one of the emerging wireless CLECs) to connect the customer(s) to the Allegiance network. In this case, Allegiance will locate its IDLC or other equipment in the customer's building. A diagram of the Company's typical network layout is presented in the following figure:

                          [ALLEGIANCE NETWORK DIAGRAM]

     Although Allegiance will initially lease its local network transmission facilities, the Company plans to replace leased trunk capacity with its own fiber optic facilities as and when it experiences sufficient traffic volume growth between its switch and specific ILEC central offices.

     Allegiance will employ a similar "success-based" strategy to manage its long distance network expenses. Initially, the Company will resell long distance transmission services by buying minutes on a wholesale basis. As traffic on a specific route increases (for example, on the New York City-Chicago route), Allegiance will subsequently lease long distance trunk capacity connecting its switches between the two markets. Allegiance would thus transport its calls from New York City to Chicago (or vice versa) over its own network and terminate the calls at the ILEC tandem switch in Chicago. For international calls, the Company plans to negotiate agreements with various international carriers for termination of its international calls throughout the world. As Allegiance's international traffic volumes increase to major destinations (e.g. Canada, Mexico, the United Kingdom, France, Germany and Japan), the Company expects to be able to improve its resale margins.

IMPLEMENTATION OF SERVICES

     In order to offer services in a market, Allegiance generally must secure certification from the state regulator and typically must file tariffs or price lists for the services that it will offer. The certification process varies from state to state; however, the fundamental requirements are largely the same. State regulators require new entrants to demonstrate that they have secured adequate financial resources to establish and maintain good customer service. New entrants are also required to show that they have a staff that possesses the knowledge and ability required to establish and operate a telecommunications network. Allegiance has made such demonstrations in Texas, California, Illinois, Maryland and New York, where the Company has obtained certificates to provide local exchange and intrastate toll service as well as in Georgia where the Company was granted a certificate to provide local exchange service. Applications for such authority are pending in the District of Columbia. The Company intends to file similar applications in the near future for Massachusetts, New Jersey and Virginia.


     Before providing local service, a new entrant must negotiate and execute an interconnection agreement with the ILEC. While such agreements can be voluminous and may take months to negotiate, most of the key interconnection issues have now been thoroughly addressed and commissions in most states have ruled on arbitrations between the ILECs and new entrants. New entrants may adopt an interconnection agreement already entered into by the ILEC and another carrier. Such an approach will be selectively adopted by Allegiance to enable it to enter markets quickly while at the same time preserving its right to replace the adopted agreement with a customized interconnection agreement that can be negotiated once service has already been established. For example, Allegiance has adopted the interconnection agreement entered into between Southwestern Bell and WinStar Communications, Inc. in Texas and has begun to negotiate enhancements to that agreement for ultimate inclusion in Allegiance's customized agreement with Southwestern Bell.

     While such interconnection agreements include key terms and prices for interconnection circuits, a significant joint implementation effort must be made with the ILEC in order to establish operationally efficient and reliable traffic interchange arrangements. Such interchange arrangements must include those between the new entrant's network and the facilities of other service providers as well as public service agencies. For example, Allegiance worked closely with Southwestern Bell in order to devise and implement an efficient 911 call routing plan that will meet the requirements of each individual 911 service bureau in Southwestern Bell areas that Allegiance will serve using its own switches. Allegiance has begun to meet with key personnel from 911 service bureaus to obtain their acceptance and to establish dates for circuit establishment and joint testing. Other examples of traffic interchange and interconnection arrangements utilizing the ILEC's network include connectivity to its out-of-band signaling facilities, interconnectivity to the ILEC's operator services and directory assistance personnel, and access through the ILEC to the networks of wireless companies and interexchange carriers.

     After the initial implementation activities are completed in a market, an on-going trunking capacity management plan must be followed to ensure that adequate quantities of network facilities (e.g., interconnection trunks) are in place, and a contingency plan must be devised to address spikes in demand caused by events such as a larger-than-expected customer sale in a relatively small geographic area.

REGULATION

     The Company's telecommunications services business is subject to varying degrees of federal, state and local regulation.

  Federal Regulation

     The FCC regulates interstate and international telecommunications services. The Company provides service on a common carrier basis. The FCC imposes certain regulations on common carriers such as the RBOCs that have some degree of market power. The FCC imposes less regulation on common carriers without market power including, to date, CLECs. The FCC requires common carriers to receive an authorization to construct and operate telecommunications facilities, and to provide or resell telecommunications services, between the United States and international points.

     In August 1996, the FCC released a decision (the "Interconnection Decision") establishing rules implementing the Telecommunications Act requirements that ILECs negotiate interconnection agreements and providing guidelines for review of such agreements by state public utilities commissions. On July 18, 1997, the Eighth Circuit vacated certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements between ILECs and their competitors. On October 14, 1997, the Eighth Circuit issued a decision vacating additional FCC rules that will likely have the effect of increasing the cost of obtaining the use of combinations of an ILEC's unbundled network elements. The Eighth Circuit decisions create uncertainty about the rules governing pricing and the terms and conditions of interconnection agreements, and could make negotiating and enforcing such agreements more difficult and protracted and may require renegotiation of existing agreements. There can be no assurance that the Company will be able to obtain or enforce interconnection agreements on terms acceptable to the Company. The Supreme Court has granted a writ of certiorari to review the Eighth Circuit decisions.


     In October 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. This order applies to all non-dominant interstate carriers, including AT&T. The order does not apply to the switched and special access services of the RBOCs or other local exchange providers. The FCC order was issued pursuant to authority granted to the FCC in the Telecommunications Act to "forbear" from regulating any telecommunications services provider if the FCC determines that the public interest will be served. After a nine-month transition period, relationships between interstate carriers and their customers will be set by contract. At that point long distance companies may no longer file with the FCC tariffs for interstate, domestic, interexchange services. Carriers have the option to immediately cease filing tariffs. Several parties have filed notices for reconsideration of the FCC order and other parties appealed the decision. On February 13, 1997, the United States Court of Appeals for the District of Columbia Circuit stayed the implementation of the FCC order pending its review of the order on the merits. Currently, that temporary stay remains in effect.

     If the stay is lifted and the FCC order becomes effective, telecommunications carriers such as the Company will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934, as amended (the "Communications Act"). While tariffs provided a means of providing notice of prices, terms and conditions, the Company intends to rely primarily on its sales force and direct marketing to provide such information to its customers.

     The Telecommunications Act is intended to increase competition. The act opens the local services market by requiring ILECs to permit interconnection to their networks and establishing ILEC obligations with respect to:

     Reciprocal Compensation. Requires all ILECs and CLECs to complete calls originated by competing carriers under reciprocal arrangements at prices based on a reasonable approximation of incremental cost or through mutual exchange of traffic without explicit payment.

     Resale. Requires all ILECs and CLECs to permit resale of their telecommunications services without unreasonable restrictions or conditions. In addition, ILECs are required to offer wholesale versions of all retail services to other telecommunications carriers for resale at discounted rates, based on the costs avoided by the ILEC in the wholesale offering.

     Interconnection. Requires all ILECs and CLECs to permit their competitors to interconnect with their facilities. Requires all ILECs to permit interconnection at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit). At the option of the carrier seeking interconnection, collocation of the requesting carrier's equipment in the ILECs' premises must be offered, except where an ILEC can demonstrate space limitations or other technical impediments to collocation.

     Unbundled Access. Requires all ILECs to provide nondiscriminatory access to unbundled network elements (including, network facilities, equipment, features, functions, and capabilities) at any technically feasible point within their networks, on nondiscriminatory terms, at prices based on cost (which may include a reasonable profit).

     Number Portability. Requires all ILECs and CLECs to permit users of telecommunications services to retain existing telephone numbers without impairment of quality, reliability or convenience when switching from one telecommunications carrier to another.

     Dialing Parity. Requires all ILECs and CLECs to provide "1+" equal access to competing providers of telephone exchange service and toll service, and to provide nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listing, with no unreasonable dialing delays.

     Access to Rights-of-Way. Requires all ILECs and CLECs to permit competing carriers access to poles, ducts, conduits and rights-of-way at regulated prices.

     ILECs are required to negotiate in good faith with carriers requesting any or all of the above arrangements. If the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the state regulatory commission. Where an agreement has not been reached, ILECs remain subject to interconnection obligations established by the FCC and state telecommunication regulatory commissions.

     On May 8, 1997, the FCC released an order establishing a significantly expanded federal universal service subsidy regime. For example, the FCC established new subsidies for telecommunications and information services provided to qualifying schools and libraries with an annual cap of $2.3 billion and for services provided to rural health care providers with an annual cap of $400.0 million. The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers. Providers of interstate telecommunications service, such as the Company, as well as certain other entities, must pay for these programs. The Company's share of these federal subsidy funds will be based on its share of certain defined telecommunications end user revenues. Currently, the FCC is assessing such payments on the basis of a provider's revenue for the previous year; since the Company had no significant revenues in 1997, it will not be liable for subsidy payments in any material amount during 1998. With respect to subsequent years, however, the Company is currently unable to quantify the amount of subsidy payments that it will be required to make or the effect that these required payments will have on its financial condition. In the May 8th order, the FCC also announced that it will soon revise its rules for subsidizing service provided to consumers in high cost areas, which may result in further substantial increases in the overall cost of the subsidy program. Several parties have appealed the May 8th order. Such appeals have been consolidated and transferred to the United States Court of Appeals for the Fifth Circuit where they are currently pending. In addition, on July 3, 1997, several ILECs filed a petition for stay of the May 8th order with the FCC. That petition is pending.

     The Telecommunications Act codifies the ILECs' equal access and nondiscrimination obligations and preempts inconsistent state regulation. The Telecommunications Act also contains special provisions that eliminate the AT&T Antitrust Consent Decree (and similar antitrust restrictions on the GTOCs) restricting the RBOCs from providing long distance services and engaging in telecommunications equipment manufacturing. The Telecommunications Act permitted the RBOCs to enter the out-of-region long distance market immediately upon its enactment. Further, provisions of the Telecommunications Act permit a RBOC to enter the long distance market in its traditional service area if it satisfies several procedural and substantive requirements, including obtaining FCC approval upon a showing that the RBOC has entered into interconnection agreements (or, under some circumstances, has offered to enter into such agreements) in those states in which it seeks long distance relief, the interconnection agreements satisfy a 14-point "checklist" of competitive requirements, and the FCC is satisfied that the RBOC's entry into long distance markets is in the public interest. To date, several petitions by RBOCs for such entry have been denied by the FCC, and none have been granted.

     On December 31, 1997, the U.S. District Court for the Northern District of Texas issued the SBC Decision finding that Sections 271 to 275 of the Telecommunications Act are unconstitutional. These sections of the Telecommunications Act impose restrictions on the lines of business in which the RBOCs may engage, including establishing the conditions they must satisfy before they may provide in-region interLATA telecommunications services. The SBC Decision has been stayed pending appeal. If the SBC Decision is upheld on appeal, however, the RBOCs would be able to provide such in-region services immediately without satisfying the statutory conditions. The Company believes that the factual assumptions and legal reasoning in the SBC Decision are erroneous and that the decision will likely be reversed on appeal, although there can be no assurance of this outcome. If the SBC Decision is upheld on appeal, it would likely have an unfavorable effect on the Company's business for at least two reasons. First, the SBC Decision removes the incentive RBOCs have to cooperate with companies like Allegiance to foster competition within their service areas so that they can qualify to offer in-region interLATA services because the decision allows RBOCs to offer such services immediately. However, the SBC Decision does not affect other provisions of the Act which create legal obligations for all ILECs to offer interconnection and network access. Second, the Company is legally able to offer its customers both long distance and local exchange services, which the RBOCs currently may not do. This ability to offer "one-stop shopping" gives the Company a marketing advantage that it would no longer enjoy if the SBC Decision were upheld on appeal. See
"-- Competition."

     Under the Telecommunications Act, any entity, including cable television companies and electric and gas utilities, may enter any telecommunications market, subject to reasonable state regulation of safety, quality and consumer protection. Because implementation of the Telecommunications Act is subject to numerous federal and state policy rulemaking proceedings and judicial review there is still uncertainty as to what impact such legislation will have on the Company.

     Pursuant to authority granted by the FCC, the Company will resell the international telecommunications services of other common carriers between the United States and international points. In connection with such authority, the Company's subsidiary, Allegiance Telecom International, Inc., has filed tariffs with the FCC stating the rates, terms and conditions for its international services.

     With respect to its domestic service offerings, various subsidiaries of the Company have filed tariffs with the FCC stating the rates, terms and conditions for their interstate services. The Company's tariffs are generally not subject to pre-effective review by the FCC, and can be amended on one day's notice. The Company's interstate services are provided in competition with interexchange carriers and, with respect to access services, the ILECs. With limited exceptions, the current policy of the FCC for most interstate access services dictates that ILECs charge all customers the same price for the same service. Thus, the ILECs generally cannot lower prices to those customers likely to contract for their services without also lowering charges for the same service to all customers in the same geographic area, including those whose telecommunications requirements would not justify the use of such lower prices. The FCC may, however, alleviate this constraint on the ILECs and permit them to offer special rate packages to very large customers, as it has done in a few cases, or permit other forms of rate flexibility. The FCC has adopted some proposals that significantly lessen the regulation of ILECs that are subject to competition in their service areas and provide such ILECs with additional flexibility in pricing their interstate switched and special access on a central office specific basis; and, as discussed in the following paragraph, is considering expanding such flexibility.

     In two orders released on December 24, 1996, and May 16, 1997, the FCC made major changes in the interstate access charge structure. In the December 24th order, the FCC removed restrictions on ILECs' ability to lower access prices and relaxed the regulation of new switched access services in those markets where there are other providers of access services. If this increased pricing flexibility is not effectively monitored by federal regulators, it could have a material adverse effect on the Company's ability to compete in providing interstate access services. The May 16th order substantially increased the costs that ILECs subject to the FCC's price cap rules ("price cap LECs") recover through monthly, non-traffic sensitive access charges and substantially decrease the costs that price cap LECs recover through traffic sensitive access charges. In the May 16th order, the FCC also announced its plan to bring interstate access rate levels more in line with cost. The plan will include rules that are expected to be established sometime in 1998 that may grant price cap LECs increased pricing flexibility upon demonstrations of increased competition (or potential competition) in relevant markets. The manner in which the FCC implements this approach to lowering access charge levels could have a material effect on the Company's ability to compete in providing interstate access services. Several parties have appealed the May 16th order. Those appeals have been consolidated and transferred to the United States Court of Appeals for the Eighth Circuit where they are currently pending.

     A number of ILECs around the country have been contesting whether the obligation to pay reciprocal compensation to CLECs should apply to local telephone calls terminating to ISPs. The ILECs claim that this traffic is interstate in nature and therefore should be exempt from compensation arrangements applicable to local, intrastate calls. The FCC, however, has determined on a number of occasions, most recently in its May 16, 1997, access charge reform order, that calls to ISPs should be exempt from interstate access charges and should be governed by local exchange tariffs. Under the Eighth Circuit decisions, however, the states have primary jurisdiction over the determination of reciprocal compensation arrangements and as a result, the treatment of this issue can vary from state to state. Currently, the state commissions in Delaware, Maryland, Missouri, New York, North Carolina, Oklahoma, Pennsylvania, Virginia, Arizona, Connecticut, Colorado, Illinois, Michigan, Minnesota, Oregon, Washington, West Virginia and Texas have ruled that reciprocal compensation arrangements do apply to ISP traffic. However, certain of these rulings are subject to appeal. Disputes over the appropriate treatment of ISP traffic are pending in California, Georgia, and Massachusetts. The Company anticipates that ISPs will be among its target customers, and adverse decisions in these proceedings could limit the Company's ability to serve this group of customers profitably.


  State Regulation

     The Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. With respect to local services, ILECs are required to allow interconnection to their networks and to provide unbundled access to network facilities, as well as a number of other procompetitive measures. Because the implementation of the Telecommunications Act is subject to numerous state rulemaking proceedings on these issues, it is currently difficult to predict how quickly full competition for local services, including local dial tone, will be introduced.


     State regulatory agencies have regulatory jurisdiction when Company facilities and services are used to provide intrastate services. A portion of the Company's current traffic may be classified as intrastate and therefore subject to state regulation. The Company expects that it will offer more intrastate services (including intrastate switched services) as its business and product lines expand and state regulations are modified to allow increased local services competition. To provide intrastate services, the Company generally must obtain a certificate of public convenience and necessity from the state regulatory agency and comply with state requirements for telecommunications utilities, including state tariffing requirements. The Company has obtained such certificates to provide local exchange and intrastate toll service in Texas, California, Illinois, Maryland and New York. In Georgia, the Company was granted a certificate to provide local exchange service. Applications for such authority are pending in the District of Columbia. The Company intends to file similar applications in the near future for Massachusetts, New Jersey and Virginia. There can be no assurance that such state authorizations will be granted.


  Local Regulation

     The Company's networks are subject to numerous local regulations such as building codes and licensing. Such regulations vary on a city by city and county by county basis. To the extent the Company decides in the future to install its own fiber optic transmission facilities, it will need to obtain rights-of-way over private and publicly owned land. There can be no assurance that such rights-of-way will be available to the Company on economically reasonable or advantageous terms.

COMPETITION

     The telecommunications industry is highly competitive. The Company believes that the principal competitive factors affecting its business will be pricing levels and clear pricing policies, customer service, accurate billing and, to a lesser extent, variety of services. The ability of the Company to compete effectively will depend upon its continued ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. To maintain its competitive posture, the Company believes that it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company. Many of the Company's current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of the Company, as well as other competitive advantages over the Company.

     Local Exchange Carriers ("LECs"). In each of the markets targeted by the Company, the Company will compete principally with the ILEC serving that area, such as BellSouth, Southwestern Bell, or Bell Atlantic Corporation. The Company believes the RBOCs' primary agenda is to be able to offer long distance service in their service territories. The independent telcos have already achieved this goal with good early returns. Many experts expect the RBOCs to be successful in entering the long distance market in a few states by early 1998 and in all states by mid-1999. The Company believes the RBOCs expect to offset share losses in their local markets by capturing a significant percentage of the in-region long distance market, especially in the residential segment where the RBOCs' strong regional brand names and extensive advertising campaigns may be very successful. In the event that the SBC Decision, which held that the Telecommunications Act's restrictions on the lines of business in which RBOCs may engage (including the conditions to the RBOCs provision of in-region interLATA telecommunications services) are unconstitutional, is upheld, the RBOCs would immediately thereafter be able to enter the long distance market in their service territories. See "-- Regulation."

     As a recent entrant in the integrated telecommunications services industry, the Company has not achieved and does not expect to achieve a significant market share for any of its services. In particular, the ILECs have long-standing relationships with their customers, have financial, technical and marketing resources substantially greater than those of the Company, have the potential to subsidize competitive services with revenues from a variety of businesses and currently benefit from certain existing regulations that favor the ILECs over the Company in certain respects. While recent regulatory initiatives, which allow CLECs such as the Company to interconnect with ILEC facilities, provide increased business opportunities for the Company, such interconnection opportunities have been (and likely will continue to be) accompanied by increased pricing flexibility for and relaxation of regulatory oversight of the ILECs.

     ILECs have long-standing relationships with regulatory authorities at the federal and state levels. While recent FCC administrative decisions and initiatives provide increased business opportunities to telecommunications providers such as the Company, they also provide the ILECs with increased pricing flexibility for their private line and special access and switched access services. In addition, with respect to competitive access services (as opposed to switched local exchange services), the FCC recently proposed a rule that would provide for increased ILEC pricing flexibility and deregulation for such access services either automatically or after certain competitive levels are reached. If the ILECs are allowed by regulators to offer discounts to large customers through contract tariffs, engage in aggressive volume and term discount pricing practices for their customers, and/or seek to charge competitors excessive fees for interconnection to their networks, the income of competitors to the ILECs, including the Company, could be materially adversely affected. If future regulatory decisions afford the ILECs increased access services pricing flexibility or other regulatory relief, such decisions could also have a material adverse effect on competitors to the ILEC, including the Company.

     Competitive Access Carriers/Competitive Local Exchange Carriers/IXCs/Other Market Entrants. The Company also faces, and expects to continue to face, competition from other current and potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange market such as AT&T, MCI, and Sprint, and from other CLECs, resellers of local exchange services, CAPs, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end users. In addition, a continuing trend toward consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry, as well as the development of new technologies, could give rise to significant new competitors to the Company. For example, WorldCom acquired MFS in December 1996, has recently acquired another CLEC, Brooks Fiber Properties, Inc., and has a pending agreement to merge with MCI. In January 1998, AT&T announced its intention to acquire Teleport Communications Group Inc. In May 1998, SBC Communications Inc. and Ameritech Corporation agreed to merge. These types of consolidations and strategic alliances could put the Company at a competitive disadvantage. The Telecommunications Act includes provisions which impose certain regulatory requirements on all local exchange carriers, including competitors such as the

Company, while granting the FCC expanded authority to reduce the level of regulation applicable to any or all telecommunications carriers, including ILECs. The manner in which these provisions of the Telecommunications Act are implemented and enforced could have a material adverse effect on the Company's ability to successfully compete against ILECs and other telecommunications service providers. The Company also competes with equipment vendors and installers, and telecommunications management companies with respect to certain portions of its business.

     The changes in the Telecommunications Act radically altered the market opportunity for traditional CAPs and CLECs. Due to the fact that most existing CAP/CLECs initially entered the market providing dedicated access in the pre-1996 era, these companies had to build a fiber infrastructure before offering services. Switches were added by most CAP/CLECs in the last year to take advantage of the opening of the local market. With the Telecommunications Act requiring unbundling of the LEC networks, CAP/CLECs will now be able to more rapidly enter the market by installing switches and leasing trunk and loop capacity until traffic volume justifies building facilities. New CLECs will not have to replicate existing facilities and can be more opportunistic in designing and implementing networks.


     The Company believes the major IXCs (AT&T, MCI, Sprint) have a two pronged strategy: (1) keep the RBOCs out of in-region long distance as long as possible and (2) develop facilities-based and unbundled local service, an approach already being pursued by WorldCom with the acquisition of MFS, and more recently by AT&T with its proposed acquisition of Teleport Communications.


     Competition for Provision of Long Distance Services. The long distance telecommunications industry has numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. Prices in the long distance market have declined significantly in recent years and are expected to continue to decline. The Company expects to increasingly face competition from companies offering long distance data and voice services over the Internet. Such companies could enjoy a significant cost advantage because they do not currently pay carrier access charges or universal service fees.

     Data/Internet Services Providers. The Internet services market is highly competitive, and the Company expects that competition will continue to intensify. The Company's competitors in this market will include ISPs, other telecommunications companies, online services providers and Internet software providers. Many of these competitors have greater financial, technological and marketing resources than those available to the Company.

     Competition from International Telecommunications Providers. Under the recent WTO agreement on basic telecommunications services, the United States and 72 other members of the WTO committed themselves to opening their respective telecommunications markets and/or foreign ownership and/or to adopting regulatory measures to protect competitors against anticompetitive behavior by dominant telecommunications companies, effective in some cases as early as January 1998. Although the Company believes that the WTO agreement could provide the Company with significant opportunities to compete in markets that were not previously accessible and to provide more reliable services at lower costs than the Company could have provided prior to implementation of the WTO agreement, it could also provide similar opportunities to the Company's competitors. There can be no assurance that the pro-competitive effects of the WTO agreement will not have a material adverse effect on the Company's business, financial condition and results of operations or that members of the WTO will implement the terms of the WTO agreement. See "Risk Factors -- Competition."

EMPLOYEES

     As of May 1, 1998, the Company had a total of 183 employees. The Company believes that its future success will depend on its continued ability to attract and retain highly skilled and qualified employees. None of the Company's employees are currently represented by a collective bargaining agreement. The Company believes that it enjoys good relationships with its employees.

LEGAL PROCEEDINGS

     On August 29, 1997, WorldCom sued the Company and two of its Senior Vice Presidents. In its complaint, WorldCom alleges that these employees violated certain noncompete and nonsolicitation agreements by accepting employment with the Company and by soliciting then-current WorldCom employees to leave WorldCom's employment and join the Company. In addition, WorldCom claims that the Company tortiously interfered with WorldCom's relationships with its employees, and that the Company's behavior constituted unfair competition. WorldCom seeks injunctive relief, including barring two of the Company's executives from continued employment with the Company, and monetary damages, although it has filed no motion for a temporary restraining order or preliminary injunction. The Company denies all claims and will vigorously defend itself. The Company does not expect the ultimate outcome of this matter to have a material adverse effect on the results of operations or financial condition of the Company.

     On October 7, 1997, the Company filed a counterclaim against WorldCom for, among other things, attempted monopolization of the "one-stop shopping" telecommunications market, abuse of process, and unfair competition. WorldCom did not move to dismiss the attempted monopolization claim, but moved to dismiss the abuse of process and unfair competition claims. On March 4, 1998, the court dismissed the claim for unfair competition.

     The Company is not party to any other pending legal proceedings that the Company believes would, individually or in the aggregate, have a material adverse effect on the Company's financial condition or results of operations.

FACILITIES

     The Company is headquartered in Dallas, Texas and leases offices and space in a number of locations, primarily for sales offices and network equipment installations. The table below lists the Company's current leased facilities:

                                                                                   APPROXIMATE
                          LOCATION                            LEASE EXPIRATION    SQUARE FOOTAGE
                          --------                            ----------------    --------------
Dallas, TX..................................................  January 2008            40,000
Atlanta, GA.................................................  February 2003            7,400
Atlanta, GA.................................................  August 1998              1,000
Atlanta, GA.................................................  November 2001            7,900
Chicago, IL.................................................  February 2009            9,200
Chicago, IL.................................................  July 2008               14,000
Los Angeles, CA.............................................  June 2008               11,000
Los Angeles, CA.............................................  June 2008               10,000
New York, NY................................................  August 2006              8,700
New York, NY................................................  April 2008              19,500
Westchester, IL.............................................  January 2001            10,600

     The Company believes that its leased facilities are adequate to meet its current needs in the eight markets in which it has begun to deploy networks, and that additional facilities are available to meet its development and expansion needs in existing and projected target markets for the foreseeable future.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The following table sets forth certain information concerning the directors, executive officers and other key personnel of the Company, including their ages as of May 1, 1998:


            NAME               AGE                          POSITION(S)
            ----               ---                          -----------
Royce J. Holland(1)..........  49    Chairman of the Board and Chief Executive Officer
C. Daniel Yost...............  49    President and Chief Operating Officer, and Director
Thomas M. Lord...............  41    Executive Vice President of Corporate Development, Chief
                                     Financial Officer, and Director
John J. Callahan.............  48    Senior Vice President of Sales and Marketing, and
                                     Director
Dana A. Crowne...............  37    Senior Vice President and Chief Engineer
Stephen N. Holland...........  46    Senior Vice President and Chief Information Officer
Patricia E. Koide............  49    Senior Vice President of Human Resources, Real Estate,
                                     Facilities and Administration
Gregg A. Long................  44    Senior Vice President of Development and Regulatory
L.C. Baird...................  54    Regional Vice President -- Southeast Division
Anthony J. Parella...........  38    Regional Vice President -- Central Division
Lawrence A. Price............  35    Regional Vice President -- Northeast Division
Paul D. Carbery..............  37    Director
James E. Crawford, III(1)....  52    Director
John B. Ehrenkranz...........  33    Director
Paul J. Finnegan.............  45    Director
Richard D. Frisbie...........  48    Director
Reed E. Hundt................  49    Director
Robert H. Niehaus (1)........  42    Director
James N. Perry, Jr. (1)......  37    Director


---------------

(1) Member of the Board's Executive Committee.

     Royce J. Holland, the Company's Chairman of the Board and Chief Executive Officer, has more than 25 years of experience in the telecommunications, independent power and engineering/construction industries. Prior to founding Allegiance in April 1997, Mr. Holland was one of several co-founders of MFS, where he served as President and Chief Operating Officer from April 1990 until September 1996 and as Vice Chairman from September 1996 to February 1997. In January 1993, Mr. Holland was appointed by President George Bush to the National Security Telecommunications Advisory Committee. Mr. Holland also presently serves on the Board of Directors of CSG Systems, a publicly held billing services company. Mr. Holland's brother, Stephen N. Holland, is employed as the Company's Senior Vice President and Chief Information Officer.

     C. Daniel Yost, who joined the Company as President and Chief Operating Officer in February 1998, was elected to the Company's Board of Directors in March 1998. Mr. Yost has more than 26 years of experience in the telecommunications industry. From July 1997 until he joined the Company, Mr. Yost was the President and Chief Operating Officer for U.S. Operations of Netcom On-Line Communications Services, Inc., a leading Internet service provider. Mr. Yost served as the President, Southwest Region of AT&T Wireless Services, Inc. from June 1994 to July 1997. Prior to that, from July 1991 to June 1994, Mr. Yost was the President, Southwest Region of McCaw Cellular Communications/LIN Broadcasting.

     Thomas M. Lord, a co-founder and Director of the Company and its Executive Vice President of Corporate Development and Chief Financial Officer, is responsible for overseeing the Company's mergers and acquisitions, corporate finance and investor relations functions. Mr. Lord is an 18-year veteran in investment banking, securities research and portfolio management, including serving as a managing director of Bear, Stearns & Co. Inc. from January 1986 to December 1996. In the five-year period ending December 1996,

Mr. Lord oversaw 43 different transactions valued in excess of $6.2 billion for the telecommunications, information services and technology industries.

     John J. Callahan, who joined the Company as Senior Vice President of Sales and Marketing in December 1997, has more than 18 years of experience in the telecommunications industry. Most recently, Mr. Callahan was President of the Western Division for MFS from December 1991 to November 1997, where he was responsible for the company's sales and operations in Arizona, California, Georgia, Florida, Illinois, Michigan, Missouri, Ohio, Oregon, Texas and Washington. Prior to joining MFS, Mr. Callahan was Vice President and General Manager, Southwest Division for Sprint. Mr. Callahan also held sales positions with Data Switch and North American Telecom. Mr. Callahan was elected to the Company's Board of Directors in March 1998.

     Dana A. Crowne became the Company's Senior Vice President and Chief Engineer in August 1997. Prior to joining Allegiance, Mr. Crowne held various management positions at MFS from the time of its founding in 1988, where his responsibilities included providing engineering support and overseeing budgets for the construction of MFS' networks. Mr. Crowne ultimately became Vice President, Network Optimization for MFS from January 1996 to May 1997 and managed the company's network expenses and planning and its domestic engineering functions. Prior to joining MFS, Mr. Crowne designed and installed fiber optic transmission systems for Morrison-Knudsen and served as a consultant on the construction of private telecommunications networks with JW Reed and Associates.

     Stephen N. Holland joined the Company as its Senior Vice President and Chief Information Officer in September 1997. Prior to that time, Mr. Holland held several senior level positions involving management of or consulting on information systems, accounting, taxation and finance. Mr. Holland's experience includes serving as Practice Manager and Information Technology Consultant for Oracle Corporation from June 1995 to September 1997, as Chief Financial Officer of Petrosurance Casualty Co. from September 1992 to June 1995, as Manager of Business Development for Electronic Data Systems, and as a partner of Price Waterhouse. Mr. Holland's brother, Royce J. Holland, presently serves as the Company's Chairman of the Board and Chief Executive Officer.

     Patricia E. Koide has been the Company's Senior Vice President of Human Resources, Real Estate, Facilities and Administration since August 1997. Before then, Ms. Koide was Vice President of Corporate Services, Facilities and Administration for WorldCom from March 1997 to August 1997. Ms. Koide also held various management positions within MFS and its subsidiaries since 1989, including Senior Vice President of Facilities, Administration and Purchasing for MFS North America from 1996 to 1997, Senior Vice President of Human Resources, Facilities and Administration for MFS Telecom from 1994 to 1996, and Vice President of Human Resources and Administration for MFS North America from 1989 to 1993. Prior to MFS, Ms. Koide was with Sprint for eight years where she managed the company's human resources, real estate and facilities for the Midwest.

     Gregg A. Long, who became the Company's Senior Vice President of Regulatory and Development in September 1997, spent 11 years at Destec Energy, Inc. as Project Development Manager, Vice President, and Director. In that position, he was responsible for the development of gas-fired power plants from conceptual stages through project financing. Prior to joining Destec, Mr. Long was Manager of Project Finance at Morrison-Knudsen, where he was responsible for analyzing and arranging finance packages for various industrial, mining and civil projects and also served as financial consultant and analyst.

     L.C. Baird, who became the Company's Regional Vice President -- Southeast Division in September 1997, has more than 25 years of experience in the telecommunications industry. Prior to joining Allegiance, Mr. Baird held several senior level positions in operating units of MFS, including serving as President of MFS Intelenet's Southern Division from January 1993 to April 1997 and as vice president of sales and marketing for MFS Network Technologies from August 1987 to January 1993. Mr. Baird also served as area manager for Motorola's Latin American Communications where he was responsible for sales in Central America, Mexico, South America and the Caribbean.

     Anthony J. Parella, who joined the Company as its Regional Vice
President -- Central Division in August 1997, has more than 10 years of experience in the telecommunications industry. Prior to joining Allegiance, Mr. Parella was Vice President and General Manager for MFS Intelenet, Inc., an operating unit of MFS, from February 1994 to January 1997, where he was responsible for the company's sales and operations in Texas. Mr. Parella also served as Director of Commercial Sales for Sprint from 1991 to January 1994.

     Lawrence A. Price joined the Company as its Regional Vice
President -- Northeast Division in February, 1998. From February 1997 until he joined the Company, Mr. Price was a Vice President/General Manager of WinStar Telecommunications, Inc. From June 1995 to February 1997, Mr. Price held management positions with ADC Telecommunications, Inc. From July 1994 to June 1995, he was the Director of U.S. Sales and Operations of ATX Telecom Systems, Inc, and from July 1993 to July 1994 he was a sales manager with Teleport Communications Group, Inc.

     Paul D. Carbery, who was elected to the Company's Board of Directors in August 1997, is a general partner of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Carbery also presently serves on the boards of directors of Whittman Hart, Inc., a publicly traded information services company, and Mastering Computers Inc., a publicly traded information technology training company.


     James E. Crawford, III, who was elected to the Company's Board of Directors in August 1997, is a general partner of Frontenac Company, a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications and technology industries. Mr. Crawford also presently serves on the boards of directors of Focal Communications Corporation ("Focal"), a privately held CLEC that will compete with the Company, as well as of Optika Imaging Systems, Inc., a publicly held document imaging software company, and Cornerstone Imaging, Inc., a publicly held document imaging displays company.


     John B. Ehrenkranz, who was elected to the Company's Board of Directors in March 1998, is a Principal of Morgan Stanley & Co. Incorporated where he has been employed since 1987. Mr. Ehrenkranz is also a Principal of Morgan Stanley Capital Partners III, Inc., the general partner of the general partner of certain Fund Investors.

     Paul J. Finnegan, who was elected to the Company's Board of Directors in August 1997, is a vice president of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Finnegan also presently serves on the boards of directors of Focal, a privately held CLEC that will compete with the Company, and Omnipoint Corporation, a publicly traded PCS provider.

     Richard D. Frisbie, who was elected to the Company's Board of Directors in August 1997, is a Managing Partner of Battery Ventures, a Boston-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Frisbie also presently serves on the board of directors of Focal, a privately held CLEC that will compete with the Company.


     Reed E. Hundt was elected to the Company's Board of Directors in March 1998. Mr. Hundt served as chairman of the Federal Communications Commission from 1993 to 1997. He currently serves as chairman of The Forum on Communications and Society (FOCAS) at The Aspen Institute and is a principal of Charles Ross Partners, LLC, a consulting firm. Prior to joining the FCC, Mr. Hundt was a partner at Latham & Watkins, an international law firm.


     Robert H. Niehaus, who was elected to the Company's Board of Directors in August 1997, is a Managing Director of Morgan Stanley & Co. Incorporated where he has been employed since 1982. Mr. Niehaus also presently serves on the boards of directors of numerous companies including American Italian Pasta Company, PageMart Wireless, Inc., Silgan Holdings Inc., and Waterford Wedgewood, plc. Mr. Niehaus is also a Managing Director and a Director of Morgan Stanley Capital Partners III, Inc., the general partner of the general partner of certain Fund Investors.

     James N. Perry, Jr., who was elected to the Company's Board of Directors in August 1997, is a vice president of Madison Dearborn Partners, Inc., a Chicago-based private equity investing firm, where he specializes in investing in companies in the telecommunications industry. Mr. Perry also presently serves on the boards of directors of Focal, a privately held CLEC that will compete with the Company, as well as Omnipoint Corporation, a publicly traded PCS provider, and Clearnet Communications, a Canadian publicly traded PCS and enhanced specialized mobile radio company.

ELECTION OF DIRECTORS; VOTING AGREEMENT

     The Company's bylaws establish the size of the Company's Board of Directors at 13 Directors; there is presently one vacancy. The Company's certificate of incorporation and by-laws provide that its Directors will be appointed and may be removed by majority vote of the Company's stockholders (without cumulative voting).

     At present, all directors are elected annually and serve until the next annual meeting of stockholders, or until the election and qualification of their successors. The current direct and indirect stockholders of the Company are parties to a voting agreement, pursuant to which they have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors: Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, and Frontenac Company (and their respective successors, assigns, transferees, and affiliates) each have the right to designate two Directors; Battery Ventures (and its successors, assigns, transferees, and affiliates) has the right to designate one Director; the Company's Chief Executive Officer has the right to serve as a Director; the Management Investors (and their successors and assigns) have the right to designate three Directors; and the final two directorships may be filled by representatives designated by the Fund Investors and acceptable to the Management Investors.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors currently has three committees: (i) an Executive Committee, (ii) an Audit Committee and (iii) a Compensation Committee.

     The current direct and indirect stockholders of the Company are parties to a voting agreement, pursuant to which they have agreed to vote all of their shares in such a manner that the Executive Committee will comprise the Company's Chief Executive Officer and three other representatives, one designated by each of Morgan Stanley Capital Partners, Madison Dearborn Capital Partners, and Frontenac Company (and their respective successors, assigns, transferees and affiliates). The Executive Committee will be authorized, subject to certain limitations, to exercise all of the powers of the Board of Directors during periods between Board meetings.


     The Audit Committee is currently comprised of Messrs. Yost, Hundt, Carbery, Ehrenkranz and Finnegan. The Audit Committee is responsible for making recommendations to the Board of Directors regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by the Company's independent accountants and reviewing and evaluating the Company's audit and control functions.


     The Compensation Committee is currently comprised of Messrs. Holland, Frisbie, Crawford, Niehaus and Perry. The Compensation Committee is responsible for reviewing, and as it deems appropriate, recommending to the Board of Directors, policies, practices and procedures relating to the compensation of the officers and other managerial employees of the Company and the establishment and administration of employee benefit plans. The Compensation Committee exercises all authority under any stock option or stock purchase plans of the Company (unless the Board appoints any other committee to exercise such authority), and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies.

COMPENSATION OF DIRECTORS

     The Company will reimburse the members of its Board of Directors for their reasonable out-of-pocket expenses incurred in connection with attending Company Board or committee meetings. Additionally, the Company is obligated to maintain its present level of directors' and officers' insurance. Members of the

Company's Board of Directors receive no other compensation for services provided as a Director or as a member of any Board committee.

EXECUTIVE COMPENSATION

     The following table sets forth compensation paid during the period from April 22, 1997 to December 31, 1997 to the Chief Executive Officer of the Company (the "Named Executive Officer"). There were no other executive officers of the Company whose annual salary and bonus exceeded $100,000 for all services rendered to the Company during such period.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION
                                   ---------------------------------------------------------
                                                                 OTHER ANNUAL    ALL OTHER
                                                                 COMPENSATION   COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR   SALARY($)   BONUS($)      ($)(A)          ($)
   ---------------------------     ----   ---------   --------   ------------   ------------
Royce J. Holland.................  1997    $72,308      $ --         $ --           $ --
  Chairman of the Board and Chief
  Executive Officer

---------------

(a) Includes perquisites and other benefits paid to the Named Executive Officer in excess of 10% of the total annual salary and bonus received by the Named Executive Officer during the last fiscal year.

     Prior to April 1998, the Board did not have a Compensation Committee and decisions concerning the compensation of executive officers and other key employees of the Company were determined by the Company's Board of Directors. During the Company's fiscal year ending December 31, 1998, Royce J. Holland, C. Daniel Yost, Thomas M. Lord, and John J. Callahan expect to earn salaries at an annual rate of $200,000, $200,000, $175,000, and $175,000, respectively.

STOCK PLANS

1997 NONQUALIFIED STOCK OPTION PLAN

     On November 13, 1997, the Company's Board of Directors adopted the 1997 Nonqualified Stock Option Plan (the "Option Plan"), under which the Company may issue to Directors, consultants, and executive and other key employees of the Company, stock options (the "Options") exercisable for an aggregate of 5,000 shares of the Company's Common Stock (subject to adjustment in the Board's discretion upon the occurrence of certain events that might otherwise lead to the expansion or dilution of the rights of participants under the Option Plan). The Option Plan is administered by the Compensation Committee. The Option Plan authorizes the Compensation Committee to issue Options in such forms and amounts and on such terms as determined by the Compensation Committee. The per-share exercise price for Options will be set by the Compensation Committee, but may not be less than the fair market value of a share of the Company's Common Stock on the date of grant (as determined in good faith by the Compensation Committee). The Compensation Committee currently intends to issue Options under the Option Plan to all Company employees other than the Management Investors, and to set the number of Options issued as an annual component of an employee's compensation package. The terms of the Options issued under the Option Plan to date are, and the Compensation Committee presently anticipates that the terms of all Options issued under the Option Plan in the future will be, as summarized below.

     The Company will establish an annual amount of Options to be granted to an employee each year. Three years' amount of Options will be issued on the first business day of the quarter succeeding the date which a participant joins the Company. Such Options will vest over a three-year period, with 1/3 "cliff" vesting on the first anniversary of the date of grant and 1/12 vesting on each of the first eight quarter-ends thereafter. Subject to available Options under the Option Plan, one year's amount of Options will be issued on each anniversary of the initial grant, and such Options will vest in the third year after grant, with 1/4 vesting on each of the 27-, 30-,

33-, and 36-month anniversaries of the date of grant. Through this mechanism, a participant will at any given time have three years' amount of Options unvested. Vesting is accelerated 100% upon an employee's death or permanent physical disability. If there is a sale of the Company and the participant is terminated (or constructively terminated) within the two-year period following the sale, vesting is accelerated 100% upon such termination. Options expire if not exercised within six years after the date of grant. If a participant is terminated for any reason prior to a public offering of the Company's securities (an "IPO") or a sale of the Company, all unexercised (both vested and unvested) Options expire. If a participant is terminated for any reason after an IPO or a sale of the Company, all unvested Options immediately expire and all vested Options must be exercised within 90 days after termination. If a participant is terminated for any reason prior to an IPO or a sale of the Company, the Company may repurchase all Options and shares issued upon exercise of Options for original cost (or, if the participant is terminated for cause, at the lesser of fair market value and cost). Options are nontransferable during the life of the participant. Shares of Common Stock issued upon exercise of Options are subject to various restrictions on transferability, holdback periods in the event of an IPO or other public offering of the Company's securities, provisions requiring the holder of such shares to approve an IPO approved by the Board and provisions requiring the holder of such shares to approve and, if requested by the Company, sell its shares in any sale of the Company that is approved by the Board.

1998 STOCK INCENTIVE PLAN

     Contingent upon and prior to the consummation of a public offering of the Company's Common Stock, the Board and stockholders of the Company will approve the Company's 1998 Stock Incentive Plan (the "1998 Stock Plan"). The 1998 Stock Plan will be administered by the Compensation Committee, who will be appointed by the Board. Certain employees, advisors and consultants of the Company will be eligible to participate in the 1998 Stock Plan (a "Participant"). The Compensation Committee will be authorized under the 1998 Stock Plan to select the Participants and determine the terms and conditions of the awards under the 1998 Stock Plan. The 1998 Stock Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1998 Stock Plan.

     Options granted under the 1998 Stock Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of Common Stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and NQO will be at least 100% of the fair market value of a share of Common Stock on the date of grant.

     Options granted under the 1998 Stock Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

     All outstanding awards under the 1998 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

     The Board generally will have the power and authority to amend the 1998 Stock Plan at any time without approval of the Company's stockholders, subject to applicable federal securities, stock exchange and tax laws limitations.

STOCK PURCHASE PLAN

     The Company's Employee Stock Discount Purchase Plan (the "Stock Purchase Plan") will be approved by the Board and stockholders contingent upon and prior to the consummation of a public offering of the Company's Common Stock. The Stock Purchase Plan is intended to give employees desiring to do so a convenient means of purchasing shares of Common Stock through payroll deductions. The Stock Purchase Plan is intended to provide an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

     Subject to certain restrictions, each employee of the Company who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the Stock Purchase Plan if he or she has been employed by the Company for more than six months. Participation will be discretionary with each eligible employee. Elections to participate and purchases of stock will be made on a quarterly basis. Each participating employee contributes to the Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a specified minimum deduction per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction as of the beginning of any calendar quarter. Elected contributions will be credited to participants' accounts at the end of each calendar quarter. In addition, employees may make lump sum contributions at the end of the year to enable them to purchase the maximum number of shares available for purchase during the plan year.

     Each participating employee's contributions will be used to purchase shares for the employee's share account within 15 days after the last day of each calendar quarter. The cost per share will be 85% of the lower of the public closing price of the Company's Common Stock on the first or the last day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account will be based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter. Shares purchased under the Stock Purchase Plan carry full rights to receive dividends declared from time to time. Under the Stock Purchase Plan, any dividends attributable to shares in the employee's share account will be automatically used to purchase additional shares for such employee's share account. Share distributions and share splits will be credited to the participating employee's share account as of the record date and effective date, respectively. A participating employee will have full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Compensation Committee following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Board will have the right to amend or to terminate the Stock Purchase Plan. Amendments to the Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Stock Purchase Plan is terminated, the Compensation Committee will be required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

401(k) PLAN

     The Company is in the process of adopting a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. The trustees under the 401(k) Plan at the direction of each participant, invest such participant's assets in the 401(k) Plan in selected investment options.

EXECUTIVE AGREEMENTS

  Royce J. Holland Executive Agreement

     In August 1997, in connection with Royce J. Holland's purchase of an ownership interest in Allegiance LLC, the Company's sole shareholder (see "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management"), the Company, Allegiance LLC, and Mr. Holland entered into an Executive Purchase Agreement (the "Holland Executive Agreement"), including, among others, the following terms:

     Vesting. The Allegiance LLC securities purchased by Mr. Holland, as well as any Company securities distributed with respect to such Allegiance LLC securities (collectively, the "Holland Executive Securities") are subject to vesting over a four-year period, with 20.0% vesting on the date of grant and 20.0% vesting on each of the first four anniversaries thereof. Vesting would be accelerated by one year upon an IPO (which would include the Equity Offering), 100.0% in the event of Mr. Holland's death or disability, and 100.0% upon a sale of the Company where at least 50.0% of the consideration for such sale is cash or marketable securities.

     Repurchase of Securities. If Mr. Holland's employment is terminated for any reason other than a termination by the Company without cause, Allegiance LLC and the Company (or their assignees) will have the right to repurchase all vested Holland Executive Securities at fair market value, and all unvested Holland Executive Securities at the lesser of fair market value and original cost.

     Restrictions on Transfer; Holdback and "Drag Along" Agreements. The Holland Executive Securities are subject to various restrictions on transferability, holdback periods in the event of an IPO (which would include the Equity Offering) or other public offering of the Company's securities, provisions requiring the holder of such shares to approve an IPO approved by the Board and provisions requiring the holder of such shares to approve and, if requested by the Company, sell its shares in any sale of the Company that is approved by the Board.

     Terms of Employment. Mr. Holland is an "at will" employee of the Company and, thus, may be terminated by the Company at any time and for any reason. Mr. Holland is not entitled to receive any severance payments upon any such termination, other than payments in consideration of the noncompetition and nonsolicitation agreements discussed below.

     Noncompetition and Nonsolicitation Agreements. During the Noncompete Period (as defined below), Mr. Holland may not hire or attempt to induce any employee of the Company to leave the Company's employ, nor attempt to induce any customer or other business relation of the Company to cease doing business with the Company, nor in any other way interfere with the Company's relationships with its employees, customers, and other business relations. Also, during the Noncompete Period, Mr. Holland may not participate in any business engaged in the provision of telecommunications services in any Covered Market. As used in the Holland Executive Agreement, the "Noncompete Period" means the period of employment and the following additional period: (i) if Mr. Holland is terminated prior to August 13, 2000, the period ending on the later of August 13, 2001 and the second anniversary of termination; (ii) if Mr. Holland is terminated at any time on or after August 13, 2000 but prior to August 13, 2001, the period ending on August 13, 2002; and (iii) if Mr. Holland is terminated at any time on or after August 13, 2001, the one-year period following termination; provided that the "Noncompete Period" shall end if at any time the Company ceases to pay Mr. Holland his base salary and benefits in existence at the time of termination (reduced by any salary or benefits Mr. Holland receives as a result of other employment). As used in the Holland Executive Agreement, "Covered Market" means:
(i) any market in which the Company is conducting business or preparing, pursuant to a business plan approved by the Board of Directors and the Fund Investors, to conduct business; (ii) Dallas, New York City, Atlanta, Chicago, Los Angeles and 15 additional Phase I and Phase II markets; and (iii) any market for which the Company has prepared a business plan unless such business plan has been rejected by the Board of Directors or the Fund Investors.

  C. Daniel Yost Executive Agreement

     In February 1998, in connection with C. Daniel Yost's purchase of an ownership interest in Allegiance LLC, the Company's sole shareholder (see "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management"), the Company, Allegiance LLC, and Mr. Yost entered into an Executive Purchase Agreement, containing the same terms as the Holland Executive Agreement described above.

  Thomas M. Lord Executive Agreement

     In August 1997, in connection with Thomas M. Lord's purchase of an ownership interest in Allegiance LLC, the Company's sole shareholder (see "Certain Relationships and Related Transactions" and "Security Ownership of Certain Beneficial Owners and Management"), the Company, Allegiance LLC, and Mr. Lord entered into an Executive Purchase Agreement, containing the same terms as the Holland Executive Agreement described above.

  Executive Agreements Entered into by Other Management Investors

     Each of the Management Investors has entered into an Executive Purchase Agreement (the "Other Executive Agreements"), including, among others, the following terms:

     Vesting. The Allegiance LLC securities purchased by a Management Investor, as well as any Company securities distributed with respect to such Allegiance LLC securities (collectively, the "Executive Securities") are subject to vesting over a four-year period, with 25.0% vesting on each of the first four anniversaries of the grant date. Vesting would be accelerated by one year upon an IPO (which would include the Equity Offering), 100.0% in the event of such Management Investor's death or disability, and 100.0% upon a sale of the Company where at least 50.0% of the consideration for such sale is cash or marketable securities.

     Repurchase of Securities. If a Management Investor's employment is terminated for any reason, Allegiance LLC and the Company (or their assignees) will have the right to repurchase all such Management Investor's vested Executive Securities at fair market value, and all unvested Executive Securities at the lesser of fair market value and original cost.

     Restrictions on Transfer; Holdback and "Drag Along" Agreements. The Executive Securities are subject to various restrictions on transferability, holdback periods in the event of an IPO or other public offering of the Company's securities, provisions requiring the holder of such shares to approve an IPO approved by the Board and provisions requiring the holder of such shares to approve and, if requested by the Company, sell its shares in any sale of the Company that is approved by the Board.

     Terms of Employment. Each Management Investor is an "at will" employee of the Company and, thus, may be terminated by the Company at any time and for any reason. No Management Investor is entitled to receive any severance payments upon any such termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to April 1998, the Company did not have a Compensation Committee and the compensation of executive officers and other key employees of the Company was determined by the Company's Board of Directors. Royce J. Holland, the Company's Chairman and Chief Executive Officer, Thomas M. Lord, the Company's Executive Vice President of Corporate Development and Chief Financial Officer,
C. Daniel Yost, the Company's President and Chief Operating Officer, and John J. Callahan, the Company's Senior Vice President of Sales and Marketing, are all currently members of the Company's Board of Directors. The Board of Directors established the Compensation Committee, which is responsible for decisions regarding salaries, incentive compensation, stock option grants and other matters regarding executive officers and key employees of the Company. See
"-- Committees of the Board of Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENT

     On August 13, 1997, Allegiance LLC and the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") including, among others, the following terms:

     Purchase of Preferred Stock. Allegiance LLC purchased 95,000 shares of the Company's Preferred Stock for an aggregate purchase price of $5 million and a commitment to make capital contributions to the Company of up to an additional $95 million on the terms and conditions discussed in "-- Subsequent Capital Contributions." For a description of the terms of the Preferred Stock, see "Description of Capital Stock -- Preferred Stock."

     Subsequent Capital Contributions. The Company may at any time require Allegiance LLC to make subsequent capital contributions to the Company, up to an aggregate amount of $95 million (approximately $45 million of which will have been drawn down after giving effect to the Equity Contributions), so long as at the time of the drawdown such amounts are contemplated by Approved Business Plans (as defined below) of the Company and certain other closing conditions are satisfied (including the absence of a material breach or default by the Company under its contractual obligations and the absence of a material adverse change in the business, financial condition, operations, assets, or business prospects of the Company as a whole). For purposes of the Stock Purchase Agreement, an "Approved Business Plan" means a business plan prepared by the Company's management describing proposed business activities in a target market and the capital requirements to pre-fund such market to Positive Free Cash Flow (a "Business Plan") that has been approved by the Company's Board of Directors and the Fund Investors; provided that an "Approved Business Plan" will cease to be such during any period in which the actual results of operations or other factors applicable to that market substantially deviate (in the good faith judgment of Allegiance LLC) from the Company's estimates and projections in such Business Plan or in Company annual budgets based on such Business Plan and approved by the Board of Directors and the Fund Investors. Under this mechanism, once the Board of Directors and the Fund Investors have approved a Business Plan relating to a targeted market, Allegiance LLC is essentially to fund capital requirements for such market to Positive Free Cash Flow unless the Company is in material breach or default of its contractual obligations, there is a substantial deviation in the results of that market, or there has occurred a material adverse change affecting the Company as a whole. The Board of Directors and the Fund Investors have approved, and initial required funding has been made under, Business Plans relating to the Dallas-Fort Worth, Atlanta, New York City-Long Island-Northern New Jersey, Chicago, Los Angeles, San Francisco and Boston markets. The Company's initial equity financing of approximately $50.1 million has been provided to fund the Company's start-up costs and ongoing network development in these markets.

     Restrictive Covenants. Allegiance LLC has the power (which power is exercised by the Fund Investors) to approve the Company's taking or agreeing to take certain actions, including, among other things (i) declaring dividends on, redeeming or issuing any equity securities, any securities convertible into or exercisable for equity securities, or any debt with equity features, (ii) loaning monies, (iii) disposing of significant assets, (iv) making acquisitions,
(v) entering into affiliated transactions, (vi) incurring significant indebtedness, and (vii) entering into or modifying any employment arrangement with senior management. Allegiance LLC has approved the Company's consummation of the Exchange Offer.

     Preemptive Rights. Allegiance LLC and its equity holders have the right to participate pro rata in any issuance of Common Stock (or securities convertible into or exercisable for Common Stock), other than issuances upon conversion of Preferred Stock or exercise of Options, as part of financing an acquisition, or in an IPO.

LIMITED LIABILITY COMPANY AGREEMENT

     On August 13, 1997, the Fund Investors and the Management Investors entered into a limited liability company agreement (the "LLC Agreement") in order to govern the affairs of Allegiance LLC, which presently holds the one outstanding share of the Company's Common Stock and substantially all of the outstanding shares of the Company's Preferred Stock. The LLC Agreement includes, among others, the following terms:

     Capital Structure. The LLC Agreement authorizes the issuance of (i) 95,000,000 Class A Units, (ii) 5,000,000 Class B Units, and (iii) certain other Units issuable in limited circumstances.

     Capital Contributions. The Fund Investors purchased 95,000,000 Class A Unit interests in Allegiance LLC, and 5,000,000 Class B Unit interests in Allegiance LLC were purchased by Management Investors (or reserved for issuance to Company managers as they join the Company). The Fund Investors and the Management Investors are required to fund Allegiance LLC's capital contribution obligations under the Stock Purchase Agreement in proportion to the respective number of Units held by each of them. If any holder of Units fails to make a capital contribution when due, Allegiance LLC may (in addition to its other legal or equitable rights) repurchase such defaulting Unitholder's equity interest for an amount equal to such Unitholder's capital contributions to the date of repurchase (including interest at the prime rate), payable in the form of Allegiance LLC Units that are subordinated in right of payment to the return of capital (including interest thereon at a rate of 12% per annum) to Allegiance LLC's other Unitholders.

     Allocations and Distributions. Upon an IPO, sale of the Company, or liquidation or dissolution of the Company (a "Liquidity Event"), Allegiance LLC will dissolve and its assets (which are expected to consist almost entirely of Company stock) will be distributed up to the Fund Investors and the Management Investors in accordance with a final allocation calculated immediately prior to such dissolution. The final allocation between the Fund Investors and the Management Investors will range between 95.0%/5.0% and 66.7%/33.3% according to certain multiple of invested capital and internal rate of return tests calculated based upon the valuation of the Company's Common Stock implied by the Liquidity Event. The Company expects that the Equity Offering, if consummated, will result in a final allocation of 66.7% to the Fund Investors and 33.3% to the Management Investors.

HOLLAND RIGHTS TO APPROVE IPO, SALE OF THE COMPANY, AND CERTAIN PRIVATE EQUITY AND DEBT FINANCINGS.

     So long as Royce J. Holland and his family continue to hold at least 90% of the Holland Executive Securities: (i) the Company, Allegiance LLC, and the Fund Investors and Management Investors may not approve or consummate an IPO or a sale of the Company prior to August 13, 2000 without Mr. Holland's approval, unless (x) such a transaction would result in a 66.7%/33.3% allocation between the Fund Investors and the Management Investors under the LLC Agreement, or (y) the Company has insufficient liquidity to fund its operations for a six-month period and lacks any other adequate means of financing (including available monies under the Equity Commitments); and (ii) the Company may not incur additional private equity or debt financing (other than equipment financing, indebtedness specified in an Approved Business Plan, or pursuant to an IPO) prior to a Liquidity Event without Mr. Holland's approval, unless (x) the entire Equity Commitments have been drawn down or (y) there has occurred a material adverse change in the business, financial condition, operations, assets, or business prospects of the Company as a whole. Mr. Holland has approved issuance of the Notes offered hereby.

SECURITYHOLDERS AGREEMENT

     The Fund Investors, the Management Investors, the Company, and Allegiance LLC are parties to a securityholders agreement dated as of August 13, 1997 (the "Securityholders Agreement"). Pursuant to the terms of the Securityholders Agreement, the Fund Investors may not transfer their Allegiance LLC or Company securities prior to August 13, 1998 other than to their affiliates or as part of a sale of the Company. Sales by the Fund Investors after August 13, 1998 (other than to affiliates or the public, or as part of a sale of the Company) are subject to first refusal rights in favor of the other Fund Investors, and to the "tag-along" rights of the Fund Investors (and, in connection with a greater-than-50%-sale of the Fund Investors' securities, the Management Investors with respect to their vested securities) to participate pro rata in such sale. In the event of an approved sale of the Company, each of the Fund Investors (and their transferees) agrees to approve and, if requested, sell its shares in such sale of the Company. If a Liquidity Event has not occurred by August 13, 2004, each Fund Investor and Management Investor will have the right to require

Allegiance LLC and the Company to take all actions necessary to purchase its securities at the greater of fair market value and original cost plus accrued dividends at 12% per annum. The Indenture limits the ability of the Company to repurchase shares of Preferred Stock or Common Stock. In connection with the Initial Offering, the Fund Investors and Management Investors have acknowledged that the Indenture could restrict the Company from repurchasing their stock for cash and agreed in writing that any claim for such payment would be subordinated in right of payment to the Notes.


REGISTRATION AGREEMENT



     The Fund Investors, the Management Investors, and the Company are parties to a Registration Agreement dated as of August 13, 1997. See "Description of Capital Stock -- Registration Rights."


VOTING AGREEMENT

     The current direct and indirect stockholders of the Company are parties to a voting agreement, pursuant to which they have each agreed to vote all of their shares in such a manner as to elect the following persons to serve as Directors:
Madison Dearborn Capital Partners, Morgan Stanley Capital Partners, and Frontenac Company (and their respective successors, assigns, transferees, and affiliates) each have the right to designate two Directors; Battery Ventures (and its successors, assigns, transferees, and affiliates) has the right to designate one Director; the Company's Chief Executive Officer has the right to serve as a Director; the Management Investors (and their successors and assigns) have the right to designate three Directors; and the final directorship may be filled by a representative designated by the Fund Investors and acceptable to the Management Investors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The Company's outstanding capital stock consists of one share of Common Stock and 95,641.25 shares of Preferred Stock. Substantially all of these shares of capital stock are owned by Allegiance LLC. In addition, employees of the Company own options to purchase Common Stock and the Company has reserved 5,000 shares of Common Stock for these and future employee options. The power of Allegiance LLC to vote and dispose of the capital stock of the Company owned by it is exercised by the board of managers of Allegiance LLC which is elected by the holders of Allegiance LLC Class A and Class B Units. Thus, the holders of these units could be deemed to be beneficial owners of the capital stock of the Company owned by Allegiance LLC.

     The following table sets forth certain information regarding the beneficial ownership of the equity securities of Allegiance LLC by: (i) each of the directors and the executive officers of the Company; (ii) all directors and executive officers as a group and (iii) each owner of more than 5% of the equity securities of Allegiance LLC ("5% Owners"). Unless otherwise noted, the address for each director and executive officer of the Company is c/o the Company, 1950 Stemmons Freeway, Suite 3026, Dallas, Texas 75207. The address of Allegiance LLC is c/o Madison Dearborn Partners Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

                                                                   ALLEGIANCE LLC
                                             -----------------------------------------------------------
                                                                                         PERCENT OF
   NAME AND ADDRESS OF BENEFICIAL OWNER      CLASS A UNITS(1)    CLASS B UNITS(1)    CLASS A AND B UNITS
   ------------------------------------      ----------------    ----------------    -------------------
DIRECTORS AND EXECUTIVE OFFICERS:
Royce J. Holland(2)........................             --          1,437,500                1.44
C. Daniel Yost.............................             --            600,000                0.60
Thomas M. Lord(3)..........................             --            675,000                0.68
John J. Callahan...........................             --            150,000                0.15
Paul D. Carbery(4).........................     15,000,000                 --               15.00
James E. Crawford, III(4)..................     15,000,000                 --               15.00
John B. Ehrenkranz.........................             --                 --                  --
Paul J. Finnegan(5)........................             --                 --                  --
Richard D. Frisbie(6)......................      7,500,000                 --                7.50
Reed E. Hundt(7)...........................             --                 --                  --
Robert H. Niehaus(8).......................             --                 --                  --
James N. Perry, Jr.(5).....................             --                 --                  --
All directors and executive officers as a
  group (12 persons).......................     37,500,000          2,862,500               40.37
5% OWNERS:
Madison Dearborn Capital Partners(9).......     36,250,000                 --               36.25
Morgan Stanley Capital Partners(10)........     36,250,000                 --               36.25
Frontenac Company(11)......................     15,000,000                 --               15.00
Battery Ventures(12).......................      7,500,000                 --                7.50

---------------

 (1) The Class A Units of Allegiance LLC have been issued to the Fund Investors in Allegiance LLC and the Class B Units have been issued to the Management Investors. These units require ongoing proportionate capital contributions but provide for different distributions depending upon the value of the Company at the time of certain liquidity events. See "Certain Relationships and Related Transactions."

 (2) Includes 718,750 Class B Units owned by the Royce J. Holland Family Limited Partnership, of which Royce J. Holland is the sole general partner. All of the Class B Units owned by Mr. Holland and the Royce J. Holland Family Limited Partnership are subject to vesting, with 20% of such Class B Units vested on August 13, 1997 and an additional 20% vesting on each of the first four anniversaries of such date. See "Management -- Executive Agreements."

 (3) Includes 337,500 Class B Units owned by Mr. Lord's wife and children, as to which Mr. Lord disclaims beneficial ownership. All of the Class B Units owned by Mr. Lord and his family are subject to vesting with 20% of such Class B Units vested on August 13, 1997 and an additional 20% vesting on each of the first four anniversaries of such date. See
     "Management -- Executive Agreements."


 (4) All Class A Units shown are owned by Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership. Messrs. Carbery and Crawford are members of Frontenac Company VII, L.L.C., the general partner of Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership and their address is c/o Frontenac Company, 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603. They disclaim beneficial ownership of these Class A Units.

 (5) Messrs. Finnegan and Perry are vice presidents of Madison Dearborn Partners, Inc., the general partner of the general partner of Madison Dearborn Capital Partners II, L.P. and their address is c/o Madison Dearborn Partners, Inc., Three First National Plaza, Suite 3800, Chicago, IL 60602.

 (6) All Class A Units shown are owned by Battery Ventures, IV, L.P. and Battery Investment Partners IV, LLC. Mr. Frisbie is a managing partner of Battery Ventures, the general partner of these funds and his address is c/o Battery Ventures, 20 William Street, Wellesley, MA 02181. He disclaims beneficial ownership of these Class A Units.

 (7) Mr. Hundt owns options to acquire 118.75 shares of Common Stock and Charles Ross Partners, LLC, a Delaware limited liability company, of which Mr. Hundt is a member owns 118.75 shares of the Company's Preferred Stock.

 (8) Mr. Niehaus is a managing director and director of Morgan Stanley Capital Partners III, Inc., the general partner of the general partner of these funds and their address is c/o Morgan Stanley Capital Partners, 1221 Avenue of the Americas, New York, NY 10020.

 (9) These Class A Units are owned by Madison Dearborn Capital Partners II, L.P.

(10) These Class A Units are owned by Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P.


(11) These Class A Units are owned by Frontenac VII Limited Partnership and Frontenac Masters VII Limited Partnership.


(12) These Class A Units are owned by Battery Ventures, IV, L.P. and Battery Investment Partners IV, LLC.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

DEBT OFFERING

     The Company intends as soon as practicable, subject to market conditions, to offer an aggregate principal amount at maturity of Senior Discount Notes due 2008 sufficient to raise approximately $200 million of gross proceeds (the "Anticipated Notes"). See "Prospectus Summary -- Financing Plan."

     The Anticipated Notes are currently expected to be unsubordinated, unsecured indebtedness of the company, ranking pari passu in right of payment with all unsubordinated, unsecured indebtedness of the Company, including the Notes, and would rank senior in right of payment to all subordinated indebtedness of the Company.

     The Anticipated Notes are expected to have substantially similar terms as the Notes, including with respect to interest payment and optional redemption. The indenture relating to the Anticipated Notes is currently expected to contain certain restrictive covenants similar in scope to those contained in the Indenture, including among others, limitations on the ability of the Company and its restricted subsidiaries to incur indebtedness, pay dividends, prepay subordinated indebtedness, repurchase capital stock, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations.

     There can be no assurance that the Company will consummate the Debt Offering, or that it will be consummated in accordance with the terms identified herein. In addition, the closing of the Debt Offering will be conditioned upon the closing of the Equity Offering, but the closing of the Equity Offering will not be conditioned upon the closing of the Debt Offering.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on February 3, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and qualified buyers outside the United States in reliance upon Regulation S under the Securities Act. As a condition to the Purchase Agreement, the Company entered into the Notes Registration Rights Agreement with the Initial Purchasers pursuant to which the Company has agreed, for the benefit of the holders of the Old Notes, at the Company's cost, to use its best efforts to file and cause to become effective the Exchange Offer Registration Statement and unless the Exchange Offer would not be permitted by applicable law or Commission policy, commence the Exchange Offer and use their best efforts to issue the New Notes in exchange for the Old Notes on or prior to the date that is six months after the date of the original issuance of the Old Notes. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the New Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

     Under existing interpretations of the staff of the Commission contained in several no-action letters to third parties, the New Notes will, in general, be freely tradeable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" (as defined in the Securities Act) of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation of the staff of the Commission, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     As contemplated by these no-action letters and the Notes Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or any other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an New Note for its own account in exchange for Old Notes must acknowledge that it (i) acquired the Old Notes for its own account as a result of market-making activities or other trading activities, (ii) has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act) to distribute the New Notes to be received in the Exchange Offer and (iii) will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. For a description of the procedures for resales by Participating Broker-Dealers, see "Plan of Distribution."

     In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company will at its sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (a "Shelf Registration Statement"), (b) use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep effective such Shelf Registration Statement until the earlier of two years after the Issue Date and such time as all of the applicable

Notes have been sold thereunder. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of such Shelf Registration Statement, notify each such holder when such Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder that sells its Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Notes Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     In the event that the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to the date that is six months after the date of the original issuance of the Old Notes, interest (in addition to the accrual of original issue discount during the period ending February 15, 2003 and in addition to interest otherwise due on the Notes after such date) will accrue, at the rate of .5% per annum of the Accreted Value on the preceding Semi-Annual Accrual Date (as defined herein), on the Notes and be payable in cash semi-annually on February 15 and August 15 of each year, commencing February 15, 1999, until the Exchange Offer is consummated or the Shelf Registration Statement is declared effective.

     Holders of the Old Notes will be required to make certain representations to the Company (as described in the Notes Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Notes Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above.

     The summary herein of certain provisions of the Notes Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Notes Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount at maturity of New Notes in exchange for each $1,000 principal amount at maturity of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount at maturity.

     The form and terms of the New Notes are the same as the form and terms of the Old Notes except that (i) the New Notes bear a Series B designation and a different CUSIP Number from the Old Notes, (ii) the New Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the New Notes will not be entitled to certain rights under the Notes Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     As of the date of this Prospectus, $445,000,000 aggregate principal amount at maturity of Old Notes were outstanding. The Company has fixed the close of
business on             , 1998 as the record date for the

Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange fees and expenses.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

ACCRETION OF THE NOTES; INTEREST

     The Old Notes will continue to accrete at the rate of 11 3/4% per annum to, but excluding the date of issuance of the New Notes and will cease to accrete upon cancellation of the Old Notes and issuance of the New Notes. Any Old Notes not tendered or accepted for exchange will continue to accrete at the rate of 11 3/4% per annum in accordance with their terms. From and after the date of issuance of the New Notes, the New Notes shall accrete at the rate of 11 3/4% per annum, but no cash interest will be payable in respect of the New Notes prior to August 15, 2003. From and after February 3, 2003, interest on the New Notes will accrue on the principal amount at maturity at the rate of 11 3/4% per annum and will be payable semi-annually on each February 15 and August 15, commencing August 15, 2003.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal or transmit an Agent's Message in connection with a book-entry transfer, and mail or otherwise deliver such Letter of Transmittal or such facsimile, or Agent's Message, together with the Old Notes and any other required documents, to the

Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, Letter of Transmittal or an Agent's Message and other required documents must be completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     The term "Agent's Message" means a message, transmitted by a book-entry transfer facility to, and received by, the Exchange Agent forming a part of a confirmation of a book-entry, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Old Notes that such participant has received and agrees: (i) to participate in the Automated Tender Option Program ("ATOP"); (ii) to be bound by the terms of the Letter of Transmittal; and (iii) that the Company may enforce such agreement against such participant.

     By executing the Letter of Transmittal or Agent's Message, each holder will make to the Company the representations set forth above in the third paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal or Agent's Message.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility (as defined in the Letter of Transmittal) for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, unless an Agent's Message is received by the Exchange Agent in compliance with ATOP, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution,

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer

     Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"); (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company, Holdings or any of their subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of

Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                               By Overnight Courier:
By Registered or Certified Mail:
                                               Attention: Reorganization Section-7-E
Attention: Reorganization Section-7-E          The Bank of New York
The Bank of New York                           101 Barclay Street, 7-E
101 Barclay Street, 7-E                        Corporate Trust Services Window
New York, NY 10286                             Ground Level
                                               New York, NY 10286
By Hand:
                                               By Facsimile:
Attention: Reorganization Section-7-E
The Bank of New York                           (212) 815-6339
101 Barclay Street, 7-E                        Attention: Reorganization Section
Corporate Trust Services Window
Ground Level                                   Confirm by telephone:
New York, NY 10286                             (212) 815-2742

     Delivery to an address other than as set forth above, or transmission of instructions via a facsimile number other than the one set forth above, will not constitute a valid delivery.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is the accreted value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise), (ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE NEW NOTES

     With respect to resales of New Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives the New Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives New Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes, will be allowed to resell the New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     As contemplated by these no-action letters and the Notes Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the New Notes are to be acquired by the holder or the person receiving such New Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the New Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the New Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an New Note for its own account in exchange for Old Notes must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                            DESCRIPTION OF THE NOTES

     The Notes are to be issued under an Indenture, dated as of February 3, 1998, between the Company, as issuer, and The Bank of New York, as Trustee. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") as in effect on the date of the Indenture. The form and terms of the New Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the New Notes bear a Series B designation,
(ii) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of New Notes will not be entitled to certain rights under the Notes Registration Rights Agreement, including the provisions providing for liquidated damages in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The New Notes are subject to all such terms, and holders of the New Notes are referred to the Indenture and the Trust Indenture Act for a statement of them. The following is a summary of the material terms and provisions of the New Notes. This summary does not purport to be a complete description of the New Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the New Notes and the Indenture (including the definitions contained therein). A copy of the form of Indenture is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part. For definitions of certain capitalized terms, see "-- Certain Definitions". Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture. The Old Notes and the New Notes are sometimes referred to herein collectively as the "Notes."

GENERAL

     The Notes are unsecured unsubordinated obligations of the Company, initially limited to $445,000,000 aggregate principal amount at maturity, and will mature on February 15, 2008. Although for federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder as such discount accrues from the issue date of the Notes, no interest will be payable on the Notes prior to August 15, 2003. From and after February 15, 2003, interest on the Notes will accrue at the rate of 11 3/4% from February 15, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on the February 1 or August 1 immediately preceding the Interest Payment Date) on February 15 and August 15 of each year, commencing August 15, 2003. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee at One Wall Street, New York, New York 10286); provided that, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses as they appear in the Security Register.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

     Subject to the covenants described below under "Covenants" and applicable law, the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

OPTIONAL REDEMPTION

     The Notes are redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after February 15, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the Redemption Prices (expressed in percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing February 15 of the years set forth below:

YEAR                                                          REDEMPTION PRICE
----                                                          ----------------
2003........................................................      105.8750%
2004........................................................      103.9167
2005........................................................      101.9583
2006 and thereafter.........................................      100.0000

     In addition, at any time prior to February 15, 2001, the Company may redeem up to 35% of the principal amount at maturity of the Notes originally issued with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at any time or from time to time in part, at a Redemption Price (expressed as a percentage of Accreted Value on the Redemption Date) of 111.75%; provided that at least $289,250,000 aggregate principal amount at maturity of Notes remains outstanding after each such redemption.

     Although the Company would have such redemption right in connection with its currently contemplated Equity Offering, the Company currently intends to use the proceeds from the Equity Offering to fund its business plan, and not to redeem a portion of the Notes. See "Prospectus Summary -- Financing Plan."

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

SINKING FUND

     There will be no sinking fund payments for the Notes.

RANKING

     The Indebtedness evidenced by the Notes ranks pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. As of March 31, 1998, the Company and its subsidiaries had no indebtedness outstanding other than the Notes. The Notes will be effectively subordinated to such indebtedness to the extent of such security interests. In addition, all existing and future liabilities (including trade payables) of the Company's subsidiaries will be effectively senior to the Notes. See "Risk
Factors -- Holding Company Structure; Structural Subordination of Notes" and "-- Effective Subordination of Notes to Secured Indebtedness."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the definition of any other capitalized term used herein for which no definition is provided.

     "Accreted Value" means, for any Specified Date, the amount provided below for each $1,000 principal amount at maturity of Notes:

          (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

SEMI-ANNUAL ACCRUAL DATE                                      ACCRETED VALUE
------------------------                                      --------------
August 15, 1998.............................................    $  598.21
February 15, 1999...........................................    $  633.36
August 15, 1999.............................................    $  670.57
February 15, 2000...........................................    $  709.96
August 15, 2000.............................................    $  751.67
February 15, 2001...........................................    $  795.84
August 15, 2001.............................................    $  842.59
February 15, 2002...........................................    $  892.09
August 15, 2002.............................................    $  944.51
February 15, 2003...........................................    $1,000.00

          (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) $562.87 and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less $562.87 multiplied by (2) a fraction, the numerator of which is the number of days from the Closing Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days from the Closing Date to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of Investments made by the Company or any Restricted Subsidiary in such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; (vi) all extraordinary gains and extraordinary losses; and (vii) any compensation expense paid or payable solely with Capital Stock (other than Disqualified Stock) of the Company or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of the Company (including Capital Stock of the Company held by Allegiance LLC).

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate", as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales, transfers or other dispositions of assets constituting a Restricted Payment permitted to be made under the

"Limitation on Restricted Payments" covenant, (c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $1 million in any transaction or series of related transactions, or (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (B) of the "Limitation on Asset Sales" covenant.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as (i) (a) prior to the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of (x) Allegiance LLC, on a fully diluted basis, than is beneficially owned by the Fund Investors on such date or (y) the Company, on a fully diluted basis, than is beneficially owned by the Existing Stockholders on such date and (b) after the occurrence of a Public Market, a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders on such date; or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors (x) whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved or (y) so long as the Fund Investors and their Affiliates beneficially own a majority of the Voting Stock of Allegiance LLC, whose election was approved by Allegiance
LLC) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Closing Date" means the date on which the Notes are originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

(B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Units, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of
(i) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to
(ii) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters for which financial statements of the Company have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four fiscal quarter period being the "Four Quarter Period"); provided that, in making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness to be Incurred or repaid on the Transaction Date; (B) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Four Quarter Period through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; (C) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available; and (D) the aggregate amount of Indebtedness outstanding as of the end of the Reference Period will be deemed to include the total amount of funds outstanding and/or available on the Transaction Date under any revolving credit or similar facilities of the Company or its Restricted Subsidiaries.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Existing Stockholders" means (i) Madison Dearborn Partners, Inc., Morgan Stanley Capital Partners III, Inc., Frontenac Company, Battery Partners IV, L.P. and Battery Investment Partners IV, LLC and their respective Affiliates (the "Fund Investors") and (ii) Allegiance LLC, so long as the Fund Investors, in the aggregate, beneficially own a majority of the Voting Stock of Allegiance LLC.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; provided that for purposes of clause (viii) of the second paragraph of the "Limitation on Indebtedness" covenant, (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by the Company exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking firm and set forth in their written opinion which shall be delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the Units and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date (or, in the case of a revolving credit or other similar facility, the total amount of funds outstanding and/or available on the date of determination) of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest (or original issue discount) pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest (or original issue discount) on and after the Payment Date; (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount at maturity of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount at maturity to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new
Note issued shall be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such Investment; (ii) Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits; (vi) Interest Rate Agreements and Currency Agreements designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates; and (vii) loans or advances to officers or employees of the Company or any Restricted Subsidiary that do not in the aggregate exceed $2 million at any time outstanding.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens on or sales of receivables; and (xix) Liens that secure Indebtedness with an aggregate principal amount not in excess of $5 million at any time outstanding.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     A "Public Market" shall be deemed to exist if (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding Common Stock of the Company immediately prior to the consummation of such Public Equity Offering has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Services and its successors.

     "Specified Date" means any Redemption Date, any Payment Date for an Offer to Purchase or any date on which the Notes first become due and payable after an Event of Default.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Strategic Subordinated Indebtedness" means Indebtedness of the Company Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by the Company or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred, (i) is expressly made subordinate in right of payment to the Notes and
(ii) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of the Company's obligations under the Notes; provided that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of the Company after the Incurrence of such Indebtedness.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause
(ii) above, (iv) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes and Indebtedness existing on the Closing Date); provided that the Company may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness outstanding at any time in an aggregate principal amount not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness owed (A) to the Company evidenced by a promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i),
(ii), (iv), (vi), (viii) or (xi) of this paragraph) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate

Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; (vii) Indebtedness (including Guarantees) Incurred to finance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by the Company or a Restricted Subsidiary after the Closing Date; (viii) Indebtedness of the Company not to exceed, at any one time outstanding, two times (A) the Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (iii),
(iv), (vi) of (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (II) if such capital contribution or Net Cash Proceeds are used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred and (B) 80% of the fair market value of property (other than cash and cash equivalents) received by the Company after the Closing Date from the sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of the Company, to the extent (I) such capital contribution or sale of Capital Stock has not been used pursuant to clause (iii), (iv), (vi) or (vii) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (II) if such capital contribution or Capital Stock is used to consummate a transaction pursuant to which the Company Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes and has an Average Life longer than the Notes; (ix) Acquired Indebtedness; (x) Strategic Subordinated Indebtedness; and (xi) subordinated Indebtedness of the Company (in addition to Indebtedness permitted under clauses (i) through (x) above) in an aggregate principal amount outstanding at any time not to exceed $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to the Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) of the second paragraph under the "Limitation on Indebtedness" covenant, plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

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

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investments; provided that the aggregate amount of Investments made pursuant to this clause (vi) does not exceed the sum of (a) $20 million and (b) the amount of Net Cash Proceeds received by the Company after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (viii) under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses
(iii) or (iv) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus (z) the net reduction in Investments made pursuant to this clause
(vi) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investment (except in each case to the extent any such payment or proceeds is included in the calculation of Adjusted Consolidated Net Income) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), provided that the net reduction in any Investment shall not exceed the amount of such Investment; (vii) Investments acquired in exchange for Capital Stock (other than Disqualified Stock) of the Company; (viii) the declaration or payment of dividends on the Common Stock of the Company following a Public Equity Offering of such Common Stock, of up to 6% per annum of the Net Cash Proceeds received by the Company in such Public Equity Offering; (ix) prior to the occurrence of a Public Market, the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of the Company or options to purchase such shares, held by directors, employees or officers, or former directors, employees or officers, of the Company or a Restricted Subsidiary (or their estates or beneficiaries under their estates), upon the death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options were issued; provided that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares or options after the Closing Date does not exceed $5 million in the aggregate (unless such repurchases are made with the proceeds of insurance policies and the shares are purchased from the executors, administrators, testamentary trustees, heirs, legatees or beneficiaries); (x) repurchases of Warrants pursuant to a Repurchase Offer; (xi) any purchase of any fractional share of Common Stock (or other Capital Stock of the Company issuable upon exercise of the Warrants) in connection with an exercise of the Warrants; and (xii) other Restricted Payments in an aggregate amount not to exceed $2 million; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net

Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (iii), (iv) and (vi), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Indenture or any other agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Wholly Owned Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or (iv) issuances or sales of Common Stock of a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant described below.

  Limitation on Issuances of Guarantees by Restricted Subsidiaries

     The Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the Notes ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(ii) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;
(iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, the aggregate amount of which exceeds $1 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

  Limitation on Liens

     The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause
(iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant;
(vi) Liens on the Capital Stock of Restricted Subsidiaries securing up to $100.0 million of Indebtedness Incurred under clause (vii) of the "Limitation on Indebtedness" covenant; or (vii) Permitted Liens.

  Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, however, that this clause (ii) shall not apply to long-term assignments in capacity in a telecommunications network. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Subsidiary Guarantee pursuant to the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant described above or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause
(A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the Accreted Value of the Notes on the relevant Payment Date, plus, in each case, accrued interest (if any) to the Payment Date.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof on the relevant Payment Date, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

COMMISSION REPORTS AND REPORTS TO HOLDERS

     At all times from and after the earlier of (i) the date of the commencement of an Exchange Offer or the effectiveness of a Shelf Registration Statement (the "Registration") and (ii) the date that is six months after the Closing Date, in either case, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and the date that is six months after the Closing Date, the Company shall, at its cost, deliver to each Holder of the Notes quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, the Company shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

EVENTS OF DEFAULT

     The following events are defined as "Events of Default" in the Indenture:
(a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (h) the Company or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the Accreted Value of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the Accreted Value of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default;
(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the Accreted Value of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of the Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iv) shall not apply to (x) a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor on the Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture or (y) a consolidation, merger or sale of all or substantially all of the assets of the Company if immediately after giving effect to such transaction on a pro forma basis, the Company or any Person becoming the successor obligor of the Notes shall have a Consolidated Leverage Ratio equal to or less than the Consolidated Leverage Ratio of the Company immediately prior to such transaction; and (v) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of the Company; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

     Defeasance and Discharge. The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the

Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the Accreted Value of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption
Date) of any Note, (v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes or (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK ENTRY; DELIVERY AND FORM

     The New Notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (the "Global Notes"), and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Notes for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between the participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the applicable Global Note for certificated notes, which it will distribute to its participants.

     The Company understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue certificated notes, pursuant to the Indenture.

                          DESCRIPTION OF THE WARRANTS

GENERAL

     On February 3, 1998, the Company issued the Warrants pursuant to the Warrant Agreement between the Company and The Bank of New York (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Warrant Agreement, including the definitions of certain terms therein. Wherever particular defined terms of the Warrant Agreement, not otherwise defined herein, are referred to, such defined terms are incorporated herein by reference. A copy of the Warrant Agreement is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus forms a part.

     Each Warrant is evidenced by a Warrant Certificate which entitles the holder thereof to purchase .0034224719 shares of Common Stock of the Company at a price (the "Exercise Price") of $.01 per share, subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time beginning one year after the date of original issuance of the Warrants and prior to the close of business on the tenth anniversary of the date of original issuance of the Warrants; provided that the Warrants will become exercisable in connection with the Equity Offering (or if the Equity Offering does not occur, with the initial public offering of the Company). Warrants not exercised by such date will expire. The aggregate number of the shares of Common Stock issuable upon exercise of the Warrants is equal to approximately 1.5% of the outstanding shares of Common Stock, on a fully diluted basis as of the date of this Prospectus, assuming exercise of the Warrants, conversion of the Company's Preferred Stock, and exercise of all employee options currently outstanding or authorized under the Company's existing stock option plan.

     The Warrants will become separately transferable from the Notes on the earliest to occur of (i) the date that is six months following the date of original issuance of the Warrants, (ii) the commencement of the Exchange Offer and (iii) the effective date of a shelf registration statement with respect to the Notes.

     Upon the occurrence of a merger with a person in connection with which the consideration to shareholders of the Company is not all cash and where the Common Stock (or other securities) issuable upon exercise of the Warrants would not be registered under the Exchange Act, the Company or its successor by merger will be required, upon the expiration of the time periods discussed below, to offer to repurchase the Warrants for cash.

CERTAIN DEFINITIONS

     The Warrant Agreement contains, among others, the following definitions:

     A "Financial Expert" is one of the persons listed in Appendix A to the Warrant Agreement, all of which are nationally recognized investment banking firms.

     An "Independent Financial Expert" is it Financial Expert that does not (and whose directors, executive officers and 5% stockholders do not) have a direct or indirect financial interest in the Company or any of its subsidiaries or affiliates, which has not been for at least five years and, at the time that it is called upon to give independent financial advice to the Company, is not (and none of its directors, executive officers or 5% stockholders is) a promoter, director or officer of the Company or any of its subsidiaries or affiliates.

     A "Repurchase Event" is defined to occur on any date when the Company (i) consolidates with or merges into or with another person (but only where the holders of Common Stock receive consideration in exchange for all or part of such Common Stock), if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act or (ii) sells all or substantially all of its assets to another person, if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided that, in each case, a "Repurchase Event" shall not be deemed to have occurred if the consideration for such transaction consists solely of cash.

CERTAIN TERMS

  Repurchase

     Following the occurrence of a Repurchase Event, the Company must make an offer to repurchase for cash all outstanding Warrants (a "Repurchase Offer"). The holders of the Warrants may, until 5:00 p.m. (New York City time) on the date (the "Final Surrender Time") at least 30 but not more than 60 days following the date on which the Company gives notice of such Repurchase Offer to such holders, surrender all or part of their Warrants for repurchase by the Company. Except as otherwise provided in the Warrant Agreement, Warrants received by the Warrant Agent in proper form for purchase during a Repurchase Offer prior to the Final Surrender Time are to be repurchased by the Company at a price in cash (the "Repurchase Price") equal to the value (the "Relevant Value") on the Valuation Date (as defined in the Warrant Agreement) relating thereto of the Warrant Shares (and other securities issuable upon exercise of the Warrants), had the Warrants then been exercised, less the Exercise Price therefor. The "Relevant Value" of the Common Stock (or other securities) shall be (i) if the Common Stock (or other securities) is registered under the Exchange Act, the average of the closing sales prices (on the stock exchange that is the primary trading market for the Common Stock (or other securities)) of the Common Stock (or other securities) for the 20 consecutive trading days immediately preceding such Valuation Date or, if the Common Stock (or other securities) has been registered under the Exchange Act for less than 20 days trading days before such date, then the average of the closing sales prices for all of the trading days before such date for which closing sales prices are available or (ii) if the Common Stock (or other securities) is not registered under the Exchange Act or if the value cannot be computed under clause (i) above, the value determined (without giving effect to any discount for lack of liquidity, the fact that the Company has no class of equity securities registered under the Exchange Act or the fact that the Common Stock (or other securities) issuable upon exercise of the Warrants represent a minority in the Company) by an Independent Financial Expert.

     If clause (ii) of the preceding paragraph is applicable, the Board of Directors of the Company is required to select an Independent Financial Expert not more than five business days following a Repurchase Event. Within two days after its selection of the Independent Financial Expert, the Company must deliver to the Warrant Agent a notice setting forth the name of such Independent Financial Expert. The Company must use its best efforts (including by selecting another Independent Financial Expert) to cause the Independent Financial Expert to deliver to the Company, with a copy to the Warrant Agent, a value report (a "Value Report") which states the Relevant Value of the Common Stock (or other securities) being valued as of the Valuation Date and contains a brief statement as to the nature and scope of the methodologies upon which the determination was made. The Warrant Agent will have no duty with respect to the Value Report of any Independent Financial Expert, except to keep it on file available for inspection by the holders of the Warrants. The determination of the Independent Financial Expert as to the Relevant Value in accordance with the provisions of the Warrant Agreement shall be conclusive on all persons.

  Exercise

     In order to exercise all or any of the Warrants represented by a Warrant Certificate, the holder thereof is required to surrender to the Warrant Agent the Warrant Certificate, a duly executed copy of the subscription form set forth in the Warrant Certificate, and payment in full of the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants, which payment may be made in cash or by certified or official bank or bank cashier's check payable to the order of the Company or through the surrender of Warrant Certificates. Upon the exercise of any Warrant in accordance with the Warrant Agreement, the Warrant Agent will instruct the Company to transfer promptly to or upon the written order of the holder of such Warrant Certificate appropriate evidence of ownership of any shares of Common Stock or other security or property to which it is entitled as a result of such exercise, registered or otherwise placed in such name or names as it may direct in writing, and will deliver such evidence of ownership to the person or persons entitled to receive the same and fractional shares, if any, or an amount in cash, in lieu of any fractional shares, if any. All shares of Common Stock or other securities issuable by the Company upon the exercise of the Warrants must be validly issued, fully paid and nonassessable. The Warrant Agreement provides that, if the Company conducts an initial public offering of equity securities other than Common Stock, the Company will give holders of Warrants and Common Stock (or other securities) issued or issuable upon exercise of Warrants the opportunity to convert such Warrants into warrants to purchase such equity securities and the opportunity to convert such Common Stock (or other securities) into such equity securities. Such conversion opportunity will be on terms and conditions determined to be fair and reasonable by the Company's Board of Directors.

     Holders of Warrants will be able to exercise their Warrants only if a registration statement relating to the Common Stock underlying the Warrants is then effective and available, or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, as reasonably determined by the Company, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the various holders of the Warrants reside.

  Anti-dilution Provisions

     The Warrant Agreement contains provisions adjusting the Exercise Price and the number of shares of Common Stock or other securities issuable upon exercise of a Warrant in the event of (i) a division, consolidation or reclassification of the shares of Common Stock, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Common Stock entitling such holders to subscribe for or purchase shares of Common Stock at a price per share which is lower than the then current value per share of Common Stock, subject to certain exceptions, (iii) the issuance of shares of Common Stock at a price per share that is lower than the then current value of such shares, except for issuances in connection with an acquisition, merger or similar transaction with a third party, (iv) certain distributions to all holders of shares of Common Stock of evidences of indebtedness or assets and (v) in the discretion of the Company's Board of Directors, in certain other circumstances. No adjustment in the number of shares of Common Stock purchasable upon exercise of the Warrants is required, however, for certain bona fide public offerings or private placements, for grants (or exercises) of options or other rights to purchase (or the exercise thereof) granted to employees of the Company under the Company's stock option plans, for issuances of shares of Common Stock to employees of the Company, for grants (or exercises) of options, warrants or other agreements or rights to purchase capital stock of the Company existing on the date of original issuance of the Warrants and in certain other circumstances, or unless such adjustment would require an increase or decrease of at least one percent in the number of shares of Common Stock purchasable upon the exercise of a Warrant and such anti-dilution provisions will not apply to certain additional limited exceptions.

  No Rights as Stockholders

     The holders of unexercised Warrants are not entitled, as such, to receive dividends or other distributions, receive notice of any meeting of the stockholders, consent to any action of the stockholders, receive notice of any other stockholder proceedings, or to any other rights as stockholders of the Company.

  Mergers, Consolidations, etc.

     Except as provided below, in the event that the Company consolidates with, merges with or into, or sells all or substantially all of its property and assets to another person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof the number of shares of capital stock or other securities or property which the holder of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. If the Company merges or consolidates with, or sells all or substantially all of the property and assets of the Company to, another person and, in connection therewith, consideration to the holders of Common Stock in exchange for their shares is payable solely in cash, or in the event of the dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants assuming the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. If the Company has made a Repurchase Offer that has not expired at the time of such transaction, the holders of the Warrants will be entitled to receive the higher of (i) the amount payable to the holders of the Warrants described above and (ii) the Repurchase Price payable to the holders of the Warrants pursuant to such Repurchase Offer. In case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, necessary to pay to the holders of the Warrants. After such funds and the surrendered Warrant Certificate are received, the Warrant Agent must make payment by delivering a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such person or persons as it may be directed in writing by the holders surrendering such Warrants.

  Registration Requirements

     Under the terms of the Warrant Registration Rights Agreement, the holders of the Warrants will be entitled to piggy-back registration rights for the Common Stock (or other securities) issuable upon exercise of the Warrants in connection with (i) an initial public offering of the Common Stock (or other securities) issuable upon exercise of the Warrants, if any stockholder of the issuer participates in such public offering, or (ii) certain public offerings of shares of Common Stock (or other securities) issuable upon exercise of the Warrants conducted subsequent to the initial public offering of such stock. If only the Company sells shares in the initial public offering or all of the Warrant Shares (or other securities issuable upon exercise of the Warrants) are not sold in the initial public offering or any subsequent offering, the Company will be required to use its best efforts to cause to be declared effective, no later than 180 days after the closing date of the initial public offering (but in no event prior to the first anniversary of the date of original issuance of the Warrants), the Warrant Registration Statement with respect to the issuance of the Common Stock (or other securities) issuable upon exercise of the Warrants. The Company is required to use reasonable efforts to maintain the effectiveness of the Warrant Registration Statement until the Expiration Date, or if earlier, such time as all Warrants have been exercised. During any consecutive 365-day period while the Warrants are exercisable, the Company will have the ability to suspend the availability of such registration statement for
(a) up to two 30-consecutive-day periods (except during the 30 days immediately prior to the expiration of the Warrants) if the Company's Board of Directors determines in good faith that there is a valid purpose for the suspension and provides notice of such determination to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent and (b) five additional, non-consecutive three-day periods, except during the 30-day period immediately prior to the Expiration Date, if the Company's Board of Directors determines in good faith that the Company cannot provide adequate disclosure during such period due to circumstances beyond its control. Holders of Warrants will not be named as selling securityholders in the Warrant Registration Statement. The Warrant Agreement requires the Company to pay the expenses associated with such registration.

  Reservation of Shares

     The Company has authorized and will reserve for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of: (i) 102,524 shares of Common Stock, of which one share has been issued and is outstanding and owned by Allegiance LLC, 96,000 shares are reserved for issuance upon conversion of the Preferred Stock, and 1,523 shares are reserved for issuance upon exercise of the Warrants; and (ii) 96,000 shares of Preferred Stock, of which 95,641.25 shares are issued and outstanding and owned by Allegiance LLC.

COMMON STOCK

     Holders of Common Stock of the Company are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Except as otherwise required by law, actions at the Company's stockholders meetings require the affirmative vote of a majority of the shares represented at the meeting and that a quorum be present. Holders of Common Stock are entitled, subject to the preferences of the Preferred Stock, to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Indenture restricts the ability of the Company to pay dividends on the Common Stock. See "Description of the Notes -- Covenants." In addition, without the prior consent of Allegiance LLC, the Company may not declare or pay any dividends on its Common Stock. See "Certain Relationships and Related Transactions -- Stock Purchase Agreement." The holders of Common Stock have no preemptive, redemption, conversion or sinking fund rights. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company which are legally available for distribution, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock.

     At present, there is no established trading market for the Common Stock.

PREFERRED STOCK

     The Preferred Stock accrues dividends at a per-annum rate of 12% of the sum of the Liquidation Value thereof and all accumulated and unpaid dividends thereon. "Liquidation Value" for any share of Preferred Stock is equal to the sum of (i) the initial price paid to the Company for such share on its date of issuance and (ii) the aggregate contributions to the capital of the Company made pursuant to the Stock Purchase Agreement with respect to such share after its date of issuance. The Indenture restricts the ability of the Company to pay dividends on the Preferred Stock. See "Description of the Notes -- Covenants."

     Upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made with respect to any other class of the Company's capital stock, an amount in cash equal to the aggregate Liquidation Value of all shares held by such holder plus all accrued and unpaid dividends thereon (the "Liquidation Payment"). In the event of certain changes of control of the Company, and upon the election of the holders of a majority of the Preferred Stock, the holders of Preferred Stock may elect (subject to certain exceptions) to require the Company to treat such change of control as a dissolution or liquidation of the Company and receive Liquidation Payments with respect to their Preferred Stock.

     The Preferred Stock is convertible at any time and from time to time (without credit for accumulated dividends) into shares of Common Stock. The 95,641.25 shares of Preferred Stock outstanding are currently convertible into 95,641.25 shares of the Company's Common Stock, which conversion ratio is subject to adjustment on a weighted-average basis upon any issuance or deemed issuance of Common Stock, or securities convertible into or exercisable for Common Stock, that would otherwise dilute the economic interests of the holders of Preferred Stock. In addition, the Company can cause the Preferred Stock to be converted in connection with an IPO, subject to the approval of the holders of a majority of the Preferred Stock. Holders of Preferred Stock vote with holders of the Company's Common Stock on an as-if-converted basis.

REGISTRATION RIGHTS


     The Fund Investors, the Management Investors, and the Company are parties to a Registration Agreement dated as of August 13, 1997 (the "Registration Agreement"). Under the terms of the Registration Agreement, the Fund Investors may (subject to Mr. Holland's approval right described above) require the Company to consummate an IPO. After the IPO, each of Morgan Stanley Capital Partners, Madison Dearborn Capital Partners, and Frontenac Company are entitled to demand two long-form registrations and unlimited short-form registrations, and Battery Ventures is entitled to demand one long-form registration and unlimited short-form registrations. In addition, the Fund Investors and the Management Investors may "piggyback" on primary or secondary registered public offerings of the Company's securities. Each Fund Investor and Management Investor is subject to holdback restrictions in the event of an IPO or other public offering of Company Securities. The parties to the Registration Agreement have agreed to permit the holders of Warrants to "piggyback" on any registrations under the Registration Agreement.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of the principal United States federal income tax consequences of an exchange of Old Notes for New Notes and the ownership and disposition of the New Notes to initial purchasers thereof. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of Notes and is limited to purchasers who acquire the Notes at their issue price and hold such Notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular initial purchasers in light of their personal circumstances or to certain types of initial purchasers, such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, certain U.S. expatriates, persons who have hedged the risk of owning a Note or holders whose "functional currency" is not the U.S. dollar.

     As used herein, the term "U.S. Holder" means an initial purchaser of a Note or Warrant that is, for United States federal income tax purposes, (a) a citizen or individual resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof (other than any partnership treated as foreign under U.S. Treasury regulations which may be issued under recently enacted amendments to the Code), (c) an estate the income of which is subject to United States federal income taxation regardless of source, or (d) a trust subject to the primary supervision of a court within the United States and the control of a United States person, as described in the Code. An individual may, subject to certain exceptions, be deemed to be a United States resident (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens. As used herein, a "Non-U.S. Holder" is a holder that is not a U.S. Holder.

EXCHANGE OF NOTES

     The Company believes that the exchange of Old Notes for New Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

     ALL PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     Original Issue Discount. Because the Old Notes were sold at a substantial discount from their principal amount at maturity and because there will not be any payment of interest on the Notes in the first five years after issuance, the Old Notes and New Notes (which for tax purposes are treated as a continuation of the Old Notes) will have original issue discount ("OID") for federal tax purposes, and U.S. Holders of Notes will be subject to special tax accounting rules, as described in greater detail below. U.S. Holders of Notes should be aware that they generally must include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of their regular method of tax accounting. As a result, U.S. Holders will include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of the Notes generally will not be required to include separately in income cash payments received on such notes, even if denominated as interest, to the extent such payments constitute payments of previously accrued OID.

     The Notes will be treated as issued with OID equal to the excess of the "stated redemption price at maturity" of a Note over its "issue price." The issue price of a Note is described under "-- Allocation of Purchase Price Between Notes and Warrants." The stated redemption price at maturity of a Note is the total of all payments on the Note that are not payments of "qualified stated interest." A qualified stated interest payment is a payment of stated interest unconditionally payable, in cash or property (other than debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the Note that appropriately takes into account the length of intervals between payments. Because there will not be any payment of interest on the Notes in the first five years after issuance, none of the payments on the Notes will constitute qualified stated interest. Accordingly, all payments on the Notes will be treated as part of the Notes' stated redemption price at maturity.

     The amount of OID includible in income by an initial U.S. Holder of a Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion thereof in which such U.S. Holder holds such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro-rata portion of the OID that accrued in such period. The "accrual period" for a Note will generally be the semi-annual period between interest payment dates, but may be of any length and may vary in length over the term of an OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (a) the product of the Note's adjusted issue price at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (b) the amount of qualified stated interest allocable to such accrual period). The "adjusted issue price" of a Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such Note (other than payments of qualified stated interest).

     Notes may be redeemed prior to their stated maturity at the option of the Company. For purposes of computing the yield of such instruments, the Company will be deemed to exercise or not exercise its option to redeem the Notes in a manner that minimizes the yield on the Notes. In the event the Company were deemed to exercise its option to redeem, yield to maturity and all related OID computations would be made by treating the deemed redemption date as the maturity date of the Note and the amount payable on redemption as the principal amount of the Note. In that event, if the Note were in fact not redeemed on such date, appropriate adjustments would be made for purposes of future OID accruals. It is not anticipated that the Company's option to redeem the Notes prior to stated maturity will be treated as exercised.

     Redemption, Sale, Exchange or Retirement of the Notes. In general, a U.S. Holder will recognize gain or loss on the redemption, sale, exchange or retirement of the Notes equal to the difference between the amount realized on the redemption, sale, exchange or retirement (except to the extent such amount is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in the Note will be its cost to such U.S. Holder, increased by the amount of any OID previously included in the U.S. Holder's income and reduced by the amount of any cash payments on the Note other than payments of qualified stated interest. As a general rule (with the exception of, among other things, amounts attributable to accrued but unpaid interest), such gain or loss recognized on the redemption, sale, exchange or retirement of the Notes will be capital gain or loss. With respect to individuals, gain is subject to reduced rates of tax if the Note was held for more than twelve months and is subject to further reduced rates if the Note was held for more than eighteen months, in each case as of the date of redemption, sale, exchange or retirement.

     Applicable High-Yield Discount Obligations. The Notes will be treated as "applicable high-yield discount obligations" ("AHYDOs") for U.S. federal income tax purposes. An AHYDO is a debt instrument that has a yield-to-maturity, computed as of its issue date, that equals or exceeds the sum of (i) the "applicable federal rate" (the "AFR") in effect for the month in which the Notes are issued (for February 1998, the AFR is 5.84%, assuming semi-annual compounding) and (ii) 5.0%, and that bears "significant" OID (as determined under a formula prescribed in the Code). Because the Notes are AHYDOS, the Company will not be allowed to deduct OID accrued on the Notes until such time as the Company actually pays such OID.

     Moreover, to the extent that the yield to maturity on the Notes exceeds the sum of the AFR and 6.0% (such excess referred to herein as the "Disqualified Yield"), the deduction for OID accrued on the Notes would be permanently disallowed (regardless of whether the Company actually paid such OID) to the extent such OID is attributable to such Disqualified Yield ("Dividend-Equivalent Interest"). For purposes of the dividend-received deduction generally available to corporations, such Dividend-Equivalent Interest will be treated as a dividend to Holders to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits. U.S. Holders that are corporations should consult with their own tax advisors as to the applicability of the dividends received deduction.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest on a Note by the Company or any agent of the Company to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest (1) the Non-U.S. Holder does not actually or constructively own 10.0% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (2) the Non-U.S. Holder is not (x) a controlled foreign corporation that is related to the Company through stock ownership, or (y) a bank receiving interest described in
     Section 881(c)(3)(A) of the Code, and (3) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note on behalf of the beneficial owner certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by the financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a Note (other than any such gain in respect of accrued interest) unless (1) such holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, or (2) the gain is effectively connected with a U.S. trade or business of the holder, and if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the holder;

          (iii) a Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of such individual's death if, at the time of such death, (1) the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, and (2) the income on the Note would not have been effectively connected with the conduct of a trade or business by the individual in the United States; and

     If a Non-U.S. Holder is engaged in a trade or business in the United States, and interest on the Note or gain realized on the sale, exchange or other disposition of the Note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest or gain is generally attributable), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (i) (provided that such holder furnishes a properly executed Internal Revenue Service ("IRS") Form 4224 or successor form on or before any payment date to claim such exemption), may be subject to U.S. federal income tax on such interest or gain on a net basis in the same manner as if it were a U.S. Holder.

     In addition, a foreign corporation that is a Non-U.S. Holder of a Note may be subject to a branch profits tax equal to 30.0% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest on a Note or gain on the disposition of a Note will be included in earnings and profits if such interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

     Recently finalized Treasury regulations pertaining to U.S. federal withholding tax, generally effective for payments made after December 31, 1998 (the "Final Withholding Tax Regulations"), will provide alternative methods for satisfying the certification requirement described in paragraph (i)(3) above and will require a Non-U.S. Holder which provides an IRS Form 4224 or successor form (as discussed above) to also provide its U.S. taxpayer identification number. The Final Withholding Tax Regulations generally also will require, in the case of a Note held by a foreign partnership, that (x) the certification described in paragraph (i)(3) above be provided by the partners and (y) the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

     With respect to a Foreign Holder subject to U.S. federal income taxation under the circumstances described above in paragraph (ii), exchange of an Old Note for a New Note should not be subject to U.S. federal income tax.

     Non-U.S. Holders should consult with their tax advisors regarding U.S. and foreign tax consequences with respect to the Notes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to certain payments made in respect of a Note made to U.S. Holders other than certain exempt recipients (such as corporations). A 31.0% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. Holder fails to report in full all dividend and interest income and the IRS notifies the payor of such underreporting.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a United States person as set forth in paragraph (i) under "United States Federal Income Taxation of Foreign Holders," provided that neither the Company nor its agent has actual knowledge that the holder is a United States person. The Company or its agent may, however, report (on IRS Form 1042S) payments of interest on the Notes.

     Payment of the proceeds from the disposition of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50.0% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payments of the proceeds from a disposition of a Note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

     In general, the Final Withholding Tax Regulations do not significantly alter the current substantive backup withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. Under the Final Withholding Tax Regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. A holder of a Note should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the impact of the Final Withholding Tax Regulations on payments made with respect to Notes after December 31, 1998.

     Any amounts withheld under the backup withholding rules from a payment to a holder would be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a Prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
              , 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the New Notes, whether or not participating in this distribution, may be required to deliver a Prospectus.

     The Company will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Broker-Dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such New Notes. Any Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a Prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly, upon request and in no event more than five business days after such request, send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois.

                                    EXPERTS

     The consolidated balance sheets of the Company as of March 31, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the three months ended March 31, 1998 and for the period from inception (April 22, 1997) to December 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

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                                                              PAGE
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheet as of March 31, 1998 and December
  31, 1997..................................................  F-3
Consolidated Statement of Operations for the three months
  ended March 31, 1998 and the period from Inception (April
  22, 1997) through December 31, 1997.......................  F-4
Consolidated Statement of Stockholders' Deficit for the
  three months ended March 31, 1998 and the period from
  Inception (April 22, 1997) through December 31, 1997......  F-5
Consolidated Statement of Cash Flows for the three months
  ended March 31, 1998 and the period from Inception (April
  22, 1997) through December 31, 1997.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Allegiance Telecom, Inc.:

     We have audited the accompanying consolidated balance sheets of Allegiance Telecom, Inc. (a Delaware corporation) and subsidiaries (the "Company") as of March 31, 1998 and December 31, 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for the three months ended March 31, 1998, and for the period from inception (April 22, 1997) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Allegiance Telecom, Inc. and subsidiaries as of March 31, 1998 and December 31, 1997, and the results of their operations and their cash flows for the three months ended March 31, 1998, and for the period from inception to December 31, 1997, in conformity with generally accepted accounting principles.


                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
April 24, 1998

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                          ASSETS
                                                               MARCH 31,      DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $221,678,116    $  5,726,359
  Short-term investments....................................    35,916,586              --
  Accounts receivable.......................................       307,430           4,310
  Prepaid expenses and other current assets.................       396,460         245,152
                                                              ------------    ------------
          Total current assets..............................   258,298,592       5,975,821
PROPERTY AND EQUIPMENT:
  Property and equipment....................................    32,890,448      23,912,659
  Accumulated depreciation and amortization.................      (221,063)        (12,639)
                                                              ------------    ------------
          Property and equipment, net.......................    32,669,385      23,900,020
OTHER NON-CURRENT ASSETS:
  Deferred debt issuance costs (net of accumulated
     amortization of $100,793)..............................     9,034,603              --
  Other assets..............................................       225,112         171,173
                                                              ------------    ------------
          Total other non-current assets....................     9,259,715         171,173
                                                              ------------    ------------
          Total assets......................................  $300,227,692    $ 30,047,014
                                                              ============    ============
                          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,962,575    $  2,261,690
  Accrued liabilities and other.............................     3,651,842       1,668,010
  Deferred revenue..........................................        68,221              --
                                                              ------------    ------------
          Total current liabilities.........................     5,682,638       3,929,700
LONG-TERM DEBT..............................................   247,329,420              --
REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK:
  Redeemable cumulative convertible preferred stock -- $.01
     par value, 96,000 and 95,000 shares authorized,
     95,641.25 and 95,000 shares issued and outstanding at
     March 31, 1998, and December 31, 1997, respectively....    59,206,139      33,409,404
  Preferred stock subscriptions receivable..................      (275,000)             --
                                                              ------------    ------------
          Total redeemable cumulative convertible preferred
            stock...........................................    58,931,139      33,409,404
REDEEMABLE WARRANTS.........................................     8,257,542              --
COMMITMENTS AND CONTINGENCIES (see Notes 5 and 7)
STOCKHOLDERS' DEFICIT:
  Common stock -- $.01 par value, 102,524 and 100,001 shares authorized, 1 share issued and outstanding at March 31,
     1998, and December 31, 1997............................            --              --
  Additional paid-in capital................................    14,405,519       3,008,437
  Deferred compensation.....................................   (13,216,518)     (2,798,377)
  Accumulated deficit.......................................   (21,162,048)     (7,502,150)
                                                              ------------    ------------
          Total stockholders' deficit.......................   (19,973,047)     (7,292,090)
                                                              ------------    ------------
          Total liabilities and stockholders' deficit.......  $300,227,692    $ 30,047,014
                                                              ============    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                 PERIOD FROM
                                                                                  INCEPTION
                                                              THREE MONTHS    (APRIL 22, 1997),
                                                                 ENDED             THROUGH
                                                               MARCH 31,        DECEMBER 31,
                                                                  1998              1997
                                                              ------------    -----------------
REVENUES....................................................  $    202,925      $        403
OPERATING EXPENSES:
  Technical.................................................       234,831           151,269
  Selling...................................................       689,778            22,844
  General and administrative................................     4,990,253         3,613,028
  Depreciation and amortization.............................       208,424            12,639
                                                              ------------      ------------
          Total operating expenses..........................     6,123,286         3,799,780
                                                              ------------      ------------
          Loss from operations..............................    (5,920,361)       (3,799,377)
OTHER (EXPENSE) INCOME:
  Interest income...........................................     2,194,226           111,417
  Interest expense..........................................    (4,669,079)               --
                                                              ------------      ------------
          Total other (expense) income......................    (2,474,853)          111,417
                                                              ------------      ------------
NET LOSS....................................................    (8,395,214)       (3,687,960)
ACCRETION OF REDEEMABLE PREFERRED STOCK AND WARRANT
  VALUES....................................................    (5,264,684)       (3,814,190)
                                                              ------------      ------------
NET LOSS APPLICABLE TO COMMON STOCK.........................  $(13,659,898)     $ (7,502,150)
                                                              ============      ============
NET LOSS PER SHARE, basic and diluted.......................  $(13,659,898)     $ (7,502,150)
                                                              ============      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                       COMMON STOCK
                                    ------------------   ADDITIONAL
                                    NUMBER OF              PAID-IN       DEFERRED     ACCUMULATED
                                     SHARES     AMOUNT     CAPITAL     COMPENSATION     DEFICIT         TOTAL
                                    ---------   ------   -----------   ------------   ------------   ------------
BALANCE, April 22, 1997 (date of
  inception)......................     --        $ --    $        --   $         --   $         --   $         --
  Issuance of common stock at $100
     per share....................      1          --            100             --             --            100
  Accretion of redeemable
     preferred stock and warrant
     values.......................     --          --             --             --     (3,814,190)    (3,814,190)
  Deferred compensation...........     --          --      3,008,337     (3,008,337)            --             --
  Amortization of deferred
     compensation.................     --          --             --        209,960             --        209,960
  Net loss........................     --          --             --             --     (3,687,960)    (3,687,960)
                                       --        ----    -----------   ------------   ------------   ------------
BALANCE, December 31, 1997........      1          --      3,008,437     (2,798,377)    (7,502,150)    (7,292,090)
  Accretion of redeemable
     preferred stock and warrant
     values.......................     --          --             --             --     (5,264,684)    (5,264,684)
  Deferred compensation...........     --          --     11,397,082    (11,397,082)            --             --
  Amortization of deferred
     compensation.................     --          --             --        978,941             --        978,941
  Net loss........................     --          --             --             --     (8,395,214)    (8,395,214)
                                       --        ----    -----------   ------------   ------------   ------------
BALANCE, March 31, 1998...........      1        $ --    $14,405,519   $(13,216,518)  $(21,162,048)  $(19,973,047)
                                       ==        ====    ===========   ============   ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                PERIOD FROM
                                                                                 INCEPTION
                                                                                 (APRIL 22,
                                                              THREE MONTHS         1997),
                                                                 ENDED            THROUGH
                                                               MARCH 31,        DECEMBER 31,
                                                                  1998              1997
                                                              ------------    ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (8,395,214)     $ (3,687,960)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
     Depreciation and amortization..........................       208,424            12,639
     Accretion of senior discount notes.....................     4,568,286                --
     Amortization of deferred debt issuance costs...........       100,793                --
     Deferred compensation..................................       978,941           209,960
     Changes in assets and liabilities --
       Accounts receivable..................................      (303,120)           (4,310)
       Prepaid expenses and other current assets............      (151,308)         (245,152)
       Other assets.........................................       (53,939)         (171,173)
       Accounts payable.....................................        45,951           275,089
       Accrued liabilities and other........................       737,401         1,668,010
       Deferred revenue.....................................        68,221                --
                                                              ------------      ------------
          Net cash used in operating activities.............    (2,195,564)       (1,942,897)
                                                              ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (7,608,890)      (21,926,058)
  Short-term investments....................................   (35,916,586)               --
                                                              ------------      ------------
          Net cash used in investing activities.............   (43,525,476)      (21,926,058)
                                                              ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from senior discount notes.......................   242,293,600                --
  Proceeds from issuance of warrants........................     8,183,550                --
  Debt issuance costs.......................................    (9,135,396)               --
  Proceeds from issuance of redeemable preferred stock......        62,500         5,000,000
  Proceeds from redeemable capital contributions............    20,268,543        24,595,214
  Proceeds from issuance of common stock....................            --               100
                                                              ------------      ------------
          Net cash provided by financing activities.........   261,672,797        29,595,314
                                                              ------------      ------------
INCREASE IN CASH AND CASH EQUIVALENTS.......................   215,951,757         5,726,359
CASH AND CASH EQUIVALENTS, beginning of period..............     5,726,359                --
                                                              ------------      ------------
CASH AND CASH EQUIVALENTS, end of period....................  $221,678,116      $  5,726,359
                                                              ============      ============


  The accompanying notes are an integral part of these consolidated financial statements.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      MARCH 31, 1998 AND DECEMBER 31, 1997

1. GENERAL:

     Allegiance Telecom, Inc., a competitive local exchange carrier ("CLEC"), was incorporated on April 22, 1997, as a Delaware corporation for the purpose of providing voice, data, and Internet services to business, government, and other institutional users in major metropolitan areas across the United States. Allegiance Telecom, Inc. and its subsidiaries are referred to herein as the "Company." The consolidated financial statements of the Company include the accounts of Allegiance Telecom, Inc., Allegiance Telecom Service Corporation, Allegiance Telecom of California, Inc., Allegiance Telecom of Georgia, Inc., Allegiance Telecom of Illinois, Inc., Allegiance Telecom of New Jersey, Inc., Allegiance Telecom of New York, Inc., Allegiance Telecom of Texas, Inc., and Allegiance Telecom International, Inc. Each of these companies is a wholly owned subsidiary of Allegiance Telecom, Inc.

     The Company plans two phases of development, the first to offer services in 12 of the largest U.S. metropolitan areas and the second to offer services in 12 additional large metropolitan areas in the U.S. The Company is currently developing its networks in six markets: New York City, Dallas, Atlanta, Chicago, Los Angeles, and San Francisco. During December 1997, the Company began providing service in Dallas. Initial facilities-based service for the New York City market began in the first quarter of 1998. Initial facilities-based services for the Dallas and Atlanta markets are scheduled to begin in the second quarter of 1998, for the Chicago and Los Angeles markets in the third quarter of 1998, and for the San Francisco and Boston markets in the fourth quarter of 1998. The Company is planning to begin services in an additional six markets in the second half of 1998 and early 1999. The build-out of the second phase will be dependent upon the Company obtaining additional financing.

     Until December 16, 1997, the Company was in the development stage. Since its inception on April 22, 1997, the Company's principal activities have included developing its business plans, procuring governmental authorizations, raising capital, hiring management and other key personnel, working on the design and development of its local exchange telephone networks and operations support systems ("OSS"), acquiring equipment and facilities and negotiating interconnection agreements. Accordingly, the Company has incurred operating losses and operating cash flow deficits.

     The Company's success will be affected by the problems, expenses, and delays encountered in connection with the formation of any new business, and the competitive environment in which the Company intends to operate. The Company's performance will further be affected by its ability to assess potential markets, secure financing or raise additional capital, implement expanded interconnection and collocation with incumbent local exchange carrier ("ILEC") facilities, lease adequate trunking capacity from ILECs or other CLECs, purchase and install switches in additional markets, implement efficient OSS and other back office systems, develop a sufficient customer base, and attract, retain, and motivate qualified personnel. The Company's networks and the provisions of telecommunications services are subject to significant regulation at the federal, state, and local levels. Delays in receiving required regulatory approvals or the enactment of new adverse regulation or regulatory requirements may have a material adverse effect upon the Company. Although management believes that the Company will be able to successfully mitigate these risks, there is no assurance that the Company will be able to do so or that the Company will ever operate profitably.

     Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that obtaining a sufficient customer base will take a number of years, and positive cash flows from operations are not expected in the near future.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CONSOLIDATION

     The accompanying financial statements include the accounts of Allegiance Telecom, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company includes as cash and cash equivalents, cash, marketable securities and commercial paper with original maturities of three months or less.

SHORT-TERM INVESTMENTS

     Short-term investments consist primarily of commercial paper with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value, which approximates fair value, due to the short period of time to maturity.

ACCOUNTS RECEIVABLE

     Accounts receivable consists of end user receivables, interest receivable, and at December 31, 1997, a receivable from an employee.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of prepaid rent, prepaid insurance, and refundable deposits. Prepayments are expensed on a straight-line basis over the life of the underlying agreements.

PROPERTY AND EQUIPMENT

     Property and equipment includes switches, office equipment, furniture and fixtures, and construction-in-progress of switches and leasehold improvements. These assets are stated at cost, which includes direct costs and interest expense capitalized and are depreciated once placed in service using the straight-line method. Interest expense for the three months ended March 31, 1998 was $5,136,613 before the capitalization of $467,534 of interest expense related to construction-in-progress. The estimated useful lives of office equipment, furniture and fixtures, leasehold improvements and switches are two, five, and seven years, respectively. Repair and maintenance costs are expensed as incurred. Property and equipment at March 31, 1998, and December 31, 1997, consisted of the following:

                                                             MARCH 31,     DECEMBER 31,
                                                               1998            1997
                                                            -----------    ------------
Construction-in-progress switches.........................  $10,774,433    $19,989,924
Construction-in-progress leasehold improvements...........      521,546      2,458,728
Construction-in-progress office equipment.................    3,272,779      1,186,457
Switches..................................................   13,835,717             --
Leasehold improvements....................................    3,696,150         37,466
Office equipment..........................................      583,560         89,855
Furniture and fixtures....................................      206,263        150,229
Less: Accumulated depreciation............................     (221,063)       (12,639)
                                                            -----------    -----------
Property and equipment, net...............................  $32,669,385    $23,900,020
                                                            ===========    ===========

     In October 1997, the Company acquired digital switches in New York City and Atlanta and certain furniture and fixtures from US ONE Communications for an aggregate purchase price of approximately

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

$19.3 million. Operating and application software costs for both network and administration systems are capitalized and amortized over the estimated life of the system, which approximates five years.

REVENUE RECOGNITION

     Revenue is recognized in the month in which the service is provided. All expenses related to services provided are recognized as incurred. Deferred revenue represents advance billings for services not yet performed. Such revenue is deferred and recognized in the month in which the service is provided.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

EARNINGS PER SHARE

     The net loss per share amount reflected on the statement of operations is based upon the weighted average number of common shares outstanding of one share. The preferred shares, warrants and options were not included in the net loss per share calculation as the effect from the conversion would be antidilutive (see Note 3). The net loss applicable to common stock at March 31, 1998, and December 31, 1997, includes the accretion of redeemable preferred stock and warrant values of $5,264,684 and $3,814,190, respectively.


COMPREHENSIVE INCOME



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes reporting and disclosure requirements for comprehensive income and its components within the Financial Statements. The Company's comprehensive income components were immaterial as of March 31, 1998 and the Company had no comprehensive income components as of December 31, 1997; therefore, comprehensive income is the same as net income for both periods.


RECLASSIFICATIONS

     Certain amounts in the prior period's consolidated financial statements have been reclassified to conform with the current period presentation.

3. CAPITALIZATION:

STOCK PURCHASE AGREEMENT AND SECURITY HOLDERS AGREEMENT

     On August 13, 1997, the Company entered into a stock purchase agreement with Allegiance Telecom, L.L.C. ("Allegiance LLC") (see Note 6). Allegiance LLC purchased 95,000 shares of 12% redeemable cumulative convertible Preferred Stock par value $.01 per share ("Initial Closing") and agreed to make additional contributions as necessary to fund expansion into new markets ("Subsequent Closings"). In order to obtain funds through Subsequent Closings, the Company must submit a proposal to Allegiance LLC detailing the funds necessary to build out the Company's business in a new market. Allegiance LLC is not required to make any contributions until the proposal has been approved by Allegiance LLC. The maximum commitment of Allegiance LLC is $100 million and no capital contributions are required to be made after the Company consummates an initial public offering of its stock (see Note 10). As of March 31, 1998, and December 31, 1997, Allegiance LLC has contributed a total of $49.9 million and $29.6 million, respectively. At any time and from time to time after August 13, 2004, but not after the consummation of a public offering

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(see Note 10) or sale of the Company, each security holder in Allegiance LLC shall have the right to require Allegiance LLC to repurchase all of the outstanding securities held by such security holder at the greater of the original cost for such security and the fair market value as defined in the security holders agreement. The original cost shall be equal to the contributions made to Allegiance LLC together with interest thereon at 12% per annum. Twenty-three days after the issuance of a Repurchase Notice (as defined in the Securityholders Agreement), the security holders may have the fair value of their securities determined. Fair market value is defined as the amount agreed to be the fair market value by the LLC, the majority of the Fund Investors, and the majority of the Management Investors. If mutual agreement cannot be reached, fair market value for (a) publicly traded securities generally means the average of the closing prices of such securities for the 21 day period after the filing of the Repurchase Notice and (b) non-publicly traded securities, a valuation determined by an appraisal mechanism. In the event the repurchase provisions are exercised, the Company has agreed, at the request and direction of Allegiance LLC, to take any and all actions necessary, including declaring and paying dividends and repurchasing preferred or common stock to enable Allegiance LLC to satisfy its repurchase obligations. Accordingly, as required by SEC accounting standards the Company is recognizing the accretion of the value of the Preferred Stock to reflect management's estimate of the potential future fair market value of the Preferred Stock payable in the event the repurchase provisions are exercised. Amounts are accreted using the interest rate method assuming the preferred stock is redeemed at its estimated potential future fair market value of the common equity of the Company in August 2004. The accretion is recorded each period as an increase in the balance of redeemable preferred stock outstanding and a non-cash increase in the net loss applicable to common share holders. In the event of an initial public offering of the common stock of the Company before August 2004, the redemption provision terminates. At such time, the preferred securities would convert to common stock and the amounts accreted would be reversed and recognized as a reduction in the loss applicable to the common stockholders in measuring the results of operations of the Company.


REDEEMABLE CUMULATIVE CONVERTIBLE PREFERRED STOCK


     As of March 31, 1998, and December 31, 1997, the Company had authorized 96,000 and 95,000 shares, respectively of 12% redeemable cumulative convertible Preferred Stock ("Preferred Stock"), par value $.01 per share. Each share is convertible into shares of the Company's common stock with a par value of $.01 per share (the "Common Stock"). Each share of Preferred Stock is currently convertible into Common Stock on a 1:1 basis, subject to certain antidilution provisions. No dividends were declared in 1998 or in 1997. As of March 31, 1998, and December 31, 1997, the Company had recorded accretion in the value of the Preferred Stock of $5,190,692 and $3,814,190 using the effective interest method, to reflect the value of the Preferred Stock, based upon management's estimate of the fair market value, at the balance sheet dates.


     On August 13, 1997, as a result of the Initial Closing, 95,000 shares of Preferred Stock were issued at a per share price of $52.63, for an aggregate price of $5 million.

     Capital contributed in the Subsequent Closings occurring in October 1997 and January 1998, and other capital contributions totaled approximately $45.2 million.

     On February 25, 1998, the Company issued 522.50 shares of Preferred Stock. The Preferred Stock was issued at a per share price of $526.32, for an aggregate price of $275,000 which is recorded as a subscription receivable on the balance sheet.

     On March 13, 1998, the Company issued 118.75 shares of Preferred Stock. The Preferred Stock was issued at a per share price of $526.32, for an aggregate price of $62,500.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

COMMON STOCK

     As of December 31, 1997, the Company had authorized 100,001 shares of $.01 par value Common Stock. One share was issued and outstanding at March 31, 1998, and December 31, 1997. In February 1998, the Company increased the number of authorized shares of Common Stock to 102,524 shares. Of the authorized but unissued Common Stock, 96,000 shares are reserved for issuance upon conversion of Preferred Stock, 5,000 shares are reserved for issuance upon exercise of stock options issued under the Stock Option Plan (see Note 9) and 1,523 shares are reserved for issuance, sale, and delivery upon the exercise of warrants (see
Note 4).

4. LONG-TERM DEBT:

     On February 3, 1998, the Company raised gross proceeds of approximately $250.5 million in an offering of 445,000 Units (the "Unit Offering"), each of which consists of one 11 3/4% Senior Discount Note due 2008 of the Company (the "11 3/4% Notes") and one warrant to purchase .0034224719 shares of Common Stock (the "Redeemable Warrants") at an exercise price of $.01 per share, subject to certain antidilution provisions. Of the gross proceeds, $242.3 million was allocated to the initial accreted value of the 11 3/4% Notes and $8.2 million was allocated to the Redeemable Warrants. The Redeemable Warrants are separately transferable and are exercisable at any time beginning February 3, 1999, through their expiration on February 3, 2008. The Redeemable Warrants will also become exercisable in connection with a public equity offering. The 11 3/4% Notes have a principal amount at maturity of $445.0 million and an effective interest rate of 12.45%. The 11 3/4% Notes mature on February 15, 2008. From and after February 15, 2003, interest on the 11 3/4% Notes will be payable semi-annually in cash at the rate of 11 3/4% per annum.


     The fair market value of the Redeemable Warrants was determined based upon estimates of the fair value of the Common Stock the Redeemable Warrants could be used to acquire and the achievement of an effective interest rate on the 11 3/4% Notes of 12.45% required to sell the Units. The fair market value of the Redeemable Warrants was also corroborated using the Black-Scholes valuation model.



     The Company must make an offer to purchase the Redeemable Warrants for cash at the Relevant Value upon the occurrence of a Repurchase Event. A Repurchase Event is defined to occur when (i) the Company consolidates with or merges into another person if the Common Stock thereafter issuable upon exercise of the Redeemable Warrants is not registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) the Company sells all or substantially all of its assets to another person, if the Common Stock thereafter issuable upon the exercise of the Redeemable Warrants is not registered under the Exchange Act, unless the consideration for such a transaction is cash. The Relevant Value is defined to be the fair market value of the Common Stock as determined by the trading value of the securities if publicly traded or at an estimated fair market value without giving effect to any discount for lack of liquidity, lack of registered securities, or the fact that the securities represent a minority of the total shares outstanding. As required by SEC accounting standards the Company is recognizing the potential future redemption value of the Redeemable Warrants by recording accretion of the Redeemable Warrant to its estimated fair market value at February 3, 2008 using the effective interest method. In the event the Redeemable Warrant is exercised and used to purchase the common stock of the Company or expires, the redemption provisions terminate and amounts accreted would be reversed as a reduction of the losses applicable to common stockholders in measuring results of operations of the Company. Accretion recorded in the first quarter of 1998 was $73,992.


     The 11 3/4% Notes are redeemable by the Company, in whole or in part, anytime on or after February 15, 2003, at 105.875% of their principal amount at maturity, plus accrued and unpaid interest, declining to 100% of their principal amount at maturity, plus accrued and unpaid interest on and after February 15, 2006. In addition, at any time prior to February 15, 2001, the Company may, at its option, redeem up to 35% of the principal amount at maturity of the 11 3/4% Notes in connection with a public equity offering at 111.750% of the

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES accreted value on the redemption date; provided that at least $289.3 million aggregate principal amount at maturity of the 11 3/4% Notes remains outstanding after such redemption.

     The 11 3/4% Notes carry certain restrictive covenants that, among other things, limit the ability of the Company to incur indebtedness, pay dividends, issue or sell capital stock, create liens, sell assets, and enter into transactions with any holder of 5% or more of any class of capital stock of the Company or any of its affiliates. The Company was in compliance with all such restrictive covenants at March 31, 1998.

5. LEGAL MATTERS:

     On August 29, 1997, WorldCom, Inc. ("WorldCom") sued the Company and two individual employees. In its complaint, WorldCom alleges that these employees violated certain noncompete and nonsolicitation agreements by accepting employment with the Company and by soliciting then current WorldCom employees to leave WorldCom's employment and join the Company. In addition, WorldCom claims that the Company tortiously interfered with WorldCom's relationships with its employees, and that the Company's behavior constituted unfair competition. WorldCom seeks injunctive relief and damages, although it has filed no motion for a temporary restraining order or preliminary injunction. The Company denies all claims and will vigorously defend itself. The Company does not expect the ultimate outcome to have a material adverse effect on the results of operations or financial condition of the Company and an estimate of possible loss cannot be made at this time.

     On October 7, 1997, the Company filed a counterclaim against WorldCom for, among other things, attempted monopolization of the "one stop shopping" telecommunications market, abuse of process, and unfair competition. WorldCom did not move to dismiss the attempted monopolization claim, but has moved to dismiss the abuse of process and unfair competition claims. On March 4, 1998, the court dismissed the claim for unfair competition.

6. RELATED PARTIES:

     The Company is a majority owned subsidiary of Allegiance LLC. As of March 31, 1998, and December 31, 1997, Allegiance LLC has made aggregate capital contributions to the Company of approximately $49.9 million and $29.6 million, respectively. Allegiance LLC may continue to make additional capital contributions to the Company as discussed in Note 3 to these financial statements, but no such contributions will be required after the Company consummates an initial public offering of its stock. Certain investors in Allegiance LLC are also employees of the Company. Upon an initial public offering by the Company, a sale of the Company or liquidation or dissolution of the Company, Allegiance LLC will dissolve and its assets (which are expected to consist almost entirely of capital stock of the Company) will be distributed to the institutional investors and employee investors of Allegiance LLC in accordance with an allocation formula calculated immediately prior to such dissolution. The Company will account for any increase in the allocation of assets to the employee investors in Allegiance LLC in accordance with generally accepted accounting principles and SEC regulations in effect at the time of such increase, and this will result in a charge to the Company's earnings (see Note
10).


     As the estimated fair market value of the Company has exceeded the price at which units of Allegiance LLC have been sold to management employees since the foundation of the Company, the Company has recognized deferred compensation of $9,436,950 and $977,632 at March 31, 1998 and December 31, 1997, respectively, of which $650,911 and $40,735 has been amortized to expense at March 31, 1998 and December 31, 1997, respectively. The deferred compensation charge is amortized based upon the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the management employee's employment with the Company is terminated which expires over a four year period from the date of issuance. During 1998 and 1997, the Company paid all

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES organizational and legal fees of Allegiance LLC, the amount of which was not material. No amounts are due from Allegiance LLC at March 31, 1998, or December 31, 1997.

     In connection with the Unit Offering (see Note 4), the Company incurred approximately $4.4 million in fees to an affiliate of an investor in Allegiance LLC.

7. COMMITMENTS AND CONTINGENCIES:

     The Company has entered into various operating lease agreements, with expirations through 2007, for office space and equipment. Future minimum lease obligations related to the Company's operating leases as of March 31, 1998 are as follows:

1998.............................................  $1,199,679
1999.............................................   1,588,907
2000.............................................   1,597,751
2001.............................................   1,160,961
2002.............................................   1,119,128
Thereafter.......................................   4,743,351

     Total rent expense for the three months ended March 31, 1998, was $331,862 and for the period from inception (April 22, 1997), to December 31, 1997, was $212,053.

     In October 1997, the Company entered into a five-year general agreement with Lucent Technologies, Inc. ("Lucent") establishing terms and conditions for the purchase of Lucent products, services, and licensed materials. This agreement includes a three-year exclusivity commitment for the purchase of products and services related to new switches. The agreement contains no minimum purchase requirements.

8. FEDERAL INCOME TAXES:


     The Company accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in the Company's financial statements. The Company had approximately $2,916,156 and $460,475 of net operating loss carryforwards for federal income tax purposes at March 31, 1998 and December 31, 1997, respectively. The net operating loss carryforwards will expire in the years 2012 and 2013 if not previously utilized. The Company has recorded a valuation allowance equal to the net deferred tax assets at March 31, 1998, and December 31, 1997, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future provisions for income tax expense.


     The Company's deferred tax assets and the changes in those assets are:


                                               DECEMBER 31,                  MARCH 31,
                                                   1997         CHANGE         1998
                                               ------------    ---------    -----------
Start-up costs capitalized for tax
  purposes...................................  $ 1,025,959     $ (59,848)   $   966,111
Net operating loss carryforwards.............      156,562       834,932        991,494
Valuation allowance..........................   (1,182,520)     (775,084)    (1,957,605)
                                               -----------     ---------    -----------
                                               $        --     $      --    $        --
                                               ===========     =========    ===========


     Amortization of the original issue discount on the Notes as interest expense is not deductible in the income tax return until paid.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

     Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes.

9. STOCK OPTION PLAN:

     The Company has a stock option plan (the "Plan") under which it grants options to purchase Common Stock. The options granted have a term of six years and vest over a three-year period. As of March 31, 1998, and December 31, 1997, 5,000 shares of Common Stock are reserved for issuance under the Plan.

     The Company applies the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the related interpretations in accounting for the Plan. Had compensation cost for the Plan been determined based on the fair value of the options as of the grant dates for awards under the Plan consistent with the method prescribed in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), the Company's net loss would have increased to the pro forma amount indicated below. The Company estimated the fair value of each option grant using the minimum value method permitted by SFAS No. 123 for entities not publicly traded. The Company utilized the following assumptions in the calculations for March 31, 1998, and December 31, 1997: weighted average risk-free interest rates of 5.88% and 6.06%, respectively, expected life of six years, and no dividends being paid over the life of the options.


                                                             MARCH 31,     DECEMBER 31,
                                                                1998           1997
                                                             ----------    ------------
Net loss -- As reported....................................  $8,395,214     $3,687,960
Net loss -- Pro forma......................................  $8,409,836     $3,698,012


     A summary of the status of the Plan as of March 31, 1998, and December 31, 1997, is presented in the table below:


                                              MARCH 31, 1998             DECEMBER 31, 1997
                                        --------------------------   --------------------------
                                                  WEIGHTED AVERAGE             WEIGHTED AVERAGE
                                        SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
                                        -------   ----------------   -------   ----------------
Outstanding, beginning of period......      444      $1,052.63            --      $      --
Granted...............................      314       1,052.63           444       1,052.63
Exercised.............................       --             --            --             --
Forfeited.............................     (131)      1,052.63            --             --
                                        -------                      -------
Outstanding, end of period............      627      $1,052.63           444      $1,052.63
                                        =======                      =======
Options exercisable at period-end.....       --                           --
                                        =======                      =======
Weighted average fair value of options
  granted.............................  $314.25                      $320.85
                                        =======                      =======



     As of March 31, 1998, the 627 options outstanding under the Plan have an exercise price of $1,052.63 and a weighted average remaining contractual life of
5.6 years. As of December 31, 1997, the 444 options outstanding have an exercise price of $1,052.63 and a weighted average remaining contractual life of 5.8 years.



     As the estimated fair market value of the Company stock exceeded the exercise price of the options granted, the Company has recognized deferred compensation of $2,559,281 and $2,030,705 at March 31, 1998, and December 31, 1997, of which $328,030 and $169,225 has been amortized to expense at March 31, 1998 and December 31, 1997, respectively, over the vesting period of the options. As of March 31, 1998, the Company has reversed $599,149 of deferred compensation related to options forfeited.

                   ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

10. SUBSEQUENT EVENTS:

CAPITAL LEASE

     The Company is currently negotiating a capital lease agreement for three, four-fiber rings at an expected total cost of $3,485,000 for a term of ten years with a renewal term of ten years.

PUBLIC STOCK AND NOTE OFFERINGS

     The Company will seek to raise approximately $200 million of gross proceeds in an initial public offering of Common Stock (the "Equity Offering") and an additional $200 million of gross proceeds in an offering of Senior Discount Notes due 2008 (the "Debt Offering").


     The Fund Investors and Management Investors currently own 95.0% and 5.0%, respectively, of the ownership interests of Allegiance LLC, an entity that owns substantially all of the Company's outstanding capital stock. If the Equity Offering is consummated, Allegiance LLC will dissolve and its assets (which consist almost entirely of such capital stock) will be distributed to the Fund Investors and the Management Investors in accordance with the LLC Agreement. The LLC Agreement provides that the Equity Allocation between the Fund Investors and the Management Investors will range between 95.0%/5.0% and 66.7%/33.3% based upon the valuation of the Company's Common Stock implied by the Equity Offering. Based upon the current valuation of the Company's Common Stock implied by the Equity Offering, the Equity Allocation will be 66.7% to the Fund Investors and 33.3% to the Management Investors. Under generally accepted accounting principles, upon the consummation of the Equity Offering, the Company will be required to record the increase (based upon the valuation of the Common Stock implied by the Equity Offering) in the assets of Allegiance LLC allocated to the Management Investors as an increase in additional paid-in capital, a portion of which will be recorded as a non-cash, non-recurring charge to operating expense and a portion of which will be recorded as a deferred management ownership allocation charge. The deferred charge will be amortized over 1998, 1999, and 2000, which is based upon the period over which the Company has the right to repurchase the securities (at the lower of fair market value or the price paid by the employee) in the event the managements employee's employment with the Company is terminated. The right to repurchase the securities expires over a three year period after the completion of the Equity Offering.



     In connection with the consummation of the Equity Offering, the outstanding shares of Preferred Stock will be converted to Common Stock and the obligation of Allegiance LLC to make additional capital contributions to the Company (and the obligation of the members of Allegiance LLC to make capital contributions to
it) will terminate. Upon such conversion of the Preferred Stock, the obligation of the Company to redeem the Preferred Stock also terminates and, therefore, the value of the Preferred Stock accreted to the date of the Equity Offering will be reversed as a credit to income and retained deficit.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................     i
Prospectus Summary...................     1
Risk Factors.........................    11
Use of Proceeds......................    26
Dividend Policy......................    27
Capitalization.......................    28
Selected Financial Data..............    29
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    31
Business.............................    37
Management...........................    56
Certain Relationships and Related
  Transactions.......................    65
Security Ownership of Certain
  Beneficial Owners and Management...    68
Description of Certain
  Indebtedness.......................    69
The Exchange Offer...................    70
Description of the Notes.............    78
Description of the Warrants..........   104
Description of Capital Stock.........   108
Certain United States Federal Tax
  Considerations.....................   110
Plan of Distribution.................   114
Legal Matters........................   114
Experts..............................   114
Index to Consolidated Financial
  Statements.........................   F-1


======================================================
======================================================

                                  $445,000,000

                            ALLEGIANCE TELECOM, INC.
                     OFFER TO EXCHANGE ITS SERIES B 11 3/4%
                     SENIOR DISCOUNT NOTES DUE 2008 FOR ANY
                   AND ALL OF ITS OUTSTANDING 11 3/4% SENIOR
                            DISCOUNT NOTES DUE 2008
                               -----------------

                                   PROSPECTUS
                               -----------------
                                            , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  General Corporation Law

     The Company is incorporated under the laws of the State of Delaware.
Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Certificate of Incorporation

     The Company's Certificate of Incorporation and By-laws provides for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.


     All of the Company's directors and officers are covered by insurance policies maintained by it against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS.


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1            Restated Certificate of Incorporation of Allegiance Telecom,
                         Inc.*
          3.2            By-Laws of Allegiance Telecom, Inc.*

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          4.1            Purchase Agreement, dated as of January 29, 1998 by and
                         among the Company and Morgan Stanley & Co. Incorporated,
                         Salomon Brothers Inc, Bear, Stearns & Co. Inc. and
                         Donaldson, Lufkin & Jenrette Securities Corporation.*+
          4.2            Indenture, dated as of February 3, 1998, by and among the
                         Company and The Bank of New York, as trustee.*
          4.3            Form of 11 3/4% Senior Discount Notes.*
          4.4            Registration Rights Agreement, dated as of February 3, 1998, by and among the Company and Morgan Stanley & Co.
                         Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc.
                         and Donaldson, Lufkin & Jenrette Securities Corporation, as
                         Initial Purchasers.*
          5.1            Opinion of Kirkland & Ellis.*
         10.1            Stock Purchase Agreement, dated August 13, 1997, between
                         Allegiance LLC and the Company.*
         10.2            Securityholders Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Fund Investors, the Management Investors
                         and the Company.*
         10.3            Registration Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and the Company.*
         10.4            Allegiance Telecom, Inc. 1997 Nonqualified Stock Option
                         Plan.*
         10.5            Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Royce J. Holland.*
         10.6            Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Thomas M. Lord.*
         10.7            Executive Purchase Agreement, dated January 28, 1998, among
                         Allegiance LLC, the Company and C. Daniel Yost.*
         10.8            Form of Executive Purchase Agreement among Allegiance LLC, the Company and each of the other Management Investors.*
         10.9            Warrant Agreement, dated February 3, 1998, by and among the
                         Company and The Bank of New York, as Warrant Agent
                         (including the form of the Warrant Certificate).*
         10.10           General Agreement dated October 16, 1997, as amended,
                         between the Company and Lucent Technologies Inc.*
         10.11           Warrant Registration Rights Agreement, dated as of January
                         29, 1998, by and among the Company and Morgan Stanley & Co.
                         Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc.
                         and Donaldson, Lufkin & Jenrette Securities Corporation, as
                         Initial Purchasers.
         12.1            Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.**
         21.1            Subsidiaries of the Company.**
         23.1            Consent of Arthur Andersen, LLP.
         23.2            Consent of Kirkland & Ellis (included in Exhibit 5.1).*
         24.1            Powers of Attorney (included in Part II to the Registration
                         Statement).*
         25.1            Statement of Eligibility of Trustee on Form T-1.*
         27.1            Financial Data Schedule for the three months ended March 31,
                         1998.**
         27.2            Financial Data Schedule for the period from inception (April
                         22, 1997) through December 31, 1997.**
         99.1            Form of Letter of Transmittal.*
         99.2            Form of Notice of Guaranteed Delivery.*
         99.3            Form of Tender Instructions.*

---------------

 * Previously filed


** Supercedes exhibit previously filed


 + The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to such exhibit to the Commission upon request.

     (b) FINANCIAL STATEMENT SCHEDULES.

          All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 22. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bonafide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 21, 1998.


                                            ALLEGIANCE TELECOM, INC.

                                            By:    /s/ ROYCE J. HOLLAND
                                              ----------------------------------
                                                       Royce J. Holland
                                                   Chief Executive Officer

                                      ****


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed on May 21, 1998, by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                    CAPACITY
                      ---------                                    --------

                /s/ ROYCE J. HOLLAND                   Chairman of the Board and Chief
-----------------------------------------------------    Executive Officer (Principal
                  Royce J. Holland                       Executive Officer)

                          *                            President, Chief Operating
-----------------------------------------------------    Officer and Director
                   C. Daniel Yost

                          *                            Executive Vice President, Chief
-----------------------------------------------------    Financial Officer, and
                   Thomas M. Lord                        Director (Principal Financial
                                                         Officer)

                /s/ DENNIS M. MAUNDER                  Vice President and Controller
-----------------------------------------------------    (Principal Accounting Officer)
                  Dennis M. Maunder

                          *                            Senior Vice President of Sales
-----------------------------------------------------    and Marketing and Director
                  John J. Callahan

                          *                            Director
-----------------------------------------------------
                   Paul D. Carbery

                          *                            Director
-----------------------------------------------------
               James E. Crawford, III

                          *                            Director
-----------------------------------------------------
                 John B. Ehrenkranz

                          *                            Director
-----------------------------------------------------
                  Paul J. Finnegan

                          *                            Director
-----------------------------------------------------
                 Richard D. Frisbie

                      SIGNATURE                                    CAPACITY
                      ---------                                    --------

                                                       Director
-----------------------------------------------------
                    Reed E. Hundt

                          *                            Director
-----------------------------------------------------
                  Robert H. Niehaus

                          *                            Director
-----------------------------------------------------
                 James N. Perry, Jr.

---------------


* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on behalf of the above named officers and directors of Allegiance Telecom, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.



                /s/ DENNIS M. MAUNDER                  Attorney-in-Fact
-----------------------------------------------------
                  Dennis M. Maunder

                               INDEX TO EXHIBITS


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          3.1            Restated Certificate of Incorporation of Allegiance Telecom,
                         Inc.*
          3.2            By-Laws of Allegiance Telecom, Inc.*
          4.1            Purchase Agreement, dated as of January 29, 1998 by and
                         among the Company and Morgan Stanley & Co. Incorporated,
                         Salomon Brothers Inc, Bear, Stearns & Co. Inc. and
                         Donaldson, Lufkin & Jenrette Securities Corporation.*+
          4.2            Indenture, dated as of February 3, 1998, by and among the
                         Company and The Bank of New York, as trustee.*
          4.3            Form of 11 3/4% Senior Discount Notes.*
          4.4            Registration Rights Agreement, dated as of February 3, 1998, by and among the Company and Morgan Stanley & Co.
                         Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc.
                         and Donaldson, Lufkin & Jenrette Securities Corporation, as
                         Initial Purchasers.*
          5.1            Opinion of Kirkland & Ellis.*
         10.1            Stock Purchase Agreement, dated August 13, 1997, between
                         Allegiance LLC and the Company.*
         10.2            Securityholders Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Fund Investors, the Management Investors
                         and the Company.*
         10.3            Registration Agreement, dated August 13, 1997, among the
                         Fund Investors, the Management Investors and the Company.*
         10.4            Allegiance Telecom, Inc. 1997 Nonqualified Stock Option
                         Plan.*
         10.5            Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Royce J. Holland.*
         10.6            Executive Purchase Agreement, dated August 13, 1997, among
                         Allegiance LLC, the Company and Thomas M. Lord.*
         10.7            Executive Purchase Agreement, dated January 28, 1998, among
                         Allegiance LLC, the Company and C. Daniel Yost.*
         10.8            Form of Executive Purchase Agreement among Allegiance LLC, the Company and each of the other Management Investors.*
         10.9            Warrant Agreement, dated February 3, 1998, by and among the
                         Company and The Bank of New York, as Warrant Agent
                         (including the form of the Warrant Certificate).*
         10.10           General Agreement, dated October 16, 1997, as amended,
                         between the Company and Lucent Technologies Inc.*
         10.11           Warrant Registration Rights Agreement, dated as of January
                         29, 1998, by and among the Company and Morgan Stanley & Co.
                         Incorporated, Salomon Brothers Inc, Bear, Stearns & Co. Inc.
                         and Donaldson, Lufkin & Jenrette Securities Corporation, as
                         Initial Purchasers.
         12.1            Statement Regarding Computation of Ratios of Earnings (Loss)
                         to Fixed Charges.**
         21.1            Subsidiaries of the Company.**
         23.1            Consent of Arthur Andersen, LLP.
         23.2            Consent of Kirkland & Ellis (included in Exhibit 5.1).*
         24.1            Powers of Attorney (included in Part II to the Registration
                         Statement).*
         25.1            Statement of Eligibility of Trustee on Form T-1.*

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         27.1            Financial Data Schedule for the three months ended March 31,
                         1998.**
         27.2            Financial Data Schedule for the period from inception (April
                         22, 1997) through December 31, 1997.**
         99.1            Form of Letter of Transmittal.*
         99.2            Form of Notice of Guaranteed Delivery.*
         99.3            Form of Tender Instructions.*


---------------

 * Previously filed


** Supercedes exhibit previously filed


 + The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to such exhibit to the Commission upon request.